EXECUTION VERSION

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of July 2, 2019

by and among

JUS-COM, INC.,
as a Person composing Borrower,

FTE NETWORKS, INC.,
as a Person composing Borrower,

BENCHMARK BUILDERS, INC.,
as a Person composing Borrower,

THE OTHER PERSONS PARTY HERETO THAT ARE
DESIGNATED AS CREDIT PARTIES,

LATERAL JUSCOM FEEDER LLC,
as the Administrative Agent,

and

THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO,
as Lenders

Article IV - AFFIRMATIVE COVENANTS		21
4.1	Financial Statements	21
4.2	Certificates; Other Information	22
4.3	Notices	23
4.4	Preservation of Corporate Existence, Etc	25
4.5	Maintenance of Property	25
4.6	Insurance	26
4.7	Payment of Obligations	26
4.8	Compliance with Laws	27
4.9	Inspection of Property and Books and Records	27
4.10	Use of Proceeds	27
4.11	Cash Management Systems	28
4.12	Further Assurances	28
4.13	Environmental Matters	29
4.14	Post-Closing Milestones	30
4.15	Material Contracts	30
4.16	Information Rights	30
4.17	Board Observer Rights	30
4.18	Board of Directors	31
4.19	FP&A Analyst	31
4.20	[reserved]	31
4.21	Read-Only Account Access	31

Article V - NEGATIVE COVENANTS		31
5.1	Limitation on Liens	31
5.2	Disposition of Assets	33
5.3	Consolidations and Mergers	34
5.4	Loans and Investments	34
5.5	Limitation on Indebtedness	36
5.6	Transactions with Affiliates	36
5.7	Management Fees and Compensation	37
5.8	Use of Proceeds	37
5.9	Contingent Obligations	37

5.10	Compliance with ERISA	38
5.11	Restricted Payments	38
5.12	Change in Business	39
5.13	Amendments to Organizational Documents and Material Contracts; Optional Prepayments of Indebtedness	40
5.14	Changes in Accounting, Name and Jurisdiction of Organization	40
5.15	No Negative Pledges	40
5.16	OFAC; Patriot Act	41
5.17	Sale-Leasebacks	41
5.18	Hazardous Materials	41

Article VI - FINANCIAL COVENANTS		41
6.1	Consolidated EBITDA	41
6.2	Consolidated Leverage Ratio	42
6.3	Qualified Cash	42
6.4	Expenses	42
6.5	Benchmark Backlog	42

Article VII - EVENTS OF DEFAULT		43
7.1	Event of Default	43
7.2	Remedies	45
7.3	Rights Not Exclusive	45

Article VIII - THE ADMINISTRATIVE AGENT		46
8.1	Appointment and Duties	46
8.2	Binding Effect	46
8.3	Use of Discretion	47
8.4	Delegation of Rights and Duties	49
8.5	Reliance and Liability	49
8.6	Administrative Agent Individually	50
8.7	Lender Credit Decision	50
8.8	Expenses; Indemnities; Withholding	51
8.9	Resignation of the Administrative Agent	52
8.10	Release of Collateral or Guarantors	52
8.11	Additional Secured Parties	53

Article IX - MISCELLANEOUS		54
9.1	Amendments and Waivers	54
9.2	Notices	55
9.3	Electronic Transmissions	56
9.4	No Waiver; Cumulative Remedies	56
9.5	Costs and Expenses	57
9.6	Indemnity	57
9.7	Marshaling; Payments Set Aside	58
9.8	Successors and Assigns	58
9.9	Assignments and Participations; Binding Effect	58
9.10	Non-Public Information; Confidentiality	62
9.11	Set-off; Sharing of Payments	63
9.12	Counterparts; Facsimile Signature	63
9.13	Severability	64
9.14	Captions	64
9.15	Independence of Provisions	64

9.16	Interpretation	64
9.17	No Third Parties Benefited	64
9.18	Governing Law and Jurisdiction	64
9.19	Waiver of Jury Trial	65
9.20	Entire Agreement; Release; Survival	65
9.21	Patriot Act	66
9.22	Joint and Several	66
9.23	Creditor-Debtor Relationship	67
9.24	Acknowledgements	67
9.25	Effect of Amendment and Restatement	68

Article X - TAXES, YIELD PROTECTION AND ILLEGALITY		68
10.1	Taxes	68
10.2	Reserved	71
10.3	Increased Costs	71
10.4	Acknowledgment and Consent to Bail-In of EEA Financial Institutions	72
10.5	Reserved	73
10.6	Mitigation	73
10.7	Certificates of Lenders	73

Article XI - DEFINITIONS		73
11.1	Defined Terms	73
11.2	Other Interpretive Provisions	94
11.3	Accounting Terms and Principles	95
11.4	Payments	95

SCHEDULES

Schedule 1.1(d)	Restatement Date Loan Commitment
Schedule 3.1	Corporate Existence and Power
Schedule 3.5	Litigation
Schedule 3.10	Taxes
Schedule 3.11	Financial Condition
Schedule 3.15	Collective Bargaining Agreements
Schedule 3.18	Insurance
Schedule 3.19	Ventures, Subsidiaries and Affiliates; Outstanding Stock
Schedule 3.22(b)	Jurisdiction of Organization; Legal Names; Etc.
Schedule 3.22(c)	Intellectual Property
Schedule 3.22(d)	Documents; Instruments
Schedule 3.22(e)	Deposit Accounts; Securities Accounts
Schedule 3.22(f)	Electronic Chattel Paper; Letter of Credit Rights
Schedule 3.22(g)	Commercial Tort Claims
Schedule 3.22(h)	Pledged Stock and Stock Equivalents
Schedule 3.22(i)	Chief Executive Office; Real Estate Related Disclosures
Schedule 3.22(j)	Material Contracts
Schedule 3.25	Designated Liaison
Schedule 4.7	Tax Liabilities
Schedule 4.14	Post-Closing Milestones
Schedule 5.1(a)	Liens
Schedule 5.1(c)	Tax Liens
Schedule 5.4	Investments
Schedule 5.5	Indebtedness
Schedule 5.9	Contingent Obligations
Schedule 9.24	Term Loan Balances as of Restatement Effective Date
Schedule 11.1-1	Restructured Other Indebtedness
Schedule 11.1-2	Tier 6 Debt

EXHIBITS

Exhibit 4.2(b)	Form of Compliance Certificate
Exhibit 10.1-1	Form of U.S. Tax Compliance Certificate
Exhibit 10.1-2	Form of U.S. Tax Compliance Certificate
Exhibit 10.1-3	Form of U.S. Tax Compliance Certificate
Exhibit 10.1-4	Form of U.S. Tax Compliance Certificate
Exhibit 11.1-1	Form of Amended Term Loan Note
Exhibit 11.1-2	Form of Restatement Date Note
Exhibit 11.1-3	Form of Assignment and Assumption
Exhibit 11.1-4	Form of Notice of Borrowing
Exhibit 11.1-5	Form of Perfection Certificate
Exhibit 11.1-6	Form of Reaffirmation Certificate
Exhibit 11.1-7	Form of Restatement Effective Date Certificate
Exhibit 11.1-8	Form of Warrant

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT (including all exhibits and schedules hereto, as the same may be amended, modified and/or restated from time to time, this “Agreement”) is entered into as of July 2, 2019 among (1) JUS-COM, INC., an Indiana corporation (“Jus-Com”), (2) FTE NETWORKS, INC., a Nevada corporation (“Holdings”), (3) BENCHMARK BUILDERS, INC., a New York corporation (“Benchmark”; Jus-Com, Holdings and Benchmark are referred to herein collectively, jointly and severally, as the “Borrower”), (4) LATERAL JUSCOM FEEDER LLC (in its individual capacity, “Lateral”), as Administrative Agent (in such capacity, together with its successors in such capacity, the “Administrative Agent”) for the several lenders from time to time party to this Agreement (each, individually, a “Lender” and, collectively, the “Lenders”), and (5) such Lenders.

W I T N E S E T H:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 11.1 hereof; and

WHEREAS, the Borrower, Lenders and Administrative Agent are party to that certain Credit Agreement, dated as of October 28, 2015 (as amended, restated, supplemented and/or modified prior to the date hereof, including pursuant to (i) that certain Amendment No. 1 to Credit Agreement, dated as of April 5, 2016, (ii) that certain Amendment No. 2 to Credit Agreement, dated as of September 30, 2016, (iii) that certain Amendment No. 3 to Credit Agreement, dated as of April 20, 2017 and (iv) that certain Amendment No. 4 to Credit Agreement, dated as of February 12, 2019, the “Existing Credit Agreement”); and

WHEREAS, the Administrative Agent, the lenders party thereto, and the Credit Parties have entered into that certain Forbearance Agreement, dated as of March 30, 2019 (as amended, restated, supplemented and/or modified prior to the date hereof, including pursuant to that certain First Amendment to Forbearance Agreement dated as of April 5, 2019, the “Forbearance Agreement”), pursuant to which the Administrative Agent and the forbearing lenders agreed to forbear from exercising their default-related rights and remedies under the Existing Credit Agreement resulting from the Designated Defaults (as defined in the Forbearance Agreement) on the terms and conditions specified therein; and

WHEREAS, subject to and upon the terms and conditions set forth herein, the parties hereto wish to amend and restate the Existing Credit Agreement in its entirety in the form of this Agreement to, inter alia, (i) amend certain provisions of the Existing Credit Agreement and (ii) effectuate the Balance Sheet Restructuring of the Credit Parties’ Indebtedness, including certain Indebtedness that was not permitted to be incurred under the Existing Credit Agreement, in each case, on the terms and subject to the conditions provided herein; and

WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the “Obligations” (as defined in the Existing Credit Agreement) and liabilities existing under the Existing Credit Agreement and related “Loan Documents” (as defined in the Existing Credit Agreement) or evidence repayment of any such obligations and liabilities, but rather that this Agreement amend and restate in its entirety the Existing Credit Agreement and re-evidence the “Obligations” (as defined in the Existing Credit Agreement) of the Borrower and the other Credit Parties outstanding thereunder, as well as evidence additional Obligations of the Borrower and the other Credit Parties to the Administrative Agent and Lenders provided for herein.

NOW, THEREFORE, the parties hereto agree that, on the Restatement Effective Date, the Existing Credit Agreement shall be and is hereby amended and restated in its entirety as follows:

Article I - THE TERM LOANs

1.1 Amounts and Terms of Term Loans.

(a) As of the Restatement Effective Date, the (i) outstanding principal amount of (x) Existing Term Loans made by the Lenders to the Borrower prior to the Restatement Effective Date in accordance with the Existing Credit Agreement is $37,185,387.24 (inclusive of interest paid-in-kind including paid-in-kind interest owed as of the Restatement Effective Date) and (y) Super Senior Term Loans made by the Lenders to the Borrower prior to the Restatement Effective Date in accordance with the Existing Credit Agreement is $12,828,780.35 (inclusive of interest paid-in-kind including paid-in-kind interest owed as of the Restatement Effective Date) and (ii) the outstanding amount of interest owed by the Borrower to the Super Senior Term Loan Lenders on account of the Super Senior Term Loans is $591,604.19 (the “Outstanding Super Senior Term Loan Interest”) and the outstanding amount of interest owed by the Borrower to the Existing Term Loan Lenders on account of the Existing Term Loans is $2,234,420.09 (the “Outstanding Existing Term Loan Interest”); in each case, the foregoing amounts are owing by the Borrower without defense, offset, recoupment or deduction.

(b) Except as set forth in Section 1.1(d) and Section 1.1(e) and subject to the conditions contained therein, no Lender has any commitment to make additional Term Loans to the Borrower on or after the Restatement Effective Date.

(c) Once repaid, whether such repayment is voluntary or required, the Term Loans may not be reborrowed.

(d) Restatement Date Loans.

(i) Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Borrower contained herein, each Lender, severally and not jointly, agrees to make term loans to the Borrower on the Restatement Effective Date (the “Restatement Date Loans”) in the amount set forth opposite such Lender’s name in Schedule 1.1(d) under the heading “Restatement Date Loan Commitment”.

(ii) Once repaid, whether such repayment is voluntary or required, the Restatement Date Loans may not be reborrowed.

(iii) In addition to satisfying the terms and conditions set forth in this Agreement, the commitment of the Lenders with a Restatement Date Loan Commitment to fund the Restatement Date Loans on the Restatement Effective Date is conditioned on the Administrative Agent receiving a Notice of Borrowing on or prior to the date that is two Business Days prior to the Restatement Effective Date (or such shorter time as the Administrative Agent may agree in its sole discretion). If the Administrative Agent does not receive a Notice of Borrowing in accordance with the foregoing sentence, then the Restatement Date Loan Commitments shall automatically terminate on the Restatement Effective Date, and no Lender shall be obligated to extend any Restatement Date Loans on account of such Lender’s Restatement Date Loan Commitment.

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(e) At the request of the Borrower after the Restatement Effective Date, one or more of the Lenders may elect (in the exercise of their sole and absolute discretion) to advance term loans (any such term loan, a “Discretionary Term Loan”) to the Borrower on the terms and conditions separately agreed in writing between the Borrower and the Lender(s) providing the applicable Discretionary Term Loan, the repayment of which would be guaranteed by the Guarantors and secured by the Collateral. Each Person composing the Borrower hereby agrees to execute and deliver, and to cause its Subsidiaries to execute and deliver, such documents and instruments as the Lender(s) advancing a Discretionary Term Loan may request in order to evidence (or further document) the Discretionary Term Loans advanced hereunder.

1.2 Evidence of Term Loans; Amended Term Loan Notes. The Existing Term Loans and the Super Senior Term Loans made by each Lender is evidenced by this Agreement and, if requested by such Lender, an applicable Amended Term Loan Note payable to such Lender and delivered to such Lender by the Borrower in an amount equal to the unpaid balance of the Term Loans held by such Lender as of the Restatement Effective Date. The Restatement Date Loans made by each Lender with a Restatement Date Loan Commitment are evidenced by this Agreement and, if requested by such Lender, a Restatement Date Note payable to such Lender and delivered to such Lender by the Borrower in an amount equal to the unpaid balance of the Restatement Date Loans held by such Lender.

1.3 Interest.

(a) Subject to Sections 1.3(d) and 1.3(e), the Term Loans shall bear interest at a rate per annum equal to the Applicable Rate. All computations of fees and interest payable under this Agreement shall be made on the basis of a 360-day year and actual days elapsed. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

(b) Interest on each Existing Term Loan shall be paid in arrears on each Interest Payment Date; provided, however, that the full amount of the Applicable Rate shall be paid in kind and added to the principal amount (and shall be considered a principal obligation outstanding in respect of the Existing Term Loans for all purposes hereunder, including, without limitation, calculation of interest on subsequent Interest Payment Dates) of the Existing Term Loans on each Interest Payment Date through June 30, 2019 (including, for the avoidance of doubt, the Outstanding Existing Term Loan Interest), with cash interest payments beginning on the Interest Payment Date of September 30, 2019 and continuing thereafter. Interest on the Super Senior Term Loans and Restatement Date Loans shall be paid in arrears in cash on the last Business Day of each month.

(c) Interest shall also be paid in cash on the date of any payment or prepayment of the Term Loans.

(d) At the election of the Required Lenders while any Event of Default exists and is continuing (or automatically while any Event of Default under Section 7.1(a), 7.1(f) or 7.1(g) exists or is continuing), upon written notice to the Borrower, the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the Term Loans from and after the date of occurrence of such Event of Default until such Event of Default no longer exists, at a rate per annum which is determined by adding two percent (2.00%) per annum to the Applicable Rate.

(e) Anything herein to the contrary notwithstanding, the obligations of the Borrower hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Lender, and in such event the Borrower shall pay such Lender interest at the highest rate permitted by applicable law.

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(f) The Borrower and the Lenders agree (i) that the Initial Lateral Stock issued to the Lenders on the Initial Closing Date had a per share value when issued of $0.71, (ii) that as a result of the value allocated to the Initial Lateral Stock pursuant to clause (i), the Additional Lateral Stock issued in connection with the funding of the Additional Term Loans (which the parties agree had the same per share value when issued as the Initial Lateral Stock), the Principal Increases thereon, and the fees paid to the Lenders in connection with such Term Loans, such Term Loans were deemed, for Tax purposes, to be issued with original issue discount (“OID”), as defined in Section 1273(a)(1) of the Code, (iii) that any calculation by the Borrower regarding the amount of OID for any accrual period on the Term Loans shall be subject to review and approval of the Lenders, which approval shall not be unreasonably withheld, delayed or conditioned, and (iv) to adhere to this provision for federal income Tax purposes and not to take any action or file any Tax Return inconsistent herewith (including with respect to the amount of OID on the Term Loans as determined in accordance with the preceding clause (iii)). Without limiting the foregoing, Holdings and the applicable Lenders agree to negotiate in good faith the OID (if any) to be ascribed to any issuance of Term Loans as a result of the issuance of warrants, the payment of interest in-kind, the payment of fees or any other transaction relating to such issuance. Holdings and the Lenders with a Super Senior Term Loan acknowledge and agree that the Super Senior Term Loans and the Super Senior Lateral Stock were part of an “investment unit” when issued within the meaning of Section 1273(c)(2) of the Code. The Borrower and the Super Senior Term Loan Lenders shall use commercially reasonable efforts to agree for income tax purposes upon the allocation of the issue price of such investment unit (determined in accordance with Section 1273(c)(2) of the Code) between the Super Senior Term Loans and the Super Senior Lateral Stock based on their relative fair market values; provided, however, that if the Borrower and the Super Senior Term Loan Lenders are not able to agree on such allocation, the Super Senior Term Loan Lenders shall not be bound by the Borrower’s determination of such allocation and may take a different position pursuant to Treasury Regulations Section 1.1273-2(h)(2) (provided that the Super Senior Term Loan Lenders comply with the disclosure requirements set forth therein). For U.S. federal (and all applicable state and local) income tax reporting purposes, Holdings and the Lenders with Existing Term Loans agree to treat the amendments to the terms of the Existing Term Loans hereunder, together with the issuance to such Lenders (in respect of such Existing Term Loans) of any Restatement Date Lateral Stock and Warrants as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code.

1.4 Loan Accounts. The Administrative Agent, on behalf of the Lenders, shall record on its books and records the amount of each Term Loan made, the Class thereof, the interest rate applicable thereto, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding. The Administrative Agent shall deliver to the Borrower, at its request, a loan statement setting forth such record for the immediately preceding calendar month. Such record shall, absent manifest error, be conclusive evidence of the amount of the Term Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so, or any failure to deliver such loan statement shall not, however, limit or otherwise affect the obligation of the Borrower hereunder (and under any Amended Term Loan Note) to pay any amount owing with respect to the Term Loans or provide the basis for any claim against the Administrative Agent.

1.5 Optional Prepayments.

(a) Optional Prepayments Generally. The Borrower may, upon at least three (3) Business Days’ (or such shorter period as is acceptable to the Administrative Agent) prior written notice (in form and substance reasonably acceptable to the Administrative Agent) by the Borrower to the Administrative Agent, prepay the Term Loans in whole or in part in an amount greater than or equal to $100,000 (or, if less, the then outstanding principal balance of the applicable Term Loans). Together with each prepayment under this Section 1.5, the Borrower shall pay to the Administrative Agent (for the benefit of the Lenders) in cash all accrued but unpaid interest on the portion of the Term Loans to be prepaid. Subject to Section 1.8(c), any optional prepayments of the Term Loan shall be applied to outstanding principal amounts.

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(b) Notices. Notice of prepayment pursuant to clause (a) above shall not thereafter be revocable by the Borrower and the Administrative Agent will promptly notify each Lender thereof and of such Lender’s Pro Rata Share of such prepayment.

1.6 Mandatory Payments of Term Loans.

(a) Scheduled Term Loan Payments. The entire principal balance of the Term Loans, including all Principal Increases thereon, shall be due and payable in cash on the Maturity Date.

(b) Asset Dispositions; Events of Loss. If a Credit Party or any Subsidiary of a Credit Party shall at any time or from time to time:

(i) make a Disposition; or

(ii) suffer an Event of Loss;

then (A) the Borrower shall promptly notify the Administrative Agent of such proposed Disposition or Event of Loss (including the amount of the estimated Net Proceeds to be received by a Credit Party and/or such Subsidiary in respect thereof) and (B) promptly upon receipt by a Credit Party and/or such Subsidiary of the Net Proceeds of such Disposition or Event of Loss, the Borrower shall deliver (subject to the prior application of such amounts in accordance with Sections 1.6(e)(i) and 1.8(d), or cause to be delivered, the Net Proceeds to the Administrative Agent for distribution to the Lenders as a prepayment of the Term Loans, which prepayment shall be applied in accordance with Section 1.6(e)(ii) hereof. The foregoing notwithstanding and provided no Default or Event of Default has occurred and is continuing, no prepayment with the Net Proceeds of a Disposition or an Event of Loss shall be required to the extent a Credit Party or such Subsidiary actually reinvests the Net Proceeds of such Disposition or Event of Loss in replacement assets substantially similar to the assets that were the subject of such Disposition or Event of Loss, within one hundred eighty (180) days after the date of such Disposition or Event of Loss, as the case may be; provided, that the Borrower notifies the Administrative Agent in writing of the Borrower’s or such Subsidiary’s intent to reinvest and of the completion of such reinvestment at the time such proceeds are received and when such reinvestment occurs, respectively (it being understood that the Borrower shall be required to prepay any such Net Proceeds to the extent such Net Proceeds are not timely reinvested in accordance with this Section 1.6).

(c) Equity Issuances; Incurrence of Debt; Extraordinary Receipts. Immediately upon receipt by any Credit Party or any Subsidiary of any Credit Party of (i) the Net Issuance Proceeds of (A) any Equity Issuance or (B) the incurrence of Indebtedness (other than Net Issuance Proceeds from the incurrence of Indebtedness permitted hereunder) or (ii) the Net Proceeds of any Extraordinary Receipts, the Borrower shall apply such funds in accordance with Section 1.8(d); provided, however, that in the event a new investor approved by the Administrative Agent provides an investment or similar transaction resulting in any Credit Party receiving Net Issuance Proceeds on or before October 31, 2019, then 15% of the Net Issuance Proceeds of such investment or similar transaction shall be applied as a prepayment of the Amended Series B Benchmark Notes on a pro rata basis among the holders thereof prior to application in accordance with Section 1.8(d); provided, further, however, that, to the extent the provisions of this Section 1.6(c) conflict with the provisions of Section 1.6(b), Section 1.6(b) shall control.

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(d) Consolidated Excess Cash Flow. In the event that there shall be Consolidated Excess Cash Flow for any fiscal month (commencing for the fiscal month of June 2019), the Borrower shall, within five Business Days after the last date financial statements are required to be delivered in respect of such fiscal month pursuant to Section 4.1(c), prepay the applicable Indebtedness in an aggregate amount equal to 100% of such Consolidated Excess Cash Flow for such month. Any such prepayment shall be applied to prepay the Indebtedness in accordance with Section 1.8(d). Any such prepayment shall be accompanied by a certificate signed by the Borrower’s chief financial officer certifying in reasonable detail the manner in which Consolidated Excess Cash Flow and the resulting prepayment were calculated, which certificate shall be in form and substance reasonably satisfactory to the Administrative Agent.

(e) Notice and Application of Prepayments.

(i) The Net Proceeds from any prepayment required under Section 1.6(b) other than from a Senior Debt Prepayment Event shall be applied in accordance with Section 1.8(d).

(ii) In connection with any prepayment resulting from a Senior Debt Prepayment Event required under Section 1.6(b), the Borrower shall provide at least three (3) Business Days’ (or such shorter period as is acceptable to the Administrative Agent) prior written notice (in form and substance reasonably acceptable to the Administrative Agent) of each such prepayment by the Borrower to the Administrative Agent, which notice (“Prepayment Notice”) shall specify the amount of the prepayment and the subsection pursuant to which such prepayment is being made (each, a “Prepayment Date”); provided that the failure to give such notice shall not relieve the Borrower of its obligations to make such mandatory prepayments and the Borrower shall be permitted to make such mandatory prepayments. Upon receipt by the Administrative Agent of such notice, the Administrative Agent shall immediately give notice to each Super Senior Term Loan Lender of the prepayment, the Prepayment Date and of such Super Senior Term Loan Lender’s pro rata share of the prepayment. Each Super Senior Term Loan Lender may elect (in its sole discretion) to decline or accept, as the case may be, all (or any portion) of its pro rata share of any prepayment by giving notice of such election in writing to the Administrative Agent no later than 11:00 a.m. on the Business Day immediately prior to the Prepayment Date. If a Super Senior Term Loan Lender fails to deliver a notice of election to the Administrative Agent within the time frame specified above, any such failure will be deemed to constitute an acceptance of such Super Senior Term Loan Lender’s pro rata share of the total amount of such prepayment. Upon receipt by the Administrative Agent of such notice of election, the Administrative Agent shall immediately notify the Borrowers of such election. At the Borrower’s election, the Borrower may include in the Prepayment Notice proposed line-item uses for the Net Proceeds in the event a Super Senior Term Loan Lender declines its pro rata share of Net Proceeds. Any amounts declined by any Super Senior Term Loan Lender shall be offered as a prepayment of the Existing Term Loans in the same manner as set forth herein to the Existing Term Loan Lenders; provided, however, in the event the Borrower included one or more proposed line-item uses in the Prepayment Notice, any such declined Net Proceeds shall instead be used for such proposed line-item expenses to the extent such utilization is not inconsistent with the terms of this Agreement.

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(iii) Subject to Section 1.8(c) and, if applicable, Section 1.8(d), any prepayments of the Term Loans pursuant to Section 1.6(a) or (b) shall be applied to prepay amounts otherwise payable in respect of the applicable Class of Term Loans on the Maturity Date.

(iv) Together with each payment made pursuant to Section 1.6, the Borrower shall pay to the Administrative Agent (for the benefit of the Lenders) in cash all accrued but unpaid interest on the portion of the Term Loans to be prepaid.

(f) No Implied Consent. Provisions contained in this Section 1.6 for application of proceeds of certain transactions shall not be deemed to constitute consent of the Lenders to transactions that are not otherwise permitted by the terms hereof or the other Loan Documents.

1.7 Fees.

(a) The Borrower shall pay the fees contemplated to be paid pursuant to the Fee Letter.

(b) On the Restatement Effective Date, an extension fee equal to the following:

(i) an amount equal to 4.00% of the aggregate principal amount outstanding under the Existing Term Loans as of the Restatement Effective Date (the “Existing Term Loan Extension Fee”); provided, however, the Existing Term Loan Extension Fee shall be reduced to an amount equal to 2.00% of the aggregate principal amount outstanding under the Existing Term Loans as of the Restatement Effective Date if the Existing Term Loans are paid in full in cash by December 31, 2019. On the Restatement Effective Date, the Existing Term Loan Extension Fee shall be added to the principal balance of the Existing Term Loans for the ratable account of the Existing Term Loan Lenders, and shall be considered a principal obligation outstanding in respect of the Existing Term Loans for all purposes hereunder, including, without limitation, calculation of interest on subsequent Interest Payment Dates.

plus

(ii) an amount equal to 4.00% of the aggregate amount outstanding under the Super Senior Term Loans as of the Restatement Effective Date (the “Super Senior Term Loan Extension Fee”); provided, however, the Super Senior Term Loan Extension Fee shall be reduced to zero and shall not be required to be paid by the Borrower solely in the event the Super Senior Term Loans are paid in full in cash by December 31, 2019. On the Restatement Effective Date, the Super Senior Term Loan Extension Fee shall be added ratably to the principal balance of the Super Senior Term Loans for the ratable account of the Super Senior Term Loan Lenders, and shall be considered a principal obligation outstanding in respect of the Super Senior Term Loans for all purposes hereunder, including, without limitation, calculation of interest on subsequent Interest Payment Dates.

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1.8 Payments by the Borrower.

(a) Subject to Sections 1.8(c) and (d), each payment or prepayment of principal of any Term Loan, each payment of interest on the Term Loans and each payment of fees shall be allocated pro rata among the Lenders in accordance with their respective Pro Rata Shares. Subject to Section 10.1, all payments (including prepayments) to be made by each Credit Party on account of principal, interest, fees and other amounts required hereunder shall be made without set off, recoupment, counterclaim or deduction of any kind, shall, except as otherwise expressly provided herein, be made to the Administrative Agent (for the ratable account of the Persons entitled thereto) at the address for payment specified in the signature page hereof in relation to the Administrative Agent (or such other address as the Administrative Agent may from time to time specify in accordance with Section 9.2), and shall be made in Dollars and by wire transfer in immediately available funds (which shall be the exclusive means of payment hereunder), no later than 12:00 p.m. on the date due. Any payment which is received by the Administrative Agent later than 12:00 p.m. may in Administrative Agent’s discretion be deemed to have been received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue. The Borrower and each other Credit Party hereby irrevocably waives the right to direct the application during the continuance of an Event of Default of any and all payments in respect of any Obligation and any proceeds of Collateral.

(b) Unless otherwise provided for herein, if any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be due on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

(c) During the continuance of an Event of Default (and notwithstanding any direction by the Borrower to the contrary), the Administrative Agent shall upon the direction of the Required Lenders apply any and all payments received by the Administrative Agent in respect of any Obligation and all proceeds received by the Administrative Agent as a result of the exercise of its remedies under the Collateral Documents in accordance with the clauses first through sixth below. Anything to the contrary contained herein notwithstanding, all proceeds of Collateral and all amounts collected or received by Administrative Agent, including all payments made by Credit Parties to Administrative Agent, after any or all of the Obligations have been accelerated (so long as such acceleration has not been rescinded), shall be applied as follows:

first, to payment of costs and expenses, including Attorney Costs, of the Administrative Agent payable or reimbursable by the Credit Parties under the Loan Documents;

second, to payment of Attorney Costs of the Lenders payable or reimbursable by the Borrower under this Agreement;

third, to payment, on a pari passu basis, of all accrued unpaid interest on the Super Senior Term Loans and the Restatement Date Loans and fees owed to the Administrative Agent, the Super Senior Term Loan Lenders and the Restatement Date Loan Lenders;

fourth, to payment, on a pari passu basis, of principal of the Super Senior Term Loans and the Restatement Date Loans then due and payable;

fifth, to payment of all accrued unpaid interest on the Existing Term Loans and fees owed to the Administrative Agent and the Existing Term Loan Lenders;

sixth, to payment of principal of the Term Loans then due and payable;

seventh, to all other Obligations owing to the Lenders then due and payable; and

eighth, any remainder shall be for the account of and paid to whoever may be lawfully entitled thereto.

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In carrying out the foregoing, (i) amounts received shall be applied to each category in numerical order until amounts in such category have been paid in full in cash prior to the application to the next succeeding category, (ii) each of the Lenders or other Persons entitled to payment shall receive an amount equal to its pro rata share of amounts available to be applied pursuant to the clauses set forth above, and (iii) amounts applied to the Term Loans or interest in respect thereof shall be applied on a pro rata basis.

(d) Solely with respect to amounts payable from (x) Net Proceeds required to be prepaid pursuant to Section 1.6(b) other than Net Proceeds received as a result of a Senior Debt Prepayment Event, (y) prepayments pursuant to Section 1.6(c), and (z) the Consolidated Excess Cash Flow payments under Section 1.6(d), and for so long as the Administrative Agent has not delivered to the Borrower a notice of an Event of Default, such amounts shall be applied by the Borrower as follows:

first, payment of Tier 1 Debt;

second, payment of Tier 2 Debt;

third, pro rata among holders of Tier 3 Debt, calculated based on the amount of each holder’s Tier 3 Debt to the aggregate amount of Indebtedness included as Tier 3 Debt;

fourth, pro rata among holders of Tier 4 Debt, calculated based on the amount of each holder’s Tier 4 Debt to the aggregate amount of Indebtedness included as Tier 4 Debt;

fifth, pro rata among holders of Tier 5 Debt, calculated based on the amount of each holder’s Tier 5 Debt to the aggregate amount of Indebtedness included as Tier 5 Debt; and

sixth, pro rata among holders of Tier 6 Debt, calculated based on the amount of each holder’s Tier 6 Debt to the aggregate amount of Indebtedness included as Tier 6 Debt; provided, however, that notwithstanding Section 9.1(a)(viii), upon the prior written consent of the Administrative Agent and the Benchmark Principals (in each case, which may be withheld in their sole discretion), the Borrower may pay amounts payable from the Consolidated Excess Cash Flow payments under Section 1.6(d) to holders of Tier 6 Debt prior to paying any Tier 1 Debt, Tier 2 Debt, Tier 3 Debt, Tier 4 Debt, and Tier 5 Debt;

provided, however, prior to any distributions to holders of Tier 1 Debt, Tier 2 Debt, Tier 3 Debt, Tier 4 Debt, Tier 5 Debt, and Tier 6 Debt, the Borrower may pay any due and owing Subcontractor Funds and, to the extent necessary after the application of amounts from the Subcontractor Funds, from amounts that would otherwise be paid to holders of Tier 1 Debt, Tier 2 Debt, Tier 3 Debt, Tier 4 Debt, Tier 5 Debt, and Tier 6 Debt pursuant to this Section 1.8(d).

In the event the Administrative Agent delivers to the Borrower a notice stating an Event of Default exists, then for so long as such Event of Default is continuing and existing (i) no payments under this Section 1.8(d) shall be made to the holders of Tier 1 Debt, Tier 2 Debt, Tier 3 Debt, Tier 4 Debt, Tier 5 Debt, and Tier 6 Debt and (ii) any payments that would otherwise be made pursuant to this Section 1.8(d) shall be paid to the Administrative Agent to be distributed in accordance with Section 1.8(c).

1.9 Payments by the Lenders to the Administrative Agent; Settlement.

(a) Disbursements. Upon receipt of the proceeds of the Term Loans from the Lenders, the Administrative Agent shall, on behalf of Lenders, disburse funds to the Borrower.

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(b) Settlements. In the case of any payment of principal or interest received by the Administrative Agent from the Borrower in respect of the Term Loans prior to 12:00 p.m. on any Business Day, the Administrative Agent shall pay to each Lender such Lender’s Pro Rata Shares of such payment on such Business Day, and, in the case of any payment of principal or interest received by the Administrative Agent from the Borrower in respect of the Term Loan later than 12:00 p.m. on any Business Day, the Administrative Agent shall pay to each Lender such Lender’s Pro Rata Shares of such payment, and such payments shall be made by wire transfer not later than 12:00 p.m. on the next Business Day.

(c) Return of Payments.

(i) If the Administrative Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by the Administrative Agent from the Borrower and such related payment is not received by the Administrative Agent, then the Administrative Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii) If the Administrative Agent determines at any time that any amount received by the Administrative Agent under this Agreement or any other Loan Document must be returned to any Credit Party or paid to any other Person pursuant to any insolvency law, federal or state fraudulent transfer law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, the Administrative Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to the Administrative Agent on demand any portion of such amount that the Administrative Agent has distributed to such Lender, together with interest at such rate, if any, as the Administrative Agent is required to pay to the Borrower or such other Person, without setoff, counterclaim or deduction of any kind, and the Administrative Agent will be entitled to set-off against future distributions to such Lender any such amounts (with interest) that are not repaid on demand.

(d) Procedures. The Administrative Agent hereby is authorized by each Credit Party and each other Secured Party to establish reasonable procedures (and to amend such procedures from time to time) to facilitate administration and servicing of the Term Loans and other matters incidental thereto.

1.10 Audit and Collateral Monitoring Fees. The Borrower acknowledges that, pursuant to Section 4.9, representatives of the Administrative Agent and the Lenders may visit any or all of the Credit Parties and/or conduct visits, audits, inspections, appraisals, valuations and/or field examinations of any or all of the Credit Parties at any time and from time to time during normal business hours in a manner so as to not unduly disrupt the business of the Credit Parties.

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Article II - CONDITIONS PRECEDENT

2.1 Restatement Effective Date. The effectiveness of this Agreement is subject to satisfaction of the following conditions in a manner reasonably satisfactory to the Administrative Agent and the Lenders:

(a) Transaction Documents. The Administrative Agent shall have received on or before the Restatement Effective Date executed counterparts of the following documents duly executed on behalf of each applicable Credit Party:

(i) this Agreement;

(ii) the Amended Term Loan Notes, as applicable;

(iii) the Restatement Date Notes, as applicable;

(iv) the Fee Letter;

(v) the Perfection Certificate; and

(vi) other security documents to the extent required by the Administrative Agent to account for any updates to the Collateral or Credit Parties.

(b) [reserved].

(c) Equity Documents. The Administrative Agent shall have received:

(i) the Restatement Date Lateral Stock;

(ii) evidence that the 505,724 shares of common Stock have been issued to Niagara Nominee L.P.

(iii) the Warrants;

(iv) the 2019 Registration Rights Agreement; and

(v) the Investor Rights Agreement.

(d) Amended Notes and Related Documents. The Administrative Agent shall have received copies:

(i) executed Amended Series A Benchmark Notes;

(ii) executed Amended Series B Benchmark Notes;

(iii) executed Amended Sacramone Note; and

(iv) an amended Benchmark Subordination Agreement, reflecting the terms of the Amended Series A Benchmark Notes, the Amended Series B Benchmark Notes, and Amended Other Benchmark Principal Indebtedness.

(e) [reserved].

(f) Fees and Expenses. There shall have been paid all fees and expenses required to be paid on the Restatement Effective Date pursuant to the Fee Letter and the Existing Credit Agreement.

(g) Outstanding Super Senior Term Loan Interest. Either (i) the Borrower shall have paid in full in cash the Outstanding Super Senior Term Loan Interest (other than $4,275.31, which such amount shall be paid on the first interest payment date after the Restatement Effective Date pursuant to Section 1.3(b)) or (ii) the Borrower shall have delivered a Notice of Borrowing in accordance with Section 1.1(d)(iii) and the Restatement Date Loans shall be advanced on the Restatement Effective Date.

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(h) Restatement Effective Date Certificate. The Administrative Agent shall have received the Restatement Effective Date Certificate, dated as of the Restatement Effective Date and duly executed and delivered by a Responsible Officer of the Borrower, in which certificate the Borrower shall agree and acknowledge and certify that the statements made therein are true and correct representations and warranties of the Borrower as of such date, and, at the time each such certificate is delivered, such statements shall in fact be true and correct in all material respects. All documents and agreements required to be appended to the Restatement Effective Date Certificate shall be in form and substance reasonably satisfactory to the Administrative Agent, shall have been executed and delivered by the requisite parties, and shall be in full force and effect.

(i) Reaffirmation Agreement. The Administrative Agent shall have received a Reaffirmation Agreement, dated as of the Restatement Effective Date and duly executed and delivered by a Responsible Officer of each Credit Party, pursuant to which the Credit Parties shall reaffirm the granting of liens or security interest in its property and their reaffirmation for the guarantee of all Obligations under the Guaranty and Security Agreement and each of the Loan Documents.

(j) PATRIOT Act. The Administrative Agent and the Lenders shall have received, at least two days prior to the Restatement Effective Date, all documentation and other information requested by the Administrative Agent or any Lender and required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, information required under the PATRIOT Act and the delivery of a Beneficial Ownership Certification.

(k) Other Customary Closing Deliverables. The Administrative Agent and the Lenders shall have received:

(i) a legal opinion from (A) K&L Gates LLP, designated transactional counsel to the Credit Parties, (B) special Nevada counsel to the Credit Parties, and (C) special Indiana counsel to the Credit Parties, in each case, in form and substance reasonably satisfactory to the Administrative Agent;

(ii) a certificate of a Responsible Officer of each Credit Party dated the Restatement Effective Date, certifying (A) that attached thereto is (1) a true and complete copy of a certificate as to the good standing of each Credit Party (in so-called “long-form” if available), as of a recent date, from such Secretary of State of the state of its organization (or other applicable Governmental Authority to the extent available), (2) a true and complete copy of each Organization Document of such Credit Party certified as of a recent date by the Secretary of State of the state of its organization, (3) is a true and complete copy of resolutions duly adopted by the board of directors or similar governing body of such Credit Party authorizing the execution, delivery and performance of the Transaction Documents to which such Credit Party is a party and, in the case of Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, and (4) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Credit Party (together with a certificate of another officer as to the incumbency and specimen signature of the Responsible Officer executing the certificate in this clause (4));

(iii) copies of favorable UCC, tax, judgment, intellectual property and fixture lien search reports in all necessary or appropriate jurisdictions and under all legal and trade names of the Credit Parties, as requested by the Administrative Agent, indicating that there are no prior Liens on any of the Collateral;

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(iv) to the extent not already provided prior to the Restatement Effective Date, customary insurance certificates and endorsements thereto in form and substance reasonably satisfactory to the Administrative Agent naming the Administrative Agent (on behalf of the Lenders) as an additional insured or loss payee (and mortgagee), as the case may be, under all insurance policies to be maintained with respect to the properties of the Credit Parties forming part of the Collateral; and

(v) the most recent 13-Week Cash Flow Forecast.

(l) Accuracy of Representations and Warranties. Each representation or warranty by any Credit Party contained herein or in any other Transaction Document is true and correct in all material respects (without duplication of any materiality qualifier contained therein) on and as of the Restatement Effective Date, except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representations and warranties were true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date).

(m) No Defaults or Events of Default. No Default or Event of Default has occurred and is continuing or could reasonably be expected to result from entering into the Agreement.

(n) No Material Adverse Effect. Since April 24, 2019, there shall have not been any event, change, circumstance or occurrence that has had or would reasonably be expected to have, a Material Adverse Effect.

(o) Read-Only Access. The Borrower shall provide read-only account access to the Administrative Agent in respect of each deposit account, securities account, commodity account and any other account (other than Excluded Accounts) held by the Borrower or any of its Subsidiaries.

(p) [reserved].

(q) Other Matters.

(i) Michael Palleschi shall have been terminated from his role as Chief Executive Officer.

(ii) The Administrative Agent shall have received resignation letters in escrow of the current members of the Board of Directors of Holdings other than Fred Sacramone and James Shiah.

(r) General Diligence. The Administrative Agent shall have completed its business, financial, legal and collateral due diligence of the Credit Parties.

For the purpose of determining satisfaction with the conditions specified in this Section 2.1, each Lender that has signed and delivered this Agreement shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 2.1 unless the Administrative Agent shall have received written notice from such Lender prior to the Restatement Effective Date specifying its objection thereto.

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The request by the Borrower and acceptance by the Borrower of the proceeds of any Term Loan shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by the Borrower that the conditions in this Section 2.1 have been satisfied and (ii) a reaffirmation by each Credit Party of the granting and continuance of Administrative Agent’s Liens, on behalf of itself, the Secured Parties, pursuant to the Collateral Documents.

Article III - REPRESENTATIONS AND WARRANTIES

The Persons composing the Borrower, jointly and severally, represent and warrant to the Administrative Agent and each Lender that the following are true, correct and complete:

3.1 Corporate Existence and Power. Each Credit Party and each of their respective Subsidiaries:

(a) is a corporation, limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, as applicable;

(b) has the power and authority and all governmental licenses, authorizations, Permits, consents and approvals to own its assets, carry on its business and execute, deliver, and perform its obligations under, the Transaction Documents to which it is a party;

(c) is duly qualified as a foreign corporation, limited liability company or limited partnership, as applicable, and licensed and in good standing, under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification or license; and

(d) other than as set forth on Schedule 3.1, is in compliance with all Requirements of Law; except, in each case referred to in clause (c) or clause (d), to the extent that the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

3.2 Corporate Authorization; No Contravention. The execution, delivery and performance by each of the Credit Parties of this Agreement and by each Credit Party and each of their respective Subsidiaries of any other Transaction Document to which such Person is party, have been duly authorized by all necessary action, and do not and will not:

(a) contravene the terms of any of that Person’s Organization Documents;

(b) conflict with or result in any material breach or contravention of, or result in the creation of any Lien under, any document evidencing any material Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its Property is subject; or

(c) violate any material Requirement of Law in any material respect.

3.3 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Credit Party or any Subsidiary of any Credit Party of this Agreement or any other Transaction Document except (a) for recordings and filings in connection with the Liens granted to the Administrative Agent under the Collateral Documents and (b) those obtained or made on or prior to the Restatement Effective Date.

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3.4 Binding Effect. This Agreement and each other Transaction Document to which any Credit Party or any Subsidiary of any Credit Party is a party constitute the legal, valid and binding obligations of each such Person which is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

3.5 Litigation. Other than as set forth on Schedule 3.5, there are no actions, suits, proceedings, claims or disputes pending, or to the knowledge of each Credit Party, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against any Credit Party, any Subsidiary of any Credit Party or any of their respective Properties which:

(a) purport to affect or pertain to this Agreement, any other Transaction Document or any of the transactions contemplated hereby or thereby; or

(b) could reasonably be expected to result in monetary judgment(s) or relief, individually or in the aggregate, in excess of the Threshold Amount; or

(c) seek an injunction or other equitable relief which could reasonably be expected to have a Material Adverse Effect.

No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Transaction Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided. Other than as set forth on Schedule 3.5, no Credit Party or any Subsidiary of any Credit Party is the subject of an audit or, to each Credit Party’s knowledge, any review or investigation by any Governmental Authority (excluding the IRS and other taxing authorities) concerning the violation or possible violation of any Requirement of Law.

3.6 No Default. No Default or Event of Default exists or would result from the incurring of any Obligations by any Credit Party or the grant, perfection and continuation of the Administrative Agent’s Liens on the Collateral. No Credit Party and no Subsidiary of any Credit Party is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have any Material Liability.

3.7 ERISA Compliance. No Credit Party, no Subsidiary of any Credit Party, nor any of their ERISA Affiliates maintains or contributes to any Defined Benefit Plan or Multiemployer Plan.

3.8 Use of Proceeds; Margin Regulations. The proceeds of the Restatement Date Loans are intended to be and shall be used solely for the purposes set forth in and permitted by Section 4.10, and are intended to be and shall be used in compliance with Section 5.8.

(b) No Credit Party and no Subsidiary of any Credit Party is engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock. Proceeds of the Term Loans shall not be used for the purpose of purchasing or carrying Margin Stock. No Credit Party and no Subsidiary of any Credit Party owns any Margin Stock.

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3.9 Ownership of Property; Liens. Each of the Credit Parties and each of their respective Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all Real Estate owned or leased by any such Credit Party or Subsidiary, and good and valid title to all owned personal property and valid leasehold interests in all leased personal property, in each instance, necessary or used in the ordinary conduct of their respective businesses. None of the Property of any Credit Party or any Subsidiary of any Credit Party is subject to any Liens other than Permitted Liens and no Permitted Lien interferes in any material respect with the ordinary conduct of the businesses of any Credit Party or any Subsidiary of any Credit Party at any Real Estate.

3.10 Taxes. Other than as set forth on Schedule 3.10, all federal, state, local and foreign income and franchise and other material Tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Credit Party or any Subsidiary of a Credit Party have been filed with the appropriate Governmental Authorities, all such Tax Returns are true and correct in all material respects, and all Taxes reflected therein or otherwise due and payable have been paid prior to the date on which any Liability may be added thereto for non-timely payment thereof except for those that are contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Credit Party or any Subsidiary of a Credit Party in accordance with GAAP. Other than as set forth on Schedule 3.10, no Tax Return of any Credit Party or any Subsidiary of a Credit Party is under audit or examination by any Governmental Authority and no written notice of any audit or examination or any written assertion of any claim for Taxes of any Credit Party or any Subsidiary of a Credit Party has been given or made by any Governmental Authority, which audit, examination or claim has not been resolved. Other than as set forth on Schedule 3.10, proper and accurate amounts have been withheld by each Credit Party or any Subsidiary of a Credit Party from their respective employees for all periods in material compliance with the Tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities. Other than as set forth on Schedule 3.10, no Credit Party or any Subsidiary of a Credit Party is a party to any tax sharing agreement.

3.11 Financial Condition.

(a) Except as set forth on Schedule 3.11, the form of profit and loss for Holdings and its Subsidiaries, delivered by the Borrower to the Administrative Agent prior to the Restatement Effective Date presents fairly in all material respects the consolidated financial condition of Holdings and its Subsidiaries or the Borrower and its Subsidiaries (as the case may be) as of the dates thereof.

(b) Since April 24, 2019 there has been no Material Adverse Effect.

(c) Except for the Indebtedness subject to the Balance Sheet Restructuring, the Credit Parties and their Subsidiaries have no Indebtedness other than Indebtedness permitted pursuant to Section 5.5 and have no Contingent Obligations other than Contingent Obligations permitted pursuant to Section 5.9.

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3.12 Environmental Matters. Except where any failures to comply could not reasonably be expected to result in, either individually or in the aggregate, any Material Liability to the Credit Parties and their Subsidiaries, (a) the operations of each Credit Party and each Subsidiary of each Credit Party are and have been in compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all Permits required by any applicable Environmental Law, (b) no Credit Party and no Subsidiary of any Credit Party is party to, and no Real Estate currently owned or leased (or, to the knowledge of any Credit Party, no Real Estate currently or previously otherwise occupied by or for any such Person) is subject to or the subject of, any Contractual Obligation or any pending (or, to the knowledge of any Credit Party, threatened) order, action, investigation, suit, proceeding, audit, claim, demand, dispute or notice of violation or of potential liability or similar notice relating in any manner to any Environmental Law, (c) no Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities has attached to any Property of any Credit Party or any Subsidiary of any Credit Party and, to the knowledge of any Credit Party, no facts, circumstances or conditions exist that could reasonably be expected to result in any such Lien attaching to any such Property, (d) no Credit Party and no Subsidiary of any Credit Party has caused or suffered to occur a Release of Hazardous Materials at, to or from any Real Estate, (e) all Real Estate currently owned or leased (and, to the knowledge of any Credit Party, any Real Estate currently or previously otherwise occupied by or for any such Person) is free of contamination by any Hazardous Materials and (f) no Credit Party and no Subsidiary of any Credit Party (i) is or has been engaged in, or has permitted any current or former tenant to engage in, operations in violation of any Environmental Law or (ii) knows of any facts, circumstances or conditions reasonably constituting notice of a violation of any Environmental Law, including receipt of any information request or notice of potential responsibility under the Comprehensive Environmental Response, Compensation and Liability Act or similar Environmental Laws.

3.13 Regulated Entities. None of any Credit Party, any Person controlling any Credit Party, or any Subsidiary of any Credit Party, is (a) an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other federal or state statute, rule or regulation limiting its ability to incur Indebtedness, pledge its assets or perform its obligations under the Transaction Documents.

3.14 [reserved].

3.15 Labor Relations. There are no strikes, work stoppages, slowdowns or lockouts existing, pending (or, to the knowledge of any Credit Party, threatened) against or involving any Credit Party or any Subsidiary of any Credit Party, except for those that could not, in the aggregate, reasonably be expected to result in any Material Liability. Except as set forth in Schedule 3.15, there is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any Credit Party or any Subsidiary of any Credit Party. No petition for certification or election of any such representative is existing or pending with respect to any employee of any Credit Party or any Subsidiary of any Credit Party. No such representative has sought certification or recognition with respect to any employee of any Credit Party or any Subsidiary of any Credit Party.

3.16 Intellectual Property.

(a) Each Credit Party and each Subsidiary of each Credit Party owns, or is licensed to use, all Intellectual Property necessary to conduct its business as currently conducted.

(b) The conduct and operations of each Credit Party and each Subsidiary of each Credit Party does not, to the best knowledge of the Credit Parties (after due inquiry), infringe, misappropriate, dilute, violate or otherwise impair any Intellectual Property owned by any other Person and no other Person has contested any right, title or interest of any Credit Party or any Subsidiary of any Credit Party in, or relating to, any Intellectual Property, other than, in each case, as cannot reasonably be expected to affect the Transaction Documents and the transactions contemplated therein and could not, in the aggregate, reasonably be expected to result in any Material Liability.

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3.17 Brokers’ Fees. To the knowledge of the Borrower, none of the Credit Parties or any of their respective Subsidiaries has any obligation to any Person in respect of any finder’s, broker’s or investment banker’s fee in connection with the transactions contemplated hereby.

3.18 Insurance. Each of the Credit Parties and each of their respective Subsidiaries and their respective Properties are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses of the same size and character as the business of the Credit Parties and, to the extent relevant, owning similar Properties in localities where such Person operates. A true and complete listing of such insurance, including issuers, coverages and deductibles is set forth on Schedule 3.18.

3.19 Ventures, Subsidiaries and Affiliates; Outstanding Stock. Except as set forth in Schedule 3.19, no Credit Party and no Subsidiary of any Credit Party (a) has any Subsidiaries, or (b) is engaged in any joint venture or partnership with any other Person. Except as set forth in Schedule 3.19, all issued and outstanding Stock and Stock Equivalents of each of the Credit Parties and each of their respective Subsidiaries are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens other than, with respect to the Stock and Stock Equivalents of the Borrower (other than Holdings) and Subsidiaries of the Borrower, those in favor of Administrative Agent, for the benefit of the Secured Parties. Except as set forth in Schedule 3.19, all such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities. All of the issued and outstanding Stock of each Credit Party is owned by each of the Persons and in the amounts set forth in Schedule 3.19. Except as set forth in Schedule 3.19, there are no pre-emptive or other outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Credit Party may be required to issue, sell, repurchase or redeem any of its Stock or Stock Equivalents or any Stock or Stock Equivalents of its Subsidiaries.

3.20 Full Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments, and corporate or other restrictions to which Holdings and any of its Subsidiaries are subject, and all other matters known to any of them, that, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. As of the Restatement Effective Date, the information included in the Beneficial Ownership Certification is true and correct in all material respects.

3.21 Foreign Asset Control Regulations; Anti-Money Laundering; Anti-Corruption Practices:

(a) Each Credit Party and each Subsidiary of each Credit Party is in compliance in all material respects with all U.S. economic sanctions laws, executive orders and implementing regulations (“Sanctions”) as administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) and the U.S. State Department. No Credit Party and no Subsidiary of a Credit Party (i) is a Person on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”), (ii) is a Person who is otherwise the target of U.S. economic sanctions laws such that a U.S. person cannot deal or otherwise engage in business transactions with such person, (iii) is a Person organized or resident in a country or territory subject to comprehensive Sanctions (a “Sanctioned Country”), or (iv) is owned or controlled by (including by virtue of such Person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person on the SDN List or a government of a Sanctioned Country such that the entry into, or performance under, this Agreement or any other Transaction Document would be prohibited by U.S. law.

(b) Each Credit Party and each Subsidiary of each Credit Party is in compliance with all laws related to terrorism or money laundering (“Anti-Money Laundering Laws”) including: (i) all applicable requirements of the Currency and Foreign Transactions Reporting Act of 1970 (31 U.S.C. 5311 et. sec., (the Bank Secrecy Act)), as amended by Title III of the USA Patriot Act, (ii) the Trading with the Enemy Act, (iii) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (66 Fed. Reg. 49079), any other enabling legislation, executive order or regulation issued pursuant or relating thereto and (iv) other applicable federal or state laws relating to “know your customer” or anti-money laundering rules and regulations. No action, suit or proceeding by or before any court or Governmental Authority with respect to compliance with such Anti-Money Laundering Laws is pending or threatened to the knowledge of each Credit Party and each Subsidiary of each Credit Party.

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(c) Each Credit Party and each Subsidiary of each Credit Party is in compliance in all material respects with all applicable anti-corruption laws, including the U.S. Foreign Corrupt Practices Act of 1977 and the U.K. Bribery Act 2010 (“Anti-Corruption Laws”). None of the Credit Party or any Subsidiary, nor to the knowledge of the Credit Party, any director, officer, agent, employee, or other persons acting on behalf of the Credit Party or any Subsidiary, has taken an action directly or indirectly, that would result in a violation of applicable Anti-Corruption Laws.

(d) Each Credit Party and each Subsidiary has instituted and will continue to maintain policies and procedures designed to ensure compliance by the Credit Parties, their Subsidiaries and their respective directors, officers, employees and agents with Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws.

3.22 Collateral Representations.

(a) Upon the proper filing and recording of all financing statements, Mortgages and other recordings and filings required by applicable law for the perfection of liens and security interests, the provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Permitted Liens) on all right, title and interest of the respective Credit Parties in the Collateral described therein to the extent the filing of financial statements, recording of Mortgages and making of such recordings and filings is sufficient to create a first priority Lien (subject to Permitted Liens) on all right, title and interest of the respective Credit Parties in the Collateral described therein. Except for filings and such other actions completed prior to, or contemporaneously with, the Restatement Effective Date and as otherwise contemplated hereby and by the Collateral Documents, no filing or other action will be necessary to perfect such Liens.

(b) Set forth on Schedule 3.22(b) is each Credit Party’s jurisdiction of organization (currently and for the preceding five years), legal name (currently and for the preceding five years), federal employer identification number and organizational identification number, if any.

(c) Set forth on Schedule 3.22(c) is a list of all registered or issued Intellectual Property (including all applications for registration and issuance) in which any Credit Party has any right, title or interest (including the name/title, current owner, registration or application number, and registration or application date), but excluding therefrom any commercially available software licenses.

(d) Set forth on Schedule 3.22(d) is a description of all documents, instruments, and tangible chattel paper of the Credit Parties.

(e) Set forth on Schedule 3.22(e) is a description of all deposit accounts and securities accounts of the Credit Parties, including the name of (i) the applicable Credit Party, (ii) in the case of a deposit account, a description of the purpose of such account, and (iii) in the case of a securities account, the securities intermediary or issuer, as applicable.

(f) Set forth on Schedule 3.22(f) is a description of all electronic chattel paper and letter-of-credit rights of the Credit Parties, including the name of (i) the applicable Credit Party, (ii) in the case of electronic chattel paper, the account debtor and (iii) in the case of letter-of-credit rights, the issuer or nominated Person, as applicable.

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(g) Set forth on Schedule 3.22(g) is a description of all commercial tort claims of the Credit Parties.

(h) Set forth on Schedule 3.22(h) is a list of all Stock and Stock Equivalents required to be pledged to the Administrative Agent pursuant to the Collateral Documents (in each case, detailing the grantor thereof, the Person whose Stock or Stock Equivalents are pledged, the number of shares of each class of Stock, the certificate number, if any) and percentage ownership of outstanding shares of each class of Stock and the class or nature of such Stock (i.e. voting, non-voting, preferred, etc.).

(i) Set forth on Schedule 3.22(i) is a list of (i) the chief executive office of each Credit Party, (ii) each other location where any significant administrative functions are performed on behalf of any Credit Party, (iii) each other location where a Credit Party maintains any books or records (electronic or otherwise) and (iv) each location where any material personal property Collateral is located at any premises owned or leased by a Credit Party (in each case, including (A) an indication if such location is leased or owned, (B), if leased, the name of the lessor, and if owned, the name of the Credit Party owning such property, and (C) the address of such property (including, the city, county, state and zip code)). Schedule 3.22(i) also describes any purchase options, rights of first refusal or other similar contractual rights pertaining to any Real Estate.

(j) Set forth on Schedule 3.22(j) is a complete and accurate list of all Material Contracts of each Credit Party (copies of only those Material Contracts described in section (a) of the definition thereof, including all amendments thereto, have been delivered or made available to the Administrative Agent).

3.23 Status of Intermediate Holdings and Holdings. Intermediate Holdings has not engaged in any business activities and does not own any Property other than (i) ownership of the Stock and Stock Equivalents of the Credit Parties listed on Schedule 3.19  and assets incidental thereto, (ii) activities and contractual rights incidental to maintenance of its corporate existence or operation as a holding company and (iii) performance of its obligations under the Loan Documents to which it is a party. Holdings has not engaged in any business activities and does not own any Property other than (i) ownership of the Stock and Stock Equivalents of the Credit Parties listed on Schedule 3.19 and assets incidental thereto, (ii) activities and contractual rights incidental to maintenance of its corporate existence or operation as a holding company and (iii) performance of its obligations under the Transaction Documents to which it is a party.

3.24 13-Week Cash Flow Forecasts. Each 13-Week Cash Flow Forecast has been prepared in good faith based upon assumptions and projections believed by the Borrower to have been reasonable as of the time such 13-Week Cash Flow Forecast was prepared.

3.25 Independent Directors. Holdings has duly appointed independent members of the Board of Directors (each, an “Independent Director” and collectively, the “Independent Directors”). Holdings has designated one such Independent Director (the “Designated Liaison”) to act as a liaison to the Administrative Agent, other than the Independent Director appointed or to be appointed by the Lateral Entities. Set forth on Schedule 3.25 is the Designated Liaison so designated on the Restatement Effective Date. Holdings has agreed to certain changes to the composition of the Board of Directors pursuant to that certain Investor Rights Agreement, dated as of the date hereof, among Holdings and the Administrative Agent, including without limitation increasing the number of Independent Directors.

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Article IV - AFFIRMATIVE COVENANTS

Each Person composing the Borrower covenants and agrees that until the Facility Termination Date:

4.1 Financial Statements. Each Person composing the Borrower shall maintain, and shall cause each of its Subsidiaries to, maintain, a system of accounting established and administered in accordance with sound business practices to permit the preparation of financial statements in conformity with GAAP (provided that monthly and quarterly financial statements shall not be required to have footnote disclosures and are subject to normal year-end adjustments). The Borrower shall deliver to the Administrative Agent (and each Lender) and in detail reasonably satisfactory to the Administrative Agent:

(a) (i) as soon as available, but not later than for each Fiscal Year within one hundred twenty (120) days after the end of such Fiscal Year (other than for the Fiscal Year ended December 31, 2018, which the Borrower shall use best efforts to provide as soon as available), audited consolidated balance sheets of Holdings and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, and accompanied by the report of any independent certified public accounting firm reasonably acceptable to the Administrative Agent which report shall contain an unqualified opinion, stating that such consolidated financial statements present fairly in all material respects the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years;

(b) as soon as available, but not later than forty-five (45) days after the end of each Fiscal Quarter of each year (including the last Fiscal Quarter of each year), unaudited consolidated balance sheets of Holdings and its Subsidiaries, and the related consolidated statements of income and cash flows as of the end of such Fiscal Quarter and for the portion of the Fiscal Year then ended, each in form reasonably satisfactory to Administrative Agent and certified on behalf of Holdings by an appropriate Responsible Officer of Holdings as fairly presenting, in all material respects, in accordance with GAAP, the financial position and the results of operations of Holdings and its Subsidiaries, subject to normal year-end adjustments and absence of footnote disclosures; provided, however, that until such time as Holdings has filed its 2018 annual report on Form 10-K and its quarterly report for the quarter ended March 31, 2019 on Form 10-Q with the Securities and Exchange Commission, the Borrower shall deliver internal financial reports consistent with the reports delivered to the Administrative Agent prior to the Restatement Effective Date which may not be prepared in accordance with GAAP; provided, further, however, that in addition to the delivery of the financial statements set forth in this Section 4.1(b) no later than forty-five (45) days after the end of each Fiscal Quarter of each year, the Borrower may supplement such financial statements no later than fifty-two (52) days after the end of a Fiscal Quarter solely in which Holdings has filed a timely Notification of Late Filing on Form 12b-25 relating to such Fiscal Quarter;

(c) as soon as available, but not later than thirty (30) days after the end of each fiscal month of each year (other than a month that is also the end of a Fiscal Quarter) unaudited consolidated statements of income of Holdings and its Subsidiaries as of the end of such fiscal month and for the portion of the Fiscal Year then ended, each in form reasonably satisfactory to Administrative Agent and certified on behalf of Holdings by an appropriate Responsible Officer of Holdings as fairly presenting, in all material respects, in accordance with GAAP, the financial position and the results of operations of Holdings and its Subsidiaries, subject to normal year-end adjustments and absence of footnote disclosures, accompanied by reasonably detailed reconciliation statements and the results of its operations; provided, however, that until such time as Holdings has filed its 2018 annual report on Form 10-K and its quarterly report for the quarter ended March 31, 2019 on Form 10-Q with the Securities and Exchange Commission, the Borrower shall deliver internal financial reports consistent with the reports delivered to the Administrative Agent prior to the Restatement Effective Date which may not be prepared in accordance with GAAP; and

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(d) as soon as available, but not later than thirty (30) days after the end of each fiscal month of each year, the most recent 13-Week Cash Flow Forecast along with a comparison showing any changes to such 13-Week Cash Flow Forecast to the immediate 13-Week Cash Flow Forecast delivered previously.

4.2 Certificates; Other Information. The Borrower shall furnish to the Administrative Agent (for distribution to each Lender):

(a) together with each delivery of financial statements pursuant to Sections 4.1(a) and 4.1(b), (i) a management discussion and analysis report, in reasonable detail, signed by the chief executive officer and/or chief financial officer of Holdings, describing the operations and financial condition of the Credit Parties and their Subsidiaries for the fiscal quarter and the portion of the Fiscal Year then ended (and for the Fiscal Year then ended in the case of annual financial statements), and (ii) a report (A) setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the most recent projections for the current Fiscal Year delivered pursuant to Section 4.2(d) and discussing the reasons for any significant variations and (B) containing a reasonably detailed summary of key performance indicators and operating metrics consistent with past practices of Holdings;

(b) concurrently with the delivery of the financial statements referred to in Sections 4.1(a), 4.1(b) and 4.1(c) above, (i) a fully and properly completed certificate in the form of Exhibit 4.2(b) (a “Compliance Certificate”), and (ii) a reasonably detailed written summary of any changes to any Credit Party’s capital structure (including any changes to voting rights related thereto), in each case, certified on behalf of Holdings by a Responsible Officer of Holdings;

(c) promptly after the same are sent, copies of all financial statements and reports which any Credit Party sends to its shareholders or other equity holders, as applicable, generally and promptly after the same are filed, copies of all financial statements and regular, periodic or special reports which such Person may make to, or file with, the Securities and Exchange Commission or any successor or similar Governmental Authority;

(d) as soon as available and in any event no later than thirty (30) days after the first day of each Fiscal Year of Holdings, projections of the Credit Parties’ (and their Subsidiaries’) financial performance for the then current Fiscal Year on a consolidated basis and otherwise on a month-by-month basis (in a form, and consistent with the scope and detail, provided to the Lenders prior the Restatement Effective Date);

(e) promptly upon receipt thereof, copies of any reports submitted by Holdings’ certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or internal control systems of any Credit Party made by such accountants;

(f) within thirty (30) days after the delivery of the financial statements required to be delivered pursuant to Section 4.1(b), at the request of the Administrative Agent, upon reasonable prior notice, a conference call with the Administrative Agent and all Lenders who choose to participate, discussing and analyzing the financial condition and results of operation of each of the Credit Parties for the current and prior Fiscal Quarter;

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(g) within one-hundred and twenty (120) days after the end of each Fiscal Year, at the request of the Required Lenders and upon reasonable prior notice, hold an in-person meeting or telephonic conference with all Lenders who choose to participate, at which meeting the financial results of the previous Fiscal Year, the financial condition of Holdings and its Subsidiaries and the projections presented for the current Fiscal Year of Holdings shall be reviewed;

(h) [reserved];

(i) as soon as available, but not later than thirty (30) days after the end of each Fiscal Quarter of each year (including the last Fiscal Quarter of each year), (i) an internal backlog report for each business unit of the Credit Parties and (ii) an internal pipeline report for each business unit of the Credit Parties; in each case as of the last day of such Fiscal Quarter and certified by an officer of Holdings;

(j) concurrently with the delivery of the Compliance Certificate delivered with the financial statements referred to in Section 4.1(a) above, an updated Perfection Certificate;

(k) as soon as available and in any event no later than three (3) days after receipt, the Borrower shall disclose to the Administrative Agent (including by posting to a file hosting service reasonably acceptable to the Administrative Agent), (i) copies of each invoice received by any Credit Party for (A) single payments in excess of $100,000 and (B) recurring cash payments in excess of $50,000, in each case in respect of subsections (i)(A) and (B) for such payments outside of the ordinary course of business, (ii) copies of each employment agreement entered into by any Credit Party for any employee hired (A) with an annual salary reasonably expected to be in excess of $300,000 (or the equivalent amount, if such employee will be paid in a currency other than Dollars), or (B) with a title of Vice President (or any such other title more senior than Vice President in the applicable Credit Party’s organizational structure) and (iii) copies of payroll records received by a third party payroll provider (which can be provided by e-mail);

(l) weekly (no later than Wednesday of each week), commencing with the first such date to occur after the FP&A Analyst has started his or her employment at (or has been designated by) the Borrower, the Borrower shall cause the FP&A Analyst to deliver to the Administrative Agent operating and financial dashboards in form and substance reasonably acceptable to the Administrative Agent;

(m) promptly, such additional business, financial, corporate affairs, perfection certificates and other information as the Administrative Agent may from time to time reasonably request; and

(n) promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act or other applicable anti-money laundering laws.

4.3 Notices. The Borrower shall notify promptly the Administrative Agent in writing of each of the following (and in no event later than five (5) Business Days after a Responsible Officer becomes aware thereof):

(a) the occurrence or existence of any Default (provided that with respect to any Default, the Borrower shall have no less than the length of any cure period which is applicable to such Default pursuant to Article VII to provide such notice) or Event of Default;

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(b) any breach or non-performance of, or any default under, any Contractual Obligation of any Credit Party or any Subsidiary of any Credit Party, or any violation of, or non-compliance with, any Requirement of Law, or any other event or circumstance, which could reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, including a description of such breach, non-performance, default, violation, non-compliance, event or circumstance and the steps, if any, such Person has taken, is taking or proposes to take in respect thereof;

(c) any dispute, litigation, investigation, proceeding or suspension which may exist at any time between any Credit Party or any Subsidiary of any Credit Party and any Governmental Authority which could reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect;

(d) the commencement of, or any material development in, any litigation or proceeding affecting any Credit Party or any Subsidiary of any Credit Party or its respective property (i) in which the amount of damages claimed is greater than the Threshold Amount, (ii) which could reasonably be expected to result in any Material Liability, or (iii) in which the relief sought is an injunction or other stay of the performance of this Agreement, any other Transaction Document or any Material Contract;

(e) (i) the receipt by any Credit Party of any notice of violation of or potential liability or similar notice under Environmental Law, (ii)(A) unpermitted Releases, (B) the existence of any condition that could reasonably be expected to result in violations of or Liabilities under, any Environmental Law or (C) the commencement of, or any material change to, any action, investigation, suit, proceeding, audit, claim, demand, dispute alleging a violation of or Liability under any Environmental Law which in the case of clauses (A), (B) and (C) above, in the aggregate for all such clauses, could reasonably be expected to result in any Material Liability, (iii) the receipt by any Credit Party of notification that any Property of any Credit Party is subject to any Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities and (iv) any proposed acquisition or lease of Real Estate, if such acquisition or lease would have a reasonable likelihood of resulting in Material Liability;

(f) (i) any termination, lapse or default under any Material Contract and (ii) the occurrence of any event or circumstance relating to a Material Contract that could reasonably be expected to have a Material Adverse Effect;

(g) any material change in accounting policies or financial reporting practices by any Credit Party or any Subsidiary of any Credit Party;

(h) the creation or establishment of any deposit, securities, commodity or similar account maintained by any Credit Party; and

(i) the creation, establishment or acquisition of any Subsidiary or the issuance by or to any Credit Party of any Stock or Stock Equivalent, including any capital contribution in respect thereof, other than stock options issued pursuant to an existing plan of a Credit Party or any Stock issued upon the exercise of any such stock options.

Each notice pursuant to this Section shall be in electronic form accompanied by a statement by a Responsible Officer of Holdings and the Borrower, setting forth details of the occurrence referred to therein (including, with respect to notices delivered under Section 4.3(a), the particular clauses of this Agreement and/or other Transaction Documents that have been breached or violated), and stating what action the Borrower or other Person proposes to take with respect thereto and at what time.

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4.4 Preservation of Corporate Existence, Etc. Each Person composing the Borrower shall, and shall cause each of its Subsidiaries to:

(a) preserve and maintain in full force and effect its organizational existence and good standing under the laws of its jurisdiction of incorporation, organization or formation, as applicable, except as permitted by Section 5.3;

(b) preserve and maintain in full force and effect all rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business except as permitted by Sections 5.2 and 5.3;

(c) use its commercially reasonable efforts, in the Ordinary Course of Business, to preserve its business organization and preserve the goodwill and business of the customers, suppliers and others having material business relations with it;

(d) preserve or renew all of its Intellectual Property the non-preservation of which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and

(e) conduct its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any respect and shall comply in all respects with the terms of its IP Licenses except, in each case, as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.5 Maintenance of Property.

(a) Each Person composing the Borrower shall, and shall cause each of its Subsidiaries to, maintain and preserve all its Property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and shall make all necessary repairs thereto and renewals and replacements thereof.

(b) Each Person composing the Borrower shall, and shall cause each of its Subsidiaries to, (i) preserve and maintain the Intellectual Property owned by such Person, (ii) use commercially reasonable efforts to prevent any infringement of such Intellectual Property, (iii) make all registrations and pay all registration fees and taxes necessary to maintain such Intellectual Property in full force and effect and (iv) not knowingly use such Intellectual Property or knowingly permit such Intellectual Property to be used in a way (or knowingly take any steps or knowingly omit to take any step in respect of such Intellectual Property) that will materially adversely affect the existence or value of such Intellectual Property or imperil the right of any such Person to use such property, except, in each case of the foregoing clauses (i)-(iv), where it could not reasonably be expected to have a Material Adverse Effect.

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4.6 Insurance.

(a) Each Person composing the Borrower shall, and shall cause each of its Subsidiaries to, (i) maintain or cause to be maintained in full force and effect all policies of insurance of any kind with respect to the Property and businesses of the Credit Parties and such Subsidiaries (including policies of fire, theft, product liability, public liability, Flood Insurance, casualty, employee fidelity, workers’ compensation, and employee health and welfare insurance) and with financially sound and reputable insurance companies or associations (in each case that are not Affiliates of the Borrower) of a nature and providing such coverage as is sufficient and as is customarily carried by businesses of the size and character of the business of the Credit Parties and (ii) cause all such insurance relating to any Property or business of any Credit Party to name the Administrative Agent as additional insured or lenders loss payee as agent for the Lenders, as appropriate. All policies of insurance on real and personal Property of the Credit Parties will contain an endorsement, in form and substance acceptable to the Administrative Agent, showing loss payable to the Administrative Agent (Form CP 1218 or equivalent and naming the Administrative Agent as lenders loss payee as agent for the Lenders) and (to the extent applicable) business interruption endorsements. Such endorsement, or an independent instrument furnished to the Administrative Agent, will provide that the insurance companies will give the Administrative Agent at least 30 days’ prior written notice before any such policy or policies of insurance shall be canceled. Each Credit Party shall direct all present and future insurers under its policies of property insurance to pay all proceeds payable thereunder directly to the Administrative Agent, subject to Section 1.6(b). If any insurance proceeds are paid by check, draft or other instrument payable to any Credit Party and the Administrative Agent jointly, the Administrative Agent may endorse such Credit Party’s name thereon and do such other things as the Administrative Agent may deem advisable to reduce the same to cash. The Administrative Agent reserves the right at any time, upon review of each Credit Party’s risk profile, to require additional forms and limits of insurance. Notwithstanding the requirement in clause (i) above, Flood Insurance shall not be required for (x) Real Estate not located in a Special Flood Hazard Area, or (y) Real Estate located in a Special Flood Hazard Area in a community that does not participate in the National Flood Insurance Program.

(b) As long as the Credit Parties provide the Administrative Agent with evidence of the insurance coverage required by this Agreement (including Flood Insurance, if applicable), the Administrative Agent may not purchase insurance (including Flood Insurance) at the Credit Parties’ expense. Any insurance permissibly obtained by the Administrative Agent may, but need not, protect the Credit Parties’ and their Subsidiaries’ interests. The Borrower may later cancel any insurance purchased by the Administrative Agent, but only after providing the Administrative Agent with evidence that there has been obtained insurance as required by this Agreement. If the Administrative Agent purchases insurance which the Credit Parties are required to maintain and have not provided evidence thereof to the Administrative Agent as required hereunder, the Credit Parties will be responsible for the costs of that insurance, including interest and any other charges the Administrative Agent may impose in connection with the placement of insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance shall be added to the Obligations. The costs of the insurance may be more than the cost of insurance the Borrower may be able to obtain on its own.

4.7 Payment of Obligations. Each Person composing the Borrower shall, and shall cause each of its Subsidiaries to, pay, discharge and perform as the same shall become due and payable or required to be performed, all their respective obligations and liabilities, including:

(a) all Tax liabilities other than those set forth on Schedule 4.7, unless either (i) the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by such Person or (ii) the aggregate amount of all such Tax liabilities at any one time that remain unsatisfied after becoming due and payable do not exceed $50,000;

(b) all lawful claims (other than tax liabilities) which, if unpaid, would by law become a Lien upon its Property unless the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the imposition or enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by such Person;

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(c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained herein, in any other Transaction Documents and/or in any instrument or agreement evidencing such Indebtedness, other than any Indebtedness that is being contested in good faith; and

(d) the performance of all obligations under any Contractual Obligation to which such Credit Party or any of its Subsidiaries is bound, or to which it or any of its Property is subject, except where the failure to perform could not reasonably be expected to have, either individually or in the aggregate, any Material Liability.

4.8 Compliance with Laws.

(a) Each Person composing the Borrower shall, and shall cause each of its Subsidiaries to, (i) use its commercially best efforts to comply in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business solely to the extent the Borrower or any Subsidiary is not in compliance with such Requirement of Law prior to the Restatement Effective Date and (ii) from and after the Restatement Effective Date, comply in all material respects with all Requirements of Law (other than for those specific instances of non-compliance governed by the foregoing subclause) of any Governmental Authority having jurisdiction over it or its business.

(b) Without limiting the foregoing, the Credit Parties shall file, as and when required in accordance with (but otherwise giving effect to any applicable grace or extension periods otherwise provided by) all Requirements of Laws, all financial statements and regular and periodic reports that the Credit Parties are otherwise required to make to, or file with, the Securities and Exchange Commission or any successor or similar Governmental Authority; provided, however, that with respect to the annual report on Form 10-K for the fiscal year ended December 31, 2018 and any quarterly filings on Form 10-Q due prior to the filing of such annual report on Form 10-K, the Borrower shall be required to file such reports in compliance with Section 4.1(a) and (b), as applicable.

(c) Each Person composing the Borrower shall, and shall cause each of its Subsidiaries to, maintain in effect and enforce policies and procedures designed to ensure compliance by the Credit Parties, their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.

4.9 Inspection of Property and Books and Records. Each Person composing the Borrower shall, and shall cause each of its Subsidiaries to, maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Person. Each Credit Party shall, and shall cause each of its Subsidiaries to, with respect to each owned, leased, or controlled property, during normal business hours and upon reasonable advance notice (unless an Event of Default shall have occurred and be continuing, in which event no notice shall be required and the Administrative Agent shall have access at any and all times during the continuance thereof): (a) provide access to such property to the Administrative Agent and any of its Related Persons, as frequently as the Administrative Agent determines to be appropriate; and (b) permit the Administrative Agent and any of its Related Persons to conduct field examinations, audit, inspect, and make extracts and copies (or take originals if reasonably necessary) from all of such Credit Party’s books and records, and evaluate and make physical verifications and appraisals of the inventory and other Collateral in any manner and through any medium that the Administrative Agent considers advisable.

4.10 Use of Proceeds. The Borrower shall use the proceeds of the Restatement Date Loans (if any) to pay the Outstanding Super Senior Term Loan Interest. The Borrower shall not, directly or indirectly, use the proceeds of the Restatement Date Loans or any other Term Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person in any manner that would result in a violation of the laws, regulations and executive orders referred to in Section 3.21.

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4.11 Cash Management Systems. Each Person composing the Borrower shall, and shall cause each of its Subsidiaries to, cause each depository, securities intermediary or commodities intermediary to enter into Control Agreements with respect to each deposit, securities, commodity or similar account maintained by such Credit Party, other than any such account constituting an Excluded Account.

4.12 Further Assurances.

(a) Each Person composing the Borrower shall, and shall cause each of its Subsidiaries to, ensure that all written information, exhibits and reports furnished to the Administrative Agent or the Lenders will not contain any untrue statement of a material fact and will not omit to state any material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and will promptly disclose to the Administrative Agent and the Lenders and correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement or recordation thereof.

(b) Promptly upon request by the Administrative Agent, each Person composing the Borrower shall (and, subject to the limitations set forth herein and in the Collateral Documents, shall cause each of its Subsidiaries to) take such additional actions and execute such documents as the Administrative Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) to subject to the Liens created by any of the Collateral Documents any of the Property, rights or interests covered by any of the Collateral Documents, (iii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document. Without limiting the generality of the foregoing:

(i) in connection with the formation or acquisition of any Subsidiary (other than an Excluded Subsidiary), within 20 Business Days of the formation or acquisition of any such Subsidiary, such Subsidiary shall guaranty the Obligations and grant a Lien in (subject to the limitations set forth herein and in the Collateral Documents) all of such Subsidiary’s Property (other than Excluded Property) to secure the Obligations and each Credit Party shall pledge all of the Stock and Stock Equivalents of such Subsidiary owned by such Credit Party (other than Stock and Stock Equivalents that constitute Excluded Property) to the Administrative Agent, for the benefit of the Secured Parties, to secure the Obligations; in furtherance of the foregoing:

(A) the Credit Parties shall deliver, or cause to be delivered, to the Administrative Agent, appropriate resolutions, secretary certificates, certified Organization Documents and, if requested by the Administrative Agent, legal opinions relating to the matters described in this Section 4.12(b) (which opinions shall be in form and substance reasonably acceptable to the Administrative Agent and, to the extent applicable, substantially similar to the opinions delivered on the Restatement Effective Date), in each instance with respect to each Subsidiary formed or acquired after the Restatement Effective Date; and

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(B) the Credit Parties shall deliver, or cause to be delivered, to the Administrative Agent, irrevocable proxies and stock powers and/or assignments, as applicable, duly executed in blank as required by the Loan Documents relating to the Collateral; and

(ii) in the event any Credit Party acquires any Material Real Estate, or any existing Real Estate becomes Material Real Estate, such Credit Party shall provide the Administrative Agent notice of such acquisition or any existing Real Estate becoming Material Real Estate within three Business Days of such occurrence, and within sixty (60) days after (or such later date as may be agreed by the Administrative Agent in its sole discretion) such occurrence, such Person shall execute and/or deliver, or cause to be executed and/or delivered, to the Administrative Agent (A) a Mortgage, (B) all applicable Real Estate Support Documents, and (C) if requested by the Administrative Agent opinions of counsel (in form and substance satisfactory to the Administrative Agent) and a survey, in each case with respect to any such Material Real Estate and otherwise cause to be satisfied all other Real Estate Collateral Requirements;

(iii) in addition to the obligations set forth in Section 4.6(a), within forty-five (45) days after written notice from the Administrative Agent to the Credit Parties that any Real Estate is located in a Special Flood Hazard Area, the Credit Parties shall satisfy the Flood Insurance requirements of Section 4.6(a); and

(iv) each Credit Party shall, at the Administrative Agent’s request, use commercially reasonable efforts to obtain any required consents from any Person with respect to any permit, license or Contractual Obligation with such Person that requires such consent as a condition to the creation by such Credit Party of a Lien in favor of, or the effective exercise of remedies by, the Administrative Agent in any right, title or interest of such Credit Party in such permit, license or Contractual Obligation.

(c) For the avoidance of doubt, and without limitation, this Section 4.12 shall apply to any division of a Credit Party and any division of any Subsidiary required to become a Credit Party pursuant to the Loan Documents and to any allocation of assets to a series of a limited liability company, limited partnership or trust.

4.13 Environmental Matters. Each Person composing the Borrower shall, and shall cause each of its Subsidiaries to, comply with, and maintain its Real Estate, whether owned or leased, subleased or otherwise operated or occupied, in compliance with, all applicable Environmental Laws (including by implementing any Remedial Action necessary to achieve such compliance) or that is required by orders and directives of any Governmental Authority except where the failure to comply could not reasonably be expected to, individually or in the aggregate, result in a Material Liability. Without limiting the foregoing, if an Event of Default is continuing or if the Administrative Agent at any time has a reasonable basis to believe that there exist violations of Environmental Laws by any Credit Party or any Subsidiary of any Credit Party or that there exist any Environmental Liabilities, then each Credit Party shall, promptly upon receipt of request from the Administrative Agent (accompanied by an explanation of the reason for the request), cause the performance of, and allow the Administrative Agent and its Related Persons access to such Real Estate for the purpose of conducting, such environmental audits and assessments, including subsurface sampling of soil and groundwater, and cause the preparation of such reports, in each case as the Administrative Agent may from time to time reasonably request. Such audits, assessments and reports, to the extent not conducted by the Administrative Agent or any of its Related Persons, shall be conducted and prepared by reputable environmental consulting firms reasonably acceptable to the Administrative Agent and shall be in form and substance reasonably acceptable to the Administrative Agent.

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4.14 Post-Closing Milestones. Each Person composing the Borrower shall, and shall cause each of its Subsidiaries to, satisfy and perform, on or prior to the dates required by the terms of Schedule 4.14 (as extended, in writing, by the Administrative Agent, which the Administrative Agent may do without obtaining consent of the Lenders), each of the milestones specified on Schedule 4.14.

4.15 Material Contracts. Each Person composing the Borrower shall, and shall cause each of its Subsidiaries to (a) perform and observe in all material respects all the terms and provisions of each Material Contract to be performed or observed by it, (b) maintain each such Material Contract in full force and effect (unless such Credit Party determines that it is in the best interests of such Credit Party to terminate such Material Contract in accordance with its terms, such Material Contract has lapsed in accordance with its stated term or has been breached by any counterparty thereto), (c) enforce, to the extent the Borrower elects to do so in the exercise of its reasonable business judgment, each such Material Contract in accordance with its terms, and (d) if an Event of Default has occurred and is continuing, take all such actions to such end as may be from time to time reasonably requested by the Administrative Agent and, upon request of the Administrative Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Credit Party or any of its Subsidiaries is entitled to make under such Material Contract.

4.16 Information Rights. For so long as any principal or interest remains due and unpaid under and pursuant to the Term Loans, the Lenders shall be entitled to receive copies of all materials distributed to participants at all meetings of the board of directors or similar governing body of Holdings, subject to exceptions in respect of disclosures that (a) would otherwise (i) vitiate any applicable attorney-client privilege or (ii) violate any applicable fiduciary duty or confidentiality obligation due to another party or (b) relate to any matter in which a Lender or any affiliate thereof has a business or financial interest. In furtherance of the foregoing, the Borrower hereby authorizes its independent accountants, and the independent accountants of each of its Subsidiaries, to discuss the affairs, finances and accounts of such Person (independently or together with representatives of such Person) with the agents and representatives of the Administrative Agent and/or the Lenders in accordance with this Section 4.16. For the avoidance of doubt, any materials provided to the Observer shall be deemed to satisfy the Borrower’s requirements under this Section 4.16 solely with respect to the delivery of those specific materials provided to the Observer.

4.17 Board Observer Rights.

(a) Subject to the terms and conditions set forth herein, the Lateral Entities (collectively) shall have the right to send one non-voting representative on their behalf (an “Observer”) to attend all meetings of the Board of Directors of Holdings, including all committees thereof and any meeting, whether formal or informal, where a quorum of the Board of Directors or of any committee is present, solely in a non-voting observer capacity.

(b) Each of Holdings and the Borrower will furnish to the Observer copies of all notices, minutes, consents, board package materials and other materials that it generally makes available to its Board of Directors as and when such materials are provided to its Board of Directors. The Observer may participate in discussions of matters under consideration by the Board of Directors and any matters brought before any committee thereof, but will not be entitled to vote on any matter presented to the Board of Directors; provided, however, that a majority of the Board shall have the right, after deliberation in a closed session in which they can exclude the Observer, to exclude the Observer from portions of meetings of the Board of Directors or any committee thereof or omit to provide the Observer with certain information to the extent that a majority of the members of the Board of Directors believe in good faith after consultation with counsel that such exclusion or omission is necessary in order to preserve any attorney-client privilege, attorney-work product privilege or other similar legal privileges or such attendance or distribution of materials is otherwise prohibited by applicable law or would be restricted by section 2(c) of the Investor Rights Agreement.

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(c) The Lateral Entities shall have the right to remove and replace their Observer in their sole discretion and to designate a substitute representative at any time.

(d) Holdings shall reimburse the Observer for any reasonable expenses or charges incurred by such Observer in the performance of its duties as an Observer hereunder solely in the event the Independent Director is not an employee of a Lateral Entity.

4.18 Board of Directors. Holdings shall at all times maintain one Designated Liaison. The Designated Liaison shall make himself or herself available to the Administrative Agent upon reasonable advance notice to provide a reasonably detailed summary of the Credit Parties’ compliance with this Agreement and the other Loan Documents. Holdings shall provide prompt written notice to the Administrative Agent upon the removal, resignation, or re-designation of any Designated Liaison.

4.19 FP&A Analyst. Subject to Section 4.14, Holdings shall employ (which may include designating an existing employee) and maintain a financial planning and analysis analyst (the “FP&A Analyst”) reasonably acceptable to the Administrative Agent on terms reasonably accepted to the Administrative Agent.

4.20 [reserved].

4.21 Read-Only Account Access. The Borrower shall provide and maintain read-only account access to each deposit account, securities account, commodity account, and any other account (other than Excluded Accounts) held by the Borrower or any of its Subsidiaries.

Article V - NEGATIVE COVENANTS

Each Person composing the Borrower covenants and agrees that, without the prior written consent of the Required Lenders (unless such action requires the consent of all Lenders, then without the prior written consent of all Lenders), which such written consent may be withheld, conditioned, or otherwise provided in the Required Lenders’ (or all Lenders’, if applicable) sole discretion, until the Facility Termination Date:

5.1 Limitation on Liens. No Person composing the Borrower shall, and no Person composing the Borrower shall suffer or permit any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its Property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a) any Lien existing on the Property of a Credit Party or a Subsidiary of a Credit Party on the Restatement Effective Date and set forth in Schedule 5.1(a) securing Indebtedness outstanding on such date and permitted by Section 5.5(c), including replacement Liens on the Property currently subject to such Liens securing Indebtedness permitted by Section 5.5(c);

(b) any Lien created under any Loan Document;

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(c) Liens for Taxes (i) which are not past due or remain payable without penalty, or (ii) the non-payment of which is permitted by Section 4.7; in each case other than those set forth on Schedule 5.1(c);

(d) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens (including Liens customarily granted in favor of laboratories) arising in the Ordinary Course of Business which are not delinquent for more than ninety (90) days or remain payable without penalty or which are being contested in good faith and by appropriate proceedings diligently prosecuted, which proceedings have the effect of preventing the forfeiture or sale of the Property subject thereto and for which adequate reserves in accordance with GAAP are being maintained; provided, that, all such Liens are limited to the goods provided or to the goods relating to which services were rendered;

(e) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeals bonds, bids, leases, governmental contract, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or to secure liability to insurance carriers;

(f) Liens consisting of judgment or judicial attachment liens (other than for payment of Taxes), provided that the enforcement of such Liens is effectively stayed and all such Liens secure claims in the aggregate at any time outstanding for the Credit Parties and their Subsidiaries that do not constitute an Event of Default under Section 7.1(h).

(g) easements, rights of way, zoning and other restrictions, minor defects or other irregularities in title, and other similar encumbrances incurred in the Ordinary Course of Business which, either individually or in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the Property subject thereto or interfere in any material respect with the ordinary conduct of the businesses of any Credit Party or any Subsidiary of any Credit Party;

(h) Liens on any equipment acquired or held by any Credit Party securing Indebtedness incurred or assumed for the purpose of financing (or refinancing) all or any part of the cost of acquiring such equipment and permitted under Section 5.5(d); provided, that:

(i) any such Lien attaches to the equipment concurrently with or within ninety (90) days after the acquisition thereof;

(ii) such Lien attaches solely to the equipment so acquired in such transaction and the proceeds thereof;

(iii) the principal amount of the debt secured thereby does not exceed 100% of the cost of such equipment; and

(iv) such equipment is readily identifiable and severable from the Collateral without material expense;

(i) any interest or title of a Real Estate or operating lease lessor or sublessor under any lease permitted by this Agreement;

(j) Liens arising from the filing of precautionary uniform commercial code financing statements with respect to any lease permitted by this Agreement;

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(k) non-exclusive licenses and sublicenses granted by a Credit Party or any Subsidiary of a Credit Party and leases and subleases (by a Credit Party or any Subsidiary of a Credit Party as lessor or sublessor) to third parties in the Ordinary Course of Business not interfering with the business of the Credit Parties or any of their Subsidiaries;

(l) Liens in favor of collecting banks arising by operation of law under Section 4-210 of the UCC or, with respect to collecting banks located in the State of New York, under Section 4-208 of the UCC;

(m) Liens (including the right of set-off) in favor of a bank or other depository institution arising as a matter of law encumbering deposits; and

(n) other Liens on any property of Holdings or any of its Subsidiaries securing any of their Indebtedness or their other liabilities; provided, however, that (i) such Liens do not attach to the Stock or Stock Equivalents of the Borrower and (ii) the aggregate outstanding principal amount of all such Indebtedness and other liabilities shall not exceed $50,000 at any time.

5.2 Disposition of Assets. No Person composing the Borrower shall, and no Person composing the Borrower shall suffer or permit any of its Subsidiaries to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose (including by division) of (whether in one or a series of transactions) any Property (including the Stock of any Subsidiary of any Credit Party, whether in a public or private offering or otherwise, and accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

(a) Sales, transfers and other dispositions of inventory, obsolete or worn out or surplus equipment, for fair market value all in the Ordinary Course of Business; provided, that, for the avoidance of doubt, this subsection (a) shall not include any receivables financing or similar arrangements;

(b) dispositions not otherwise permitted hereunder which are made for fair market value; provided, that:

(i) at the time of such disposition, no Event of Default shall exist or shall result from such disposition;

(ii) such disposition does not involve (A) the sale or issuance of Stock or Stock Equivalents of any Subsidiary of any Credit Party or (B) a disposition by the Borrower to another Credit Party;

(iii) not less than 75% of the aggregate sales price from such disposition shall be paid in cash; and

(iv) the aggregate fair market value of all assets sold by the Credit Parties and their Subsidiaries in reliance upon this clause (b) shall not exceed $200,000 in any Fiscal Year;

(c) dispositions of Cash Equivalents in the Ordinary Course of Business made to a Person that is not an Affiliate of any Credit Party and conversions of Cash Equivalents into cash or other Cash Equivalents;

(d) transactions permitted under Section 5.1(k);

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(e) the leasing, as lessor, of real or personal property, or the assignment or sublease for fair value of leasehold interests, in each case no longer used or useful in the business of the Credit Parties and their Subsidiaries and otherwise in the Ordinary Course of Business;

(f) (i) sales or dispositions of equipment to the extent such equipment is exchanged for credit against the purchase price of similar or upgraded replacement equipment, or the proceeds of such sales or dispositions are applied to the purchase price of similar or upgraded replacement equipment; and (ii) sales or dispositions of equipment that secure Capital Lease Obligations or other purchase money obligations otherwise permitted to exist pursuant to Section 5.1(h);

(g) sales or dispositions by any Credit Party (other than the Borrower) to the Borrower or another Credit Party; and

(h) transactions otherwise permitted by Section 5.3.

Anything contained herein to the contrary notwithstanding (a) no Credit Party shall issue any Stock or Stock Equivalents if such issuance would result in an Event of Default under Section 7.1(k), (b) no Subsidiary of a Credit Party shall sell or issue any Stock or Stock Equivalents to any Person other than to Holdings or a Wholly-Owned Subsidiary of Holdings, (c) no Credit Party (other than Holdings to the extent permitted under this Agreement) may sell or issue any Stock or Stock Equivalents to any Person other than to another Credit Party, and (d) Jus-Com may not issue any Stock or Stock Equivalents to any Person other than Intermediate Holdings.

5.3 Consolidations and Mergers. No Person composing the Borrower shall, and no Person composing the Borrower shall suffer or permit any of its Subsidiaries to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose (including by division) of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, provided that upon not less than five (5) Business Days prior written notice to the Administrative Agent any Subsidiary of Holdings (other than the Borrower) may merge with, or dissolve or liquidate into Holdings or another Wholly-Owned Subsidiary of Holdings that is a Credit Party (other than the Borrower), provided that Holdings or such Wholly-Owned Subsidiary shall be the continuing or surviving entity and all actions reasonably required by the Administrative Agent, including actions required to maintain perfected Liens on the Stock of the surviving entity and other Collateral in favor of the Administrative Agent, shall have been completed.

5.4 Loans and Investments. No Person composing the Borrower shall, and no Person composing the Borrower shall suffer or permit any of its Subsidiaries to (i) purchase or acquire, or make any commitment to purchase or acquire any Stock or Stock Equivalents, or any obligations or other securities of, or any interest in, any Person, or (ii) make or commit to make any Acquisitions, or any other acquisition of all or substantially all of the assets of another Person, or of any business or division of any Person, including by way of merger, consolidation or other combination or (iii) make or purchase or commit to make or purchase, any advance, loan, extension of credit or capital contribution to or any other investment in, any Person (the items described in clauses (i), (ii) and (iii) are referred to as “Investments”), except for:

(a) Investments in cash and Cash Equivalents;

(b) Investments consisting of loans, cash advances or capital contributions of cash by any Credit Party to or in any other then-existing Credit Party;

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(c) loans and advances to employees in the Ordinary Course of Business not to exceed $50,000 in the aggregate at any time outstanding;

(d) Investments received as the non-cash portion of consideration received in connection with transactions permitted pursuant to Section 5.2(b);

(e) Investments acquired in connection with the settlement of delinquent accounts in the Ordinary Course of Business or in connection with the bankruptcy or reorganization of suppliers or customers;

(f) Investments consisting of non-cash loans made by Holdings to officers, directors and employees of a Credit Party which are used by such Persons to purchase simultaneously Stock or Stock Equivalents of Holdings;

(g) Investments existing on the Restatement Effective Date that are set forth on Schedule 5.4;

(h) Investments comprised of Contingent Obligations permitted by Section 5.9;

(i) in the event any Person composing the Borrower files a consolidated, combined, unitary or similar type income Tax return with Holdings, such Person and its Subsidiaries may make Investments constituting loans or advances to Holdings to permit Holdings to pay federal and state income Taxes then due and payable; provided, that the aggregate amount of such Investments, when taken together with the Restricted Payments made in reliance upon Section 5.11(c), shall not be greater than the amount of such Taxes that would have been due and payable by such Person and its Subsidiaries had such Person not filed a consolidated, combined, unitary or similar type return with Holdings;

(j) [reserved]; and

(k) any other Investment by Holdings or any of its Subsidiaries; provided, that, immediately after giving effect to any such Investment:

(i) no Event of Default shall have occurred and be continuing or would result therefrom;

(ii) the Credit Parties are in compliance on a pro forma basis with the covenants set forth in Article VI, recomputed for the most recent fiscal month for which financial statements have been delivered to the Administrative Agent in accordance with Section 4.1 of this Agreement (as evidenced by a Compliance Certificate duly completed and delivered to the Administrative Agent at least five (5) Business Days prior to the consummation of the applicable event giving rise to the requirement to make the determinations contemplated hereby); and

(iii) the aggregate outstanding amount of all such Investments, when taken together with the Restricted Payments made in reliance upon Section 5.11(e), does not exceed $250,000 at any time.

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5.5 Limitation on Indebtedness. No Person composing the Borrower shall, and no Person composing the Borrower shall suffer or permit any of its Subsidiaries to, create, incur, assume, permit to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(a) the Obligations;

(b) Indebtedness consisting of Contingent Obligations permitted pursuant to Section 5.9;

(c) Indebtedness (other than Restructured Other Indebtedness) existing on the Restatement Effective Date as set forth in Schedule 5.5, including Permitted Refinancings thereof;

(d) Indebtedness not to exceed $1,800,000 at any time outstanding, consisting of Capital Lease Obligations or secured by Liens permitted by Section 5.1(h) and Permitted Refinancings thereof, so long as, immediately after giving effect to the incurrence thereof no Event of Default shall have occurred and be continuing;

(e) unsecured intercompany Indebtedness permitted pursuant to Section 5.4(b);

(f) the Benchmark Indebtedness so long as with respect to the Amended Series A Benchmark Notes and the Amended Series B Benchmark Notes, the Benchmark Subordination Agreement is in effect with respect thereto;

(g) other unsecured Indebtedness not constituting Disqualified Stock and not exceeding $50,000 in the aggregate at any time outstanding;

(h) the Amended Other Benchmark Principal Indebtedness;

(i) the CFGMS Debt;

(j) the LeoGroup Debt;

(k) the Restructured Other Indebtedness;

(l) the Iliad Promissory Note solely in the event the proceeds of such note are used to repay Restructured Other Indebtedness; and

(m) unsecured Indebtedness in the form of a promissory note to any Benchmark Principal, representing an amount equal to the amount of any bonus or other incentive payment owed to such Benchmark Principal that was instead applied to reduce the outstanding principal amount owed under the Amended Series B Benchmark Note held by such Benchmark Principal; provided that the interest rate on such promissory note does not exceed 6.00% and such promissory note matures no earlier than 48-months after its issuance.

5.6 Transactions with Affiliates. No Person composing the Borrower shall, and no Person composing the Borrower shall suffer or permit any of its Subsidiaries to, enter into any transaction with any Affiliate of the Borrower or of any such Subsidiary, except:

(a) as expressly permitted by this Agreement; or

(b) in the Ordinary Course of Business and pursuant to the reasonable requirements of the business of such Credit Party or such Subsidiary upon fair and reasonable terms no less favorable to such Credit Party or such Subsidiary than could reasonably be obtained in a comparable arm’s length transaction with a Person not an Affiliate of the Borrower or such Subsidiary and which are disclosed in writing to the Administrative Agent.

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5.7 Management Fees and Compensation. No Person composing the Borrower shall, and no Person composing the Borrower shall suffer or permit any of its Subsidiaries to, pay any management, consulting or similar fees to any Affiliate of any Credit Party or to any officer, director or employee of any Credit Party or any Affiliate of any Credit Party or pay or reimburse any of its Affiliates (other than a Credit Party) for any costs, expenses and similar items, except:

(a) payment of reasonable compensation (including the issuance of Stock and Stock Equivalents pursuant to a board approved equity incentive plan) to officers and employees for actual services rendered to the Credit Parties and their Subsidiaries in the Ordinary Course of Business;

(b) reimbursement of ordinary and necessary out-of-pocket expenses incurred by an officer of a Credit Party for travel, meals, and entertainment in each case directly related to the conduct of the Credit Parties’ businesses; and

(c) payment of directors’ fees and reimbursement of actual out-of-pocket expenses incurred in connection with attending Board of Director meetings not to exceed in the aggregate, with respect to all such items, $350,000 in any Fiscal Year.

Anything contained herein to the contrary notwithstanding, no Credit Party or any of its Subsidiaries shall enter into any contract (written or oral) after the Restatement Effective Date providing for the payment of annualized compensation in excess of $300,000 to any officer, director or employee of any Credit Party or Subsidiary thereof without the prior written consent of the Administrative Agent.

5.8 Use of Proceeds. No Person composing the Borrower shall, and no Person composing the Borrower shall suffer or permit any of its Subsidiaries to, use any portion of the Term Loan proceeds, directly or indirectly, to purchase or carry Margin Stock or repay or otherwise refinance Indebtedness of any Credit Party or others incurred to purchase or carry Margin Stock, or otherwise in any manner which is in contravention of any Requirement of Law or in violation of this Agreement.

5.9 Contingent Obligations. No Person composing the Borrower shall, and no Person composing the Borrower shall suffer or permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Contingent Obligations except in respect of the Obligations and except:

(a) endorsements for collection or deposit in the Ordinary Course of Business;

(b) Contingent Obligations of the Credit Parties and their Subsidiaries existing as of the Restatement Effective Date that are listed in Schedule 5.9, including extension and renewals thereof which do not increase the amount of such Contingent Obligations or impose materially more restrictive or adverse terms on the Credit Parties or their Subsidiaries as compared to the terms of the Contingent Obligation being renewed or extended;

(c) Contingent Obligations otherwise constituting Indebtedness otherwise permitted to be incurred pursuant to Section 5.5;

(d) Contingent Obligations arising under indemnity agreements to title insurers to cause such title insurers to issue to the Administrative Agent title insurance policies;

(e) Contingent Obligations arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions permitted under Section 5.2(b);

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(f) Contingent Obligations arising under guaranties made in the Ordinary Course of Business of obligations of any Credit Party or any Subsidiary of any Credit Party, provided that (i) such obligations are unsecured and otherwise permitted hereunder and (ii) if such obligation is subordinated to the Obligations, such guaranty shall be subordinated to the same extent;

(g) Contingent Obligations incurred in the Ordinary Course of Business with respect to surety and appeals bonds, performance bonds and other similar obligations; and

(h) other unsecured Contingent Obligations not exceeding $50,000 in the aggregate at any time outstanding.

Anything contained herein to the contrary notwithstanding, the Borrower may not create, incur, assume or suffer to exist any Contingent Obligations in respect of any Indebtedness or other liabilities of Holdings or any of its Subsidiaries.

5.10 Compliance with ERISA. No Person composing the Borrower shall, and no Person composing the Borrower shall suffer or permit any of its Subsidiaries to, (a) sponsor, contribute to or otherwise become bound by a Defined Benefit Plan or Multiemployer Plan or (b) fail to comply with the requirements of ERISA or other applicable laws, where such failure could reasonably be expected to result in a Material Liability to a Credit Party with respect to any Benefit Plan or the imposition of a Lien with respect to any Benefit Plan.

5.11 Restricted Payments. No Person composing the Borrower shall, and no Person composing the Borrower shall suffer or permit any of its Subsidiaries to, (i) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any Stock or Stock Equivalent, (ii) purchase, redeem or otherwise acquire for value any Stock or Stock Equivalent now or hereafter outstanding or (iii) make any payment or prepayment of principal of, premium, if any, interest, fees, redemption, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, Subordinated Indebtedness (the items described in clauses (i), (ii) and (iii) above are referred to as “Restricted Payments”); except that any Subsidiary of Holdings may declare and pay dividends ratably to the holders of such Subsidiary’s Stock, and except that:

(a) Holdings may declare and make dividend payments or other distributions payable solely in its common Stock or Stock Equivalents;

(b) Holdings may (and the Subsidiaries of Holdings may declare and make dividends and other distributions to allow Holdings to) repurchase the Lateral Stock, so long as the seller thereof is a Lender or an Affiliate of Lateral;

(c) in the event any Person composing Borrower (other than Holdings) files a consolidated, combined, unitary or similar type income Tax return with Holdings, such Person and its Subsidiaries may make dividends or other distributions to its parent company to permit Holdings to pay federal and state income Taxes then due and payable; provided, that the aggregate amount of such dividends or other distribution, when taken together with the Investments made in reliance upon Section 5.4(i), shall not be greater than the amount of such Taxes that would have been due and payable by such Person and its Subsidiaries had such Person not filed a consolidated, combined, unitary or similar type return with Holdings;

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(d) each Person composing Borrower may declare and make dividend payments or other distributions payable on account of its Stock and Stock Equivalents; provided, that, immediately after giving effect to any such dividend or other distribution:

(i) no Event of Default shall have occurred and be continuing or would result therefrom;

(ii) the proceeds of any such dividend or other distribution are used solely by Holdings and its Subsidiaries to maintain its (or their) legal existence and to pay general administrative costs and expenses (which may include out-of-pocket legal, accounting and filing costs, SEC reporting and filing fees and corporate overhead expenses incurred in the Ordinary Course of Business); and

(iii) the aggregate amount (exclusive of amounts permitted to be paid pursuant to Section 5.7) of all such dividends and other distributions, when taken together with the Investments made in reliance upon Section 5.4(j), does not exceed $250,000 in any Fiscal Year; and

(e) Holdings and its Subsidiaries may make other Restricted Payments; provided, that, immediately after giving effect to any such Restricted Payment:

(i) no Event of Default shall have occurred and be continuing or would result therefrom;

(ii) the Credit Parties are in compliance on a pro forma basis with the covenants set forth in Article VI, recomputed for the most recent fiscal month for which financial statements have been delivered to the Administrative Agent in accordance with Section 4.1 of this Agreement (as evidenced by a Compliance Certificate duly completed and delivered to the Administrative Agent at least five (5) Business Days prior to the consummation of the applicable event giving rise to the requirement to make the determinations contemplated hereby); and

(iii) the aggregate amount of all such Restricted Payments, when taken together with the Investments made in reliance upon Section 5.4(k), does not exceed $100,000.

(iv) [reserved].

(f) Holdings may make regularly scheduled interest payments on Restructured Other Indebtedness in accordance to the terms thereof as in existence on the Restatement Effective Date.

(g) Borrower may make Restricted Payments to holders of Tier 1 Debt, Tier 2 Debt, Tier 3 Debt, Tier 4 Debt, Tier 5 Debt, and Tier 6 Debt pursuant to Section 1.8(d).

(h) Holdings may make regularly scheduled amortization and interest payments in accordance with the terms of the Iliad Promissory Note (as in effect on the date such note is issued).

5.12 Change in Business. No Person composing the Borrower shall, and no Person composing the Borrower shall permit any of its Subsidiaries to, engage in any line of business substantially different from those lines of business carried on by it on the Restatement Effective Date. Intermediate Holdings shall not engage in any business activities or own any Property other than (i) ownership of the Stock and Stock Equivalents of the Persons listed on Schedule 3.19 hereof or assets incidental thereto, (ii) activities and contractual rights incidental to maintenance of its corporate existence or operation as a holding company or otherwise expressly permitted to be engaged in by Intermediate Holdings hereunder and (iii) performance of its obligations under the Loan Documents to which it is a party. Holdings shall not engage in any business activities or own any Property other than (i) ownership of the Stock and Stock Equivalents of the Persons listed on Schedule 3.19 hereof or assets incidental thereto, (ii) activities and contractual rights incidental to maintenance of its corporate existence or operation as a holding company or otherwise expressly permitted to be engaged in by Holdings hereunder and (iii) performance of its obligations under the Transaction Documents to which it is a party. From and after the Restatement Effective Date, no Credit Party shall form, create, incorporate or otherwise acquire an Excluded Subsidiary.

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5.13 Amendments to Organizational Documents and Material Contracts; Optional Prepayments of Indebtedness. No Person composing the Borrower shall, and no Person composing the Borrower shall permit any of its Subsidiaries to (a) amend any of its Organization Documents or Material Contracts in any manner that is adverse in any material respect to the Administrative Agent or the Lenders, or (b) make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to any Indebtedness, except that the Credit Parties and their Subsidiaries may make an optional or voluntary payment, prepayment, repurchase or redemption in respect of, or otherwise optionally or voluntarily defease or segregate funds with respect to (i) prepayments of Indebtedness in strict accordance with Section 1.8(d), (ii) the Obligations in accordance with this Agreement, (iii) intercompany Indebtedness owing between or among Credit Parties, and (iv) Permitted Refinancings permitted by Section 5.5 hereof; provided that the foregoing shall not prohibit Holdings from issuing the Series H Preferred Stock on the Restatement Effective Date.

5.14 Changes in Accounting, Name and Jurisdiction of Organization. No Person composing the Borrower shall, and no Person composing the Borrower shall suffer or permit any of its Subsidiaries to, (i) make any significant change in accounting treatment or reporting practices, except as required by GAAP, (ii) change the Fiscal Year or method for determining Fiscal Quarters of any Credit Party or of any consolidated Subsidiary of any Credit Party, (iii) change its name as it appears in official filings in its jurisdiction of organization or (iv) change its jurisdiction of organization, in the case of clauses (iii) and (iv) without at least twenty (20) days’ prior written notice to the Administrative Agent and the acknowledgement of Administrative Agent that all actions required by the Administrative Agent, including those to continue the perfection of its Liens, have been completed.

5.15 No Negative Pledges. No Person composing the Borrower shall, and no Person composing the Borrower shall permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual restriction or encumbrance of any kind on the ability of any Credit Party or Subsidiary to pay dividends or make any other distribution on any of such Credit Party’s or Subsidiary’s Stock or Stock Equivalents or to pay fees or make other payments and distributions to any Credit Party, other than any such restriction or encumbrance contained in this Agreement. No Person composing the Borrower shall, and no Person composing the Borrower shall permit any of its Subsidiaries to, directly or indirectly, enter into, assume or become subject to any Contractual Obligation prohibiting or otherwise restricting the existence of any Lien upon any of its assets in favor of the Administrative Agent, whether now owned or hereafter acquired except in connection with any document or instrument governing Liens permitted pursuant to Section 5.1(h); provided, in each case, that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien.

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5.16 OFAC; Patriot Act. No Person composing the Borrower shall, and no Person composing the Borrower shall permit any of its Subsidiaries to, fail to comply with the laws, regulations and executive orders referred to in Section 3.21. No Credit Party or Subsidiary, nor to the knowledge of the Credit Party, any director, officer, agent, employee, or other person acting on behalf of the Credit Party or any Subsidiary, will request or use the proceeds of any Term Loan, directly or indirectly, (A) for any payments to any Person, including any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, or otherwise take any action, directly or indirectly, that would result in a violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Person on the SDN List or a government of a Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto. Furthermore, the Credit Parties will not, directly or indirectly, use the proceeds of the transaction, or lend, contribute or otherwise make available such proceeds to any Subsidiary, Affiliate, joint venture partner or other Person, to fund any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person participating in the transaction of any Sanctions.

5.17 Sale-Leasebacks. No Person composing the Borrower shall, and no Person composing the Borrower shall permit any of its Subsidiaries to, engage in a sale leaseback, synthetic lease or similar transaction involving any of its assets.

5.18 Hazardous Materials. No Person composing the Borrower shall, and no Person composing the Borrower shall permit any of its Subsidiaries to, cause or suffer to exist any Release of any Hazardous Material at, to or from any Real Estate that would violate any Environmental Law, form the basis for any Environmental Liabilities or otherwise adversely affect the value or marketability of any Real Estate (whether or not owned by any Credit Party or any Subsidiary of any Credit Party), other than such violations, Environmental Liabilities and effects that could not, in the aggregate, reasonably be expected to have any Material Liability.

Article VI - FINANCIAL COVENANTS

Each person composing the Borrower covenants and agrees that until the Facility Termination Date:

6.1 Consolidated EBITDA. The Credit Parties shall not permit Consolidated EBITDA of Holdings and its Subsidiaries as of any date set forth below to be less than the amount set forth in the table below opposite such date:

Date:	Minimum Consolidated EBITDA:
September 30, 2019	$9,250,000
December 31, 2019	$9,500,000
March 31, 2020	$10,000,000
June 30, 2020	$15,000,000
September 30, 2020	$15,500,000
December 31, 2020	$16,000,000
March 31, 2021	$16,500,000

“Consolidated EBITDA” shall be calculated in the manner set forth in Exhibit 4.2(b).

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6.2 Consolidated Leverage Ratio. The Credit Parties shall not permit the Consolidated Leverage Ratio as of any date set forth below to be greater than the maximum ratio set forth in the table below opposite such date:

Date:	Maximum Consolidated Leverage Ratio:
September 30, 2019	12.5 to 1.0
December 31, 2019	12.1 to 1.0
March 31, 2020	9.0 to 1.0
June 30, 2020	5.7 to 1.0
September 30, 2020	5.2 to 1.0
December 31, 2020	4.7 to 1.0
March 31, 2021	4.2 to 1.0

“Consolidated Leverage Ratio” shall be calculated in the manner set forth in Exhibit 4.2(b).

6.3 Qualified Cash. The Credit Parties shall not permit Qualified Cash of Holdings and its Subsidiaries at any time to be less than the amount set forth in the table below opposite such date:

Fiscal Quarter:	Minimum Qualified Cash:
September 30, 2019	$1,000,000
December 31, 2019	$2,000,000
March 31, 2020	$2,000,000
June 30, 2020	$3,000,000
September 30, 2020	$3,000,000
December 31, 2020	$4,000,000
March 31, 2021	$4,000,000

6.4 Expenses. The Credit Parties shall not permit the consolidated expenses of Jus-Com and Crosslayer, Inc. for any Fiscal Quarter, as evidenced by the financials of Holdings delivered to the Administrative Agent pursuant to Section 4.1 hereof, to be more than the percentage of consolidated revenue of Holdings and its Subsidiaries set forth in the table below opposite such date:

Fiscal Quarter:	Expense Percentage:
September 30, 2019	150.0%
December 31, 2019	150.0%
March 31, 2020	150.0%
June 30, 2020	150.0%
September 30, 2020	150.0%
December 31, 2020	150.0%
March 31, 2021	150.0%

6.5 Benchmark Backlog. The Credit Parties shall not permit Benchmark Backlog as of any date set forth below to be less than the amount set forth in the table below opposite such date:

Date:	Minimum Benchmark Backlog:
September 30, 2019	$85,000,000
December 31, 2019	$85,000,000
March 31, 2020	$100,000,000
June 30, 2020	$110,000,000
September 30, 2020	$120,000,000
December 31, 2020	$120,000,000
March 31, 2021	$120,000,000

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Article VII - EVENTS OF DEFAULT

7.1 Event of Default. Any of the following shall constitute an “Event of Default”:

(a) Non-Payment. Any Credit Party fails (i) to pay when and as required to be paid herein, any amount of principal of any Term Loan, including after maturity of the Term Loans or (ii) to pay interest on any Term Loan, any fee or any other amount payable hereunder or pursuant to any other Loan Document, when and as the same become due and payable; or

(b) Representation or Warranty. Any representation, warranty or certification by or on behalf of any Credit Party or any of its Subsidiaries made or deemed made herein, in any other Transaction Document, or which is contained in any certificate, document or financial or other statement by any such Person, or their respective Responsible Officers, furnished at any time under this Agreement, or in or under any other Transaction Document, shall prove to have been incorrect in any material respect (without duplication of other materiality qualifiers contained therein) on or as of the date made or deemed made; or

(c) Specific Defaults; Lateral Stock. (i) Any Credit Party fails to perform or observe any term, covenant or agreement contained in any of Section 4.1, 4.2, 4.3, 4.9, 4.10, 4.11, 4.12, 4.14, 4.17, Article V or Article VI hereof (provided that, in respect of any breach of Section 4.1, 4.2, 4.3, 4.9, 4.10, 4.11, 4.12, 4.14, and 4.17, and for a breach under Section 7.1(c)(ii), such Event of Default shall not occur until after the tenth (10) day after the Administrative Agent provides notice of such Event of Default to Borrower and such Event of Default shall not have been cured by such tenth (10) day); or (ii) (so long as Lateral is holder of the Lateral Stock) the Borrower shall fail to perform or observe any term, covenant or agreement contained in any Equity Investment Document; or

(d) Other Defaults. Any Credit Party or Subsidiary of any Credit Party fails to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document, and such Default shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) the date upon which a Responsible Officer of any Credit Party becomes aware of such Default and (ii) the date upon which written notice thereof is given to the Borrower by the Administrative Agent or Required Lenders; or

(e) Cross Default. Any Credit Party or any Subsidiary of any Credit Party (i) fails to make any payment in respect of any Indebtedness (other than the Obligations) or Contingent Obligation (other than the Obligations) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation (other than Contingent Obligations owing by one Credit Party with respect to the obligations of another Credit Party permitted hereunder or earnouts permitted hereunder), if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity (without regard to any subordination terms with respect thereto), or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or

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(f) Insolvency; Voluntary Proceedings. The Credit Parties and their Subsidiaries: (i) generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) except as expressly permitted under Section 5.3, voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

(g) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against any Credit Party or any Subsidiary of any Credit Party, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of any such Person’s Properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within sixty (60) days after commencement, filing or levy; (ii) any Credit Party or any Subsidiary of any Credit Party admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) any Credit Party or any Subsidiary of any Credit Party acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its Property or business; or

(h) Monetary Judgments. One or more judgments, non-interlocutory orders, decrees or arbitration awards shall be entered against any one or more of the Credit Parties or any of their respective Subsidiaries involving in the aggregate a liability in excess of the Threshold Amount (excluding amounts covered by insurance to the extent the relevant independent third-party insurer has not denied coverage therefor), and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of thirty (30) days after the entry thereof; or

(i) Non-Monetary Judgments. One or more non-monetary, non-interlocutory judgments, orders or decrees shall be rendered against any one or more of the Credit Parties or any of their respective Subsidiaries which has or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(j) Collateral. (i) Any material provision of any Loan Document shall for any reason cease to be valid and binding on or enforceable against any Credit Party or any Subsidiary of any Credit Party party thereto or any Credit Party or any Subsidiary of any Credit Party shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason (other than the failure of the Administrative Agent to take any action within its control) cease to be a perfected and first priority security interest subject only to Permitted Liens; or (ii) the Administrative Agent shall not have a perfected, first priority Lien on 100% of the issued and outstanding Stock and Stock Equivalents of the Borrower; or

(k) Change of Control; Issuances of Stock and Stock Equivalents. (i) The occurrence of a Change of Control; or (ii) in connection with Holdings’ director and\or employee Stock and Stock Incentive programs as in effect from time to time (all such programs, the “Stock Incentive Programs”), Holdings shall issue Stock and Stock Equivalents pursuant to the Stock Incentive Programs in any Fiscal Year in excess of 5.0% (determined on a fully diluted basis) of the Stock and Stock Equivalents of Holdings outstanding from time to time; or

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(l) Operations. Any Credit Party shall be prohibited or otherwise materially restrained from conducting the business theretofore conducted by it by virtue of any casualty, any determination, ruling, decision, decree or order of any court or Governmental Authority of competent jurisdiction or any other event and such casualty, determination, ruling, decision, decree, order or other event remains unstayed and in effect for any period of ten (10) days; or

(m) Subordination Agreements. The subordination provisions of the documents evidencing or governing any Subordinated Indebtedness shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable or the Borrower (or any other Credit Party or Affiliate thereof) shall, directly or indirectly, disavow or contest in any manner the effectiveness, validity or enforceability of any of the subordination provisions governing any such Subordinated Indebtedness.

7.2 Remedies. Upon the occurrence and during the continuance of any Event of Default:

(a) the Administrative Agent shall at the request of the Required Lenders declare all or any portion of the unpaid principal amount of all outstanding Term Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable; and/or

(b) the Administrative Agent shall at the request of the Required Lenders exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in Sections 7.1(f) or 7.1(g) above (in the case of clause (i) of Section 7.1(g) upon the expiration of the sixty (60) day period mentioned therein), the obligation of each Lender to make Term Loans shall automatically terminate and the unpaid principal amount of all outstanding Term Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent or any Lender.

The Borrower acknowledges, and the parties hereto agree, that the Lenders have the right to maintain their investments in the Term Loans free from repayment by any Credit Party (except as herein specifically provided for).

Holdings (and each Credit Party party hereto) agrees that a breach of Section 4.17 or Section 4.18 will cause irreparable injury to the Lateral Entities that the Lateral Entities have no adequate remedy at law in respect of such breach and, as a consequence, that each of Section 4.17 and Section 4.18 shall be specifically enforceable against Holdings, and Holdings hereby waives and agrees not to assert any defense against an action for specific performance of Section 4.17 and Section 4.18.

7.3 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

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Article VIII - THE ADMINISTRATIVE AGENT

8.1 Appointment and Duties.

(a) Appointment of Administrative Agent. Each Lender hereby appoints Lateral (together with any successor Administrative Agent pursuant to Section 8.9) as the Administrative Agent hereunder and authorizes the Administrative Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Credit Party, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Administrative Agent under such Loan Documents and (iii) exercise such powers as are reasonably incidental thereto.

(b) Duties as Collateral and Disbursing Agent. Without limiting the generality of clause (a) above, the Administrative Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in Sections 7.1(f) or 7.1(g) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to the Administrative Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Section 7.1(f) or (g) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Person), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to the Administrative Agent and the other Secured Parties with respect to the Credit Parties and/or the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver.

(c) Limited Duties. Under the Loan Documents, the Administrative Agent (i) is acting solely on behalf of the Lenders and the other Secured Parties (except to the limited extent provided in Section 1.4 with respect to the Register), with duties that are entirely administrative in nature, notwithstanding the use of the defined terms “Administrative Agent” or the terms “agent” and “collateral agent” and similar terms in any Loan Document to refer to the Administrative Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or any other Person and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Secured Party by accepting the benefits of the Loan Documents hereby waives and agrees not to assert any claim against the Administrative Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.

8.2 Binding Effect. Each Secured Party, by accepting the benefits of the Loan Documents, agrees that (i) any action taken by the Administrative Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by the Administrative Agent in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by the Administrative Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.

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8.3 Use of Discretion.

(a) No Action without Instructions. The Administrative Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except any action it is required to take or omit to take (i) under any Loan Document or (ii) pursuant to instructions from the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders).

(b) Right Not to Follow Certain Instructions. Notwithstanding clause (a) above, the Administrative Agent shall not be required to take, or to omit to take, any action (i) unless, upon demand, the Administrative Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to the Administrative Agent, any other Person) against all Liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against the Administrative Agent or any Related Person thereof or (ii) that is, in the opinion of the Administrative Agent or its counsel, contrary to any Loan Document or applicable Requirement of Law.

(c) Exclusive Right to Enforce Rights and Remedies.

(i) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with the Loan Documents for the benefit of all the Lenders. In the event of a foreclosure or similar enforcement action by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition (including pursuant to section 363(k), section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), the Administrative Agent (or any Lender, except with respect to a “credit bid” pursuant to section 363(k), section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Administrative Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale or other disposition. The foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as the Administrative Agent) hereunder and under the other Loan Documents, (ii) any Lender from exercising setoff rights in accordance with Section 9.11 or (iii) subject to the following paragraph, any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any bankruptcy or other debtor relief law; provided, further, that if at any time there is no Person acting as the Administrative Agent hereunder and under the other Loan Documents, then the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 7.2 and in addition to the matters set forth in clauses (ii) and (iii) of the preceding proviso and subject to Section 9.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

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(ii) In case of the pendency of any bankruptcy or other debtor relief proceeding or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Credit Party) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent allowed in such judicial proceeding and to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent hereunder.

(iii) Notwithstanding anything to the contrary herein, the Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Credit Party is subject, or (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Stock, Stock Equivalents or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Stock thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in this Agreement), (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Stock, Stock Equivalents and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Stock, Stock Equivalents and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

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8.4 Delegation of Rights and Duties. The Administrative Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party). Any such Person shall benefit from this Article VIII to the extent provided by the Administrative Agent.

8.5 Reliance and Liability.

(a) The Administrative Agent may, without incurring any liability hereunder, (i) treat the payee of any Amended Term Loan Note as its holder until such Amended Term Loan Note has been assigned in accordance with Section 9.9, (ii) rely on the Register to the extent set forth in Section 1.4, (iii) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Credit Party) and (iv) rely and act upon any document and information (including those transmitted by Electronic Transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(b) The Administrative Agent and its Related Persons shall not be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Secured Party and Credit Party hereby waive and shall not assert (and the Borrower shall cause each other Credit Party not a signatory hereto to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting from the gross negligence or willful misconduct of the Administrative Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, the Administrative Agent:

(i) shall not be responsible or otherwise incur liability to any Lender or other Person for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of the Administrative Agent, when acting on behalf of the Administrative Agent);

(ii) shall not be responsible to any Lender or other Person for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;

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(iii) makes no warranty or representation, and shall not be responsible, to any Lender or other Person for any statement, document, information, representation or warranty made or furnished by or on behalf of any Credit Party or any Related Person of any Credit Party in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to any Credit Party, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by the Administrative Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by the Administrative Agent in connection with the Loan Documents; and

(iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Credit Party or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from the Borrower or any Lender describing such Default or Event of Default clearly labeled “notice of default” (in which case the Administrative Agent shall promptly give notice of such receipt to all Lenders);

and, for each of the items set forth in clauses (i) through (iv) above, each Lender, the Credit Parties hereby waive and agree not to assert (and the Borrower shall cause each other Credit Party not a signatory hereto to waive and agree not to assert) any right, claim or cause of action it might have against the Administrative Agent based thereon.

8.6 Administrative Agent Individually. The Administrative Agent and its Affiliates may make loans and other extensions of credit to, acquire Stock and Stock Equivalents of, engage in any kind of business with, any Credit Party or Affiliate thereof as though it were not acting as Administrative Agent and may receive separate fees and other payments therefor. To the extent the Administrative Agent or any of its Affiliates makes any Term Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender” and “Required Lender” and any similar terms shall, except where otherwise expressly provided in any Loan Document, include the Administrative Agent or such Affiliate, as the case may be, in its individual capacity as Lender or as one of the Required Lenders.

8.7 Lender Credit Decision. (a) Each Lender acknowledges that it shall, independently and without reliance upon the Administrative Agent or any Lender or any of their Related Persons or upon any document (including any offering and disclosure materials in connection with the syndication of the Term Loans) solely or in part because such document was transmitted by the Administrative Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of each Credit Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate. Except for documents expressly required by any Loan Document to be transmitted by the Administrative Agent to the Lenders, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, Property, financial and other condition or creditworthiness of any Credit Party or any Affiliate of any Credit Party that may come in to the possession of the Administrative Agent or any of its Related Persons.

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(b) If any Lender has elected to abstain from receiving MNPI concerning the Credit Parties or their Affiliates such Lender acknowledges that, notwithstanding such election, the Administrative Agent and/or the Credit Parties will, from time to time, make available syndicate-information (which may contain MNPI) as required by the terms of, or in the course of administering the Term Loans to the credit contact(s) identified for receipt of such information on the Lender’s administrative questionnaire who are able to receive and use all syndicate-level information (which may contain MNPI) in accordance with such Lender’s compliance policies and contractual obligations and applicable law, including federal and state securities laws; provided, that if such contact is not so identified in such questionnaire, the relevant Lender hereby agrees to promptly (and in any event within one (1) Business Day) provide such a contact to the Administrative Agent and the Credit Parties upon request therefor by the Administrative Agent or the Credit Parties. Notwithstanding such Lender’s election to abstain from receiving MNPI, such Lender acknowledges that if such Lender chooses to communicate with the Administrative Agent, it assumes the risk of receiving MNPI concerning the Credit Parties or their Affiliates.

8.8 Expenses; Indemnities; Withholding.

(a) Each Lender agrees to reimburse the Administrative Agent and each of its Related Persons (to the extent not reimbursed by any Credit Party), promptly upon demand, severally and ratably, for any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Credit Party) that may be incurred by the Administrative Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement of, or the taking of any other action (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding (including preparation for and/or response to any subpoena or request for document production relating thereto or otherwise)) in respect of, or legal advice with respect to its rights or responsibilities under, any Loan Document.

(b) Each Lender further agrees to indemnify, defend and hold the Administrative Agent and each of its Related Persons (to the extent not reimbursed by any Credit Party), in each case, severally and ratably, harmless from and against Liabilities (including, to the extent not indemnified pursuant to Section 8.8(c), Taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to or for the account of any Lender) that may be imposed on, incurred by or asserted against the Administrative Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document, any related document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by the Administrative Agent or any of its Related Persons under or with respect to any of the foregoing; provided, that no Lender shall be liable to the Administrative Agent or any of its Related Persons to the extent such liability has resulted primarily from the gross negligence or willful misconduct of the Administrative Agent or, as the case may be, such Related Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

(c) To the extent required by any Requirement of Law, the Administrative Agent may withhold from any payment to any Lender under a Loan Document an amount equal to any applicable withholding Tax (including withholding Taxes imposed under Chapters 3 and 4 of Subtitle A of the Code). If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender (because the appropriate certification form was not delivered, was not properly executed, or fails to establish an exemption from, or reduction of, withholding Tax with respect to a particular type of payment, or because such Lender failed to notify the Administrative Agent or any other Person of a change in circumstances which rendered the exemption from, or reduction of, withholding Tax ineffective, failed to maintain a Participant Register or for any other reason), or the Administrative Agent reasonably determines that it was required to withhold Taxes from a prior payment but failed to do so, such Lender shall promptly indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including penalties and interest, and together with all expenses incurred by the Administrative Agent, including legal expenses, allocated internal costs and out-of-pocket expenses. The Administrative Agent may offset against any payment to any Lender under a Loan Document, any applicable withholding Tax that was required to be withheld from any prior payment to such Lender but which was not so withheld, as well as any other amounts for which the Administrative Agent is entitled to indemnification from such Lender under this Section 8.8(c).

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8.9 Resignation of the Administrative Agent.

(a) The Administrative Agent (i) may resign at any time by delivering notice of such resignation to the Lenders and the Borrower, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective in accordance with the terms of this Section 8.9(a) and (ii) shall resign (and without further action shall be deemed to have resigned), if the Administrative Agent or an Affiliate thereof is a Non-Funding Lender and the Required Lenders have notified the Administrative Agent in writing of their intent to replace the Administrative Agent, any such notice shall set forth an effective date of such resignation and if no such date is reflected in such notice on the second Business Day following the receipt of such notice. In all cases, the Required Lenders shall have the right to appoint a successor Administrative Agent. If, after 30 days after the date of the retiring Administrative Agent’s notice of resignation or 30 days after the date of the Administrative Agent’s dismissal by the Required Lenders, no successor Administrative Agent has been appointed by the Required Lenders that has accepted such appointment, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent from among the Lenders. Each appointment under this clause (a) shall be subject to the prior consent of the Borrower, which may not be unreasonably withheld but shall not be required during the continuance of an Event of Default.

(b) Effective immediately upon its resignation, (i) the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents, (ii) the Lenders shall assume and perform all of the duties of the retiring Administrative Agent until a successor Administrative Agent shall have accepted a valid appointment hereunder, (iii) the retiring Administrative Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Administrative Agent was, or because such retiring Administrative Agent had been, validly acting as Administrative Agent under the Loan Documents and (iv) subject to its rights under Section 8.3, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as Administrative Agent a successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent under the Loan Documents.

8.10 Release of Collateral or Guarantors. Each Lender hereby consents to the release and hereby directs the Administrative Agent to release (or, in the case of clause (b)(ii) below, release or subordinate) the following:

(a) any Subsidiary of the Borrower from its guaranty of any Obligation if all of the Stock and Stock Equivalents of such Subsidiary owned by any Credit Party are sold or transferred in a transaction permitted under the Loan Documents (including pursuant to a waiver or consent), to the extent that, after giving effect to such transaction, such Subsidiary would not be required to guaranty any Obligations pursuant to Section 4.12; and

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(b) any Lien held by the Administrative Agent for the benefit of the Secured Parties against (i) any Collateral that is sold, transferred, conveyed or otherwise disposed of by a Credit Party in a transaction permitted by the Loan Documents (including pursuant to a valid waiver or consent), to the extent all Liens required to be granted in such Collateral pursuant to Section 4.12 after giving effect to such transaction have been granted, (ii) any Property subject to a Lien permitted hereunder in reliance upon Section 5.1(h) and (iii) all of the Collateral and all Credit Parties, upon (A) the occurrence of the Facility Termination Date and (B) to the extent requested by the Administrative Agent, receipt by Administrative Agent and the Secured Parties of liability releases from the Credit Parties each in form and substance acceptable to the Administrative Agent.

Each Lender hereby directs the Administrative Agent, and the Administrative Agent hereby agrees, upon receipt of reasonable advance written notice from the Borrower, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guaranties and Liens when and as directed in this Section 8.10.

8.11 Additional Secured Parties. The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender party hereto as long as, by accepting such benefits, such Secured Party agrees, as among the Administrative Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by the Administrative Agent shall confirm such agreement in a writing in form and substance acceptable to the Administrative Agent) this Article VIII, Section 9.3, Section 9.9, Section 9.10, Section 9.11, Section 9.17, Section 9.23 and Section 10.1) and the decisions and actions of the Administrative Agent and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders or other parties hereto as required herein) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by Section 8.8 only to the extent of Liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of pro rata share or similar concept, (b) the Administrative Agent and the Lenders party hereto shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (c) except as otherwise set forth herein, such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

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Article IX - MISCELLANEOUS

9.1 Amendments and Waivers.

(a) No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Credit Party therefrom, shall be effective unless the same shall be in writing and signed by the Administrative Agent, the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders), and the Borrower, and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders directly affected thereby (or by the Administrative Agent with the consent of all the Lenders directly affected thereby), in addition to the Administrative Agent, the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders), and the Borrower, do any of the following:

(i) extend the scheduled final maturity of any Term Loan or reinstate any previously terminated commitment of a Lender to make a Term Loan;

(ii) postpone or delay any date fixed for, or reduce or waive, any scheduled installment of principal or any payment of interest, fees or other amounts (other than principal) due to the Lenders (or any of them) hereunder or under any other Loan Document (for the avoidance of doubt, mandatory prepayments pursuant to Section 1.6 may be postponed, delayed, reduced, waived or modified with the consent of Required Lenders);

(iii) reduce the principal of, or the rate of interest specified herein (it being agreed that waiver of the default interest margin shall only require the consent of Required Lenders) or the amount of interest payable in cash specified herein on any Term Loan, or of any fees or other amounts payable hereunder or under any other Loan Document;

(iv) amend the definition of Pro Rata Shares or of the aggregate unpaid principal amount of the Term Loans which shall be required for the Lenders or any of them to take any action hereunder;

(v) change or have the effect of changing the priority or pro rata treatment of any payments (including voluntary and mandatory prepayments), Liens, proceeds of Collateral;

(vi) amend this Section 9.1 or, subject to the terms of this Agreement, the definition of Required Lenders or any provision providing for consent or other action by all Lenders;

(vii) discharge any Credit Party from its respective payment Obligations under the Loan Documents, or release all or substantially all of the Collateral, except as otherwise may be provided in this Agreement or the other Loan Documents; or

(viii) amend or modify Section 1.8(a), Section 1.8(c), Section 1.8(d) or Section 9.11(b);

it being agreed that all Lenders shall be deemed to be directly affected by an amendment or waiver of the type described in the preceding clauses (iv), (v), (vi) and (vii).

(b) Notwithstanding anything to the contrary contained in this Section 9.1 or any other provision of this Agreement or any other Loan Document:

(i) the Administrative Agent and the Borrower may amend or modify this Agreement and any other Loan Document (without the consent of any Lender) to (i) cure any ambiguity, omission, defect or inconsistency therein, and (ii) grant a new Lien for the benefit of the Secured Parties, extend an existing Lien over additional Property for the benefit of the Secured Parties or join additional Persons as Credit Parties; and

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(ii) a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” (or be, or have its Term Loans, included in the determination of “Required Lenders” or “Lenders directly affected” pursuant to this Section 9.1) for any voting or consent rights under or with respect to any Loan Document; provided, that (A) a previously terminated commitment of a Non-Funding Lender to make any Term Loan may not be reinstated (and, in respect of the Restatement Date Loan Commitments, such Restatement Date Loan Commitments may not be increased, extended or reinstated), (B) the principal of a Non-Funding Lender’s Term Loans may not be reduced or forgiven, (C) the interest rate applicable to Obligations owing to a Non-Funding Lender may not be reduced, or (D) the Maturity Date extended, by an amendment, waiver or consent under any Loan Documents, in each case, without the consent of such Non-Funding Lender. Moreover, for the purposes of determining Required Lenders, the Term Loans held by Non-Funding Lenders shall be excluded from the total Term Loans outstanding.

(iii) none of the Lenders or the Administrative Agent shall amend the provisions of Section 1.8(d) or the definitions of “Consolidated Excess Cash Flow” or “Tier 4 Debt” in a manner that adversely affects to rights of the holders of the Amended Series A Benchmark Notes or the Amended Series B Benchmark Notes, or shall increase the amount of Tier 1 Debt, Tier 2 Debt, Tier 3 Debt or Tier 4 Debt, in each case without the prior written consent of the holders of a majority in principal amount of each of the Amended Series A Benchmark Notes and the Amended Series B Benchmark Notes.

9.2 Notices.

(a) Addresses. All notices and other communications required or expressly authorized to be made by this Agreement shall be given in writing, unless otherwise expressly specified herein, and (i) addressed to the address, facsimile or email address set forth on the applicable signature page hereto or (ii) addressed to such other address, facsimile or email address as shall be notified in writing (A) in the case of the Borrower and the Administrative Agent, to the other parties hereto and (B) in the case of all other parties, to the Borrower and the Administrative Agent. Transmissions made by electronic mail or E-Fax to the Administrative Agent shall be effective only (x) for notices where such transmission is specifically authorized by this Agreement, (y) if such transmission is delivered in compliance with procedures of the Administrative Agent applicable at the time and previously communicated to the Borrower, and (z) if receipt of such transmission is acknowledged by the Administrative Agent.

(b) Effectiveness. All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one (1) Business Day after delivery to such courier service, (iii) if delivered by mail, three (3) Business Days after deposit in the mail, and (iv) if delivered by facsimile, upon sender’s receipt of confirmation of proper transmission; provided, however, that no communications to the Administrative Agent pursuant to Article I shall be effective until received by the Administrative Agent.

(c) Change in Lender Addresses. Each Lender shall notify the Administrative Agent in writing of any changes in the address to which notices to such Lender should be directed, of addresses of its lending office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Administrative Agent shall reasonably request.

(d) No amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent, in addition to the Required Lenders or all Lenders directly affected thereby or all the Lenders, as the case may be (or by the Administrative Agent with the consent of the Required Lenders or all the Lenders directly affected thereby or all the Lenders), affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document.

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9.3 Electronic Transmissions.

(a) Authorization. Subject to the provisions of Section 9.2(a), each of the Administrative Agent, the Lenders, each Credit Party and each of their Related Persons, is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein. Each Credit Party and each Secured Party hereto acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

(b) LIMITATION OF LIABILITY. ALL ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY ELECTRONIC TRANSMISSION AND DISCLAIMS ALL LIABILITY FOR ERRORS OR OMISSIONS THEREIN. NO WARRANTY OF ANY KIND IS MADE BY THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS IN CONNECTION WITH ANY ELECTRONIC COMMUNICATION, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS. Each Credit Party executing this Agreement and each Secured Party agrees that the Administrative Agent have no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission.

9.4 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No course of dealing between any Credit Party, any Affiliate of any Credit Party, the Administrative Agent or any Lender shall be effective to amend, modify or discharge any provision of this Agreement or any of the other Loan Documents.

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9.5 Costs and Expenses. Any action taken by any Credit Party under or with respect to any Loan Document, even if required under any Loan Document or at the request of the Administrative Agent or Required Lenders, shall be at the expense of such Credit Party, and neither the Administrative Agent nor any other Secured Party shall be required under any Loan Document to reimburse any Credit Party or any Subsidiary of any Credit Party therefor except as expressly provided therein. In addition, the Credit Parties agree to pay or reimburse promptly following written demand (a) the Administrative Agent for all reasonable out-of-pocket costs and expenses incurred by it or any of its Related Persons, in connection with the investigation, development, preparation, negotiation, execution, interpretation or administration of, any modification of any term of or termination of, any Loan Document, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein, in each case including Attorney Costs to the Administrative Agent, the cost of environmental audits, Collateral audits and appraisals, background checks and similar expenses, to the extent permitted and required to be reimbursed by the Credit Parties hereunder, (b) the Lenders for all valuations of the Term Loans and\or any Stock and Stock Equivalents of Holdings held by any Lender, (c) subject to the last sentence of this Section 9.5, the Administrative Agent for all reasonable costs and expenses, including Attorney Costs, incurred by it or any of its Related Persons in connection with attendance at board meetings, internal audit reviews, field examinations and Collateral examinations (which shall be reimbursed, in addition to the out-of-pocket costs and expenses of such examiners, at the per diem rate per individual charged by the Administrative Agent for its examiners), (d) the Administrative Agent and its Related Persons for all costs and expenses incurred in connection with (i) the creation, perfection and maintenance of the perfection of the Administrative Agent’s Liens upon the Collateral, including Lien search, filing and recording fees, (ii) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” in any Insolvency Proceeding or otherwise and whether or not consummated, (iii) the enforcement or preservation of any right or remedy under any Loan Document, any Obligation, with respect to the Collateral or any other related right or remedy or any attempt to inspect, verify, protect, insure, collect, sell, liquidate or otherwise dispose of any Collateral or (iv) the commencement, defense, conduct of, intervention in, or the taking of any other action (including preparation for and/or response to any subpoena or request for document production relating thereto) with respect to, any proceeding (including any Insolvency Proceeding) related to any Credit Party, any Subsidiary of any Credit Party, Loan Document, Obligation or Related Transaction, including Attorney Costs, (e) fees and disbursements of Attorney Costs of one law firm on behalf of all Lenders (other than Administrative Agent) incurred in connection with any of the matters referred to in clause (d) above, (f) the cost of purchasing insurance that the Credit Parties fail to obtain as required by the Loan Documents, and (g) once per Fiscal Quarter, fees, costs and expenses, including Attorney Costs, necessary to order and review (i) updated copies of UCC and pending lawsuit searches or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name any Credit Party as debtor and that are filed in those state and county jurisdictions in which any Credit Party is organized or maintains its principal place of business, (ii) searches based on the federal employee identification numbers of each Credit Party for business credit and bank accounts and (iii) such other reasonable searches that the Administrative Agent deems necessary or appropriate. For the avoidance of doubt, (i) the Credit Parties shall not be required to reimburse the Administrative Agent in connection with the inspection rights set forth in Sections 1.10 and 4.9 and (ii) the Administrative Agent shall apply the Administrative Agency Fee (as such term is defined in the Fee Letter) for purposes of obtaining valuation reports contemplated by clause (b) above.

9.6 Indemnity.

(a) Each Credit Party agrees to indemnify, hold harmless and defend the Administrative Agent, each Lender and each of their respective Related Persons (each such Person being an “Indemnitee”) from and against all Liabilities (including Attorney Costs, brokerage commissions, fees and other compensation) that may be imposed on, incurred by or asserted against any such Indemnitee (whether brought by a Credit Party, an Affiliate of a Credit Party or any other Person) in any matter relating to or arising out of, in connection with or as a result of (i) any Loan Document, any Obligation (or the repayment thereof), the use or intended use of the proceeds of any Term Loan or any securities filing of, or with respect to, any Credit Party, (ii) any commitment letter, proposal letter or term sheet with any Person or any Contractual Obligation, arrangement or understanding with any broker, finder or consultant, in each case entered into by or on behalf of any Credit Party or any Affiliate of any of them in connection with any of the foregoing and any Contractual Obligation entered into in connection with any Electronic Transmissions, (iii) any actual or prospective investigation, litigation or other proceeding related to the foregoing, whether or not brought by any such Indemnitee or any of its Related Persons, any holders of securities or creditors (and including Attorney’s Costs in any case), whether or not any such Indemnitee, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Requirement of Law or theory thereof, including common law, equity, contract, tort or otherwise or (iv) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (collectively, the “Indemnified Matters”); provided, however, that no Credit Party shall have any liability under this Section 9.6(a) to any Indemnitee with respect to any Indemnified Matter, and no Indemnitee shall have any liability with respect to any Indemnified Matter other than (to the extent otherwise liable), to the extent such liability has resulted from the gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. Furthermore, the Borrower and each other Credit Party executing this Agreement waives and agrees not to assert against any Indemnitee, and shall cause each other Credit Party to waive and not assert against any Indemnitee, any right of contribution with respect to any Liabilities that may be imposed on, incurred by or asserted against any Related Person. This Section 9.6(a) shall not apply with respect to Taxes other than any Taxes that represent Liabilities arising from any non-Tax claim.

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(b) Without limiting the foregoing, “Indemnified Matters” includes all Environmental Liabilities imposed on, incurred by or asserted against any Indemnitee, including those arising from, or otherwise involving, any Property of any Credit Party or any Related Person of any Credit Party or any actual, alleged or prospective damage to Property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such Property or natural resource or any Property on or contiguous to any Real Estate of any Credit Party or any Related Person of any Credit Party, whether or not, with respect to any such Environmental Liabilities, any Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor-in-interest to any Credit Party or any Related Person of any Credit Party or the owner, lessee or operator of any Property of any Related Person through any foreclosure action, in each case except to the extent such Environmental Liabilities (i) are incurred solely following foreclosure by Administrative Agent or following Administrative Agent or any Lender having become the successor-in-interest to any Credit Party or any Related Person of any Credit Party and (ii) are attributable solely to acts of such Indemnitee.

9.7 Marshaling; Payments Set Aside. No Secured Party shall be under any obligation to marshal any Property in favor of any Credit Party or any other Person or against or in payment of any Obligation. To the extent that any Secured Party receives a payment from the Borrower, from any other Credit Party, from the proceeds of the Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

9.8 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that any assignment by any Lender shall be subject to the provisions of Section 9.9, and provided further that the Borrower (and any other Credit Party signatory to this Agreement) may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent and each Lender.

9.9 Assignments and Participations; Binding Effect.

(a) Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, the other Credit Parties signatory hereto and the Administrative Agent and when the Administrative Agent shall have been notified by each Lender that such Lender has executed it. Thereafter, it shall be binding upon and inure to the benefit of, but only to the benefit of, the Borrower, the other Credit Parties hereto (in each case except for Article VIII), the Administrative Agent and each Lender receiving benefits of the Loan Documents and, to the extent provided in Section 8.11, each other Secured Party and, in each case, their respective successors and assigns permitted by this Agreement. Except as expressly provided in any Loan Document (including in Section 8.9 of this Agreement), none of the Borrower, any other Credit Party, or the Administrative Agent shall have the right to assign any rights or obligations hereunder or any interest herein.

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(b) Right to Assign. Each Lender may sell, transfer, negotiate or assign (a “Sale”) all or a portion of its rights and obligations hereunder (including all or a portion of its Restatement Date Loan Commitments and its rights and obligations with respect to its Term Loans) to:

(i) any existing Lender;

(ii) any Affiliate or Approved Fund of any existing Lender;

(iii) any other Person (excluding therefrom any Credit Party, Subsidiary or (other than an Affiliate described in the preceding clause (i) or (ii)) Affiliate of a Credit Party) acceptable to (x) the Administrative Agent and (y) which acceptance shall not be unreasonably withheld or delayed, the Borrower; provided, however, that:

(A) in the event an Event of Default has occurred and is continuing, the consent of the Borrower shall not be required for any Sale;

(B) the consent of the Borrower shall be deemed to have been given unless an objection is delivered to the Administrative Agent within ten (10) Business Days after notice of a proposed Sale is delivered to the Borrower;

(C) such Sales are ratable among the obligations owing to and owed by such Lender with respect to the Term Loans; and

(D) for each Term Loan, the aggregate outstanding principal amount (determined as of the effective date of the applicable Assignment) of the Term Loans and Restatement Date Loan Commitments subject to any such Sale shall be in a minimum amount of $1,000,000, unless such Sale is made to an existing Lender or an Affiliate or Approved Fund of any existing Lender, is of the assignor’s (together with its Affiliates and Approved Funds) entire interest in such facility or is made with the prior consent of the Administrative Agent.

(c) Procedure. The parties to each Sale made in reliance on clause (b) above (other than those described in clause (e) or (f) below) shall execute and deliver to the Administrative Agent an Assignment via an electronic settlement system designated by the Administrative Agent (or, if previously agreed with the Administrative Agent, via a manual execution and delivery of the Assignment) evidencing such Sale, together with any existing Amended Term Loan Note subject to such Sale (or any affidavit of loss therefor acceptable to the Administrative Agent), any Tax forms required to be delivered pursuant to Section 10.1 and payment of an assignment fee in the amount of $3,500 to the Administrative Agent, unless waived or reduced by the Administrative Agent, provided that (1) if a Sale by a Lender is made to an Affiliate or an Approved Fund of such assigning Lender, then no assignment fee shall be due in connection with such Sale, and (2) if a Sale by a Lender is made to an assignee that is not an Affiliate or Approved Fund of such assignor Lender, and concurrently to one or more Affiliates or Approved Funds of such assignee, then only one assignment fee of $3,500 (unless waived or reduced by the Administrative Agent) shall be due in connection with such Sale. Upon receipt of all the foregoing, and conditioned upon such receipt and, if such Assignment is made in accordance with Section 9.9(b)(iii), upon the Administrative Agent consenting to such Assignment, from and after the effective date specified in such Assignment, the Administrative Agent shall record or cause to be recorded in the Register the information contained in such Assignment.

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(d) Effectiveness.

(i) Subject to the Register recording requirements by the Administrative Agent relating to an Assignment pursuant to Section 9.9(d)(ii), (A) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment, shall have the rights and obligations of a Lender, (B) any applicable Amended Term Loan Note shall be transferred to such assignee through such entry and (C) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment, relinquish its rights (except for those surviving the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).

(ii) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the commitments of, and principal amounts (and stated interest) of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Notwithstanding anything in the Loan Documents to the contrary, the entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) Grant of Security Interests. In addition to the other rights provided in this Section 9.9(e), each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Term Loans), to (A) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board), without notice to the Administrative Agent or (B) any holder of, or trustee for the benefit of the holders of, such Lender’s Indebtedness or equity securities, by notice to the Administrative Agent; provided, however, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (b) above and the Register recording requirements of Section 9.9(d)(ii)), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder.

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(f) Participants and SPVs. In addition to the other rights provided in this Section 9.9(f), each Lender may, (x) with notice to the Administrative Agent, grant to an SPV the option to make all or any part of any Term Loan that such Lender would otherwise be required to make hereunder (and the exercise of such option by such SPV and the making of Term Loans pursuant thereto shall satisfy the obligation of such Lender to make such Term Loans hereunder) and such SPV may assign to such Lender the right to receive payment with respect to any Obligation and (y) without notice to or consent from the Administrative Agent or the Borrower, sell participations to one or more Persons other than a Credit Party or an Affiliate of a Credit Party in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Term Loan); provided, however, that, whether as a result of any term of any Loan Document or of such grant or participation, (i) no such SPV or participant shall have a commitment, or be deemed to have made an offer to commit, to make Term Loans hereunder, and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Lender hereunder, (ii) such Lender’s rights and obligations, and the rights and obligations of the Credit Parties and the Secured Parties towards such Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations in the Register, except that (A) each such participant and SPV shall be entitled to the benefit of Article X, but, with respect to Section 10.1, only to the extent such participant or SPV agrees, for the benefit of the Borrower, to be subject to and comply with Section 10.1(f) (it being understood that the documentation required under Section 10.1(f) shall be delivered to the granting or participating Lender) and then only to the extent of any amount to which such Lender would be entitled in the absence of any such grant or participation, unless the right to any greater payment results from a Change in Law that occurs after the participant or SPV acquired the applicable participation and (B) each such SPV may receive other payments that would otherwise be made to such Lender with respect to Term Loans funded by such SPV to the extent provided in the applicable option agreement and set forth in a notice provided to the Administrative Agent by such SPV and such Lender, provided, however, that in no case (including pursuant to clause (A) or (B) above) shall an SPV or participant have the right to enforce any of the terms of any Loan Document, and (iii) the consent of such SPV or participant shall not be required (either directly, as a restraint on such Lender’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations), except for those described in clauses (ii) and (iii) of Section 9.1(a) with respect to amounts, or dates fixed for payment of amounts, to which such participant or SPV would otherwise be entitled and, in the case of participants, except for those described in clause (vi) of Section 9.1(a). No party hereto shall institute (and the Borrower shall cause each other Credit Party not to institute) against any SPV grantee of an option pursuant to this clause (f) any bankruptcy, reorganization, insolvency, liquidation or similar proceeding, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper of such SPV; provided, however, that each Lender having designated an SPV as such agrees to indemnify each Indemnitee against any Liability that may be incurred by, or asserted against, such Indemnitee as a result of failing to institute such proceeding (including a failure to be reimbursed by such SPV for any such Liability). The agreement in the preceding sentence shall survive the payment in full of the Obligations. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest on) of each participant’s interest in the Term Loans or other interests, rights and obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person other than the Administrative Agent except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. Notwithstanding anything in the Loan Documents to the contrary, the entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement and any other Loan Documents notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent shall have no responsibility for maintaining a Participant Register.

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9.10 Non-Public Information; Confidentiality.

(a) Non-Public Information. The Administrative Agent and each Lender acknowledges and agrees that it may receive material non-public information (“MNPI”) hereunder concerning the Credit Parties and their Affiliates and agrees to use such information in compliance with all relevant policies, procedures and applicable Requirements of Laws (including United States federal and state securities laws and regulations).

(b) Confidential Information. The Administrative Agent and each Lender agrees to use all reasonable efforts to maintain, in accordance with its customary practices for transactions of the type contemplated hereby, the confidentiality of information obtained by it pursuant to any Loan Document or otherwise related to any Credit Party, except that such information may be disclosed (i) with the Borrower’s consent, (ii) to Related Persons of such Lender or the Administrative Agent on a need to know basis, as the case may be, that are advised of the confidential nature of such information and are instructed to keep such information confidential in accordance with the terms hereof, (iii) to the extent such information presently is or hereafter becomes (A) publicly available other than as a result of a breach of this Section 9.10 or (B) available to such Lender or the Administrative Agent or any of their Related Persons, as the case may be, from a source (other than any Credit Party) not known by them to be subject to disclosure restrictions, (iv) to the extent disclosure is required by applicable Requirements of Law or other legal process or requested or demanded by any Governmental Authority (including, without limitation, public disclosures by the Administrative Agent, any Lender or any of their Related Persons required by law, legal process (including, without limitation, subpoenas, requests for information, interrogatories and other similar process), the SEC or any other governmental or regulatory authority or agency); provided, that, prior notice of such required disclosure is provided to the Borrower (provided, that, (A) such notification is legally permissible, and (B) no such notification shall be required in respect of any disclosure to any regulatory authority having jurisdiction over the Administrative Agent or any Lender), (v) (A) to the National Association of Insurance Commissioners or any similar organization, any examiner or any nationally recognized rating agency or (B) otherwise to the extent consisting of general portfolio information that does not identify Credit Parties, (vi) to current or prospective assignees, SPVs (including the investors and prospective investors therein) or participants, Persons that hold a security interest in any Lender’s rights under this Agreement in accordance with Section 9.9(e) (and those Persons for whose benefit such holder of a security interest is acting), in each case to the extent such assignees, investors, participants, secured parties (and such benefited Persons), agree to be bound by provisions substantially similar to the provisions of this Section 9.10(b) (and such Person may disclose information to their respective Related Persons in accordance with clause (ii) above) and, (vii) to any other party hereto, and (viii) in connection with the exercise or enforcement of any right or remedy under any Loan Document, in connection with any litigation or other proceeding relating to the Loan Documents to which such Lender or the Administrative Agent or any of their Related Persons is a party or bound, or to the extent necessary to respond to public statements or disclosures by Credit Parties or their Related Persons referring to a Lender or the Administrative Agent or any of their Related Persons. In the event of any conflict between the terms of this Section 9.10 and those of any other Contractual Obligation entered into with any Credit Party (whether or not a Loan Document), the terms of this Section 9.10(b) shall govern.

(c) Tombstones. Subject to the proviso included in the following sentence, each Credit Party consents to the publication by the Administrative Agent or any Lender of any press releases, tombstones, advertising or other promotional materials (including via any Electronic Transmission) relating to the financing transactions contemplated by this Agreement using such Credit Party’s name, product photographs, logo or trademark. The Administrative Agent or such Lender shall provide a draft of any such press release, advertising or other promotional material to the Borrower for review and comment prior to the publication thereof, the form and substance of which shall be subject to the approval of the Borrower, not to be unreasonably withheld or delayed.

(d) Press Release and Related Matters. No Person composing the Borrower shall, and no Person composing the Borrower shall permit any of its Affiliates to, issue any press release or other public disclosure (other than any document filed with any Governmental Authority relating to a public offering of securities of any Credit Party) using the name, logo or otherwise referring to the Administrative Agent or of any of its Affiliates or the Loan Documents without the prior written consent of the Administrative Agent or such Affiliate except to the extent required to do so under applicable Requirements of Law (including filings with the SEC).

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(e) Distribution of Materials to Lenders. The Credit Parties acknowledge and agree that the Loan Documents and all reports, notices, communications and other information or materials provided or delivered by, or on behalf of, the Credit Parties hereunder may be disseminated by, or on behalf of, the Administrative Agent, and made available, to the Lenders by Electronic Transmission.

9.11 Set-off; Sharing of Payments.

(a) Right of Setoff. The Administrative Agent, each Lender and each Affiliate (including each branch office thereof) of any of them is hereby authorized, without notice or demand (each of which is hereby waived by each Credit Party), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other Indebtedness, claims or other obligations at any time owing by the Administrative Agent, such Lender or any of their respective Affiliates to or for the credit or the account of any Credit Party against any Obligation of any Credit Party now or hereafter existing, whether or not any demand was made under any Loan Document with respect to such Obligation. No Lender shall exercise any such right of set off without the prior written consent of the Administrative Agent or Required Lenders. The Administrative Agent and each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights under this Section 9.11(a) are in addition to any other rights and remedies (including other rights of setoff) that the Administrative Agent, the Lenders, their Affiliates and the other Secured Parties, may have.

(b) Sharing of Payments, Etc. If any Lender, directly or through an Affiliate or branch office thereof, obtains any payment of any Obligation of any Credit Party (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or “proceeds” (as defined under the applicable UCC) of Collateral) other than pursuant to Section 9.9 or Article X and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed by, the Administrative Agent in accordance with the provisions of the Loan Documents, such Lender shall purchase for cash from other Lenders such participations in their Obligations as necessary for such Lender to share such excess payment with such Lenders to ensure such payment is applied as though it had been received by the Administrative Agent and applied in accordance with this Agreement (or, if such application would then be at the discretion of the Borrower, applied to repay the Obligations in accordance herewith); provided, however, that (i) if such payment is rescinded or otherwise recovered from such Lender in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender without interest and (ii) such Lender shall, to the fullest extent permitted by applicable Requirements of Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the applicable Credit Party in the amount of such participation.

9.12 Counterparts; Facsimile Signature. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

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9.13 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

9.14 Captions. The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

9.15 Independence of Provisions. The parties hereto acknowledge that this Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and that such limitations, tests and measurements are cumulative and must each be performed, except as expressly stated to the contrary in this Agreement.

9.16 Interpretation. This Agreement is the result of negotiations among and has been reviewed by counsel to the Credit Parties, the Administrative Agent, each Lender and other parties hereto, and is the product of all parties hereto. Accordingly, this Agreement and the other Loan Documents shall not be construed against the Lenders or the Administrative Agent merely because of the Administrative Agent’s or Lenders’ involvement in the preparation of such documents and agreements. Without limiting the generality of the foregoing, each of the parties hereto has had the advice of counsel with respect to Sections 9.18 and 9.19.

9.17 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Borrower, the Lenders, the Administrative Agent and, subject to the provisions of Section 8.11, each other Secured Party, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. Neither the Administrative Agent nor any Lender shall have any obligation to any Person not a party to this Agreement or the other Loan Documents.

9.18 Governing Law and Jurisdiction.

(a) Governing Law. The laws of the State of New York shall govern all matters arising out of, in connection with or relating to this Agreement, including its validity, interpretation, construction, performance and enforcement (including any claims sounding in contract or tort law arising out of the subject matter hereof and any determinations with respect to post-judgment interest).

(b) Submission to Jurisdiction. Any legal action or proceeding with respect to any Loan Document shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America sitting in the Southern District of New York and, by execution and delivery of this Agreement, each Credit Party executing this Agreement hereby accepts for itself and in respect of its Property, generally and unconditionally, the jurisdiction of the aforesaid courts; provided that nothing in this Agreement shall limit the right of the Administrative Agent to commence any proceeding in the federal or state courts of any other jurisdiction to the extent the Administrative Agent determines that such action is necessary or appropriate to exercise its rights or remedies under the Loan Documents. The parties hereto (and, to the extent set forth in any other Loan Document, each other Credit Party) hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

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(c) Service of Process. Each Credit Party hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable Requirements of Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of the Borrower specified herein (and shall be effective when such mailing shall be effective, as provided therein). Each Credit Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(d) Non-Exclusive Jurisdiction. Nothing contained in this Section 9.18 shall affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by applicable Requirements of Law or commence legal proceedings or otherwise proceed against any Credit Party in any other jurisdiction.

9.19 Waiver of Jury Trial. THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY AND THEREBY. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

9.20 Entire Agreement; Release; Survival.

(a) SUBJECT TO SECTION 9.24, THE LOAN DOCUMENTS EMBODY THE ENTIRE AGREEMENT OF THE PARTIES AND SUPERSEDE ALL PRIOR AGREEMENTS AND UNDERSTANDINGS RELATING TO THE SUBJECT MATTER THEREOF AND ANY PRIOR LETTER OF INTEREST, COMMITMENT LETTER, CONFIDENTIALITY AND SIMILAR AGREEMENTS INVOLVING ANY CREDIT PARTY AND ANY LENDER OR ANY OF THEIR RESPECTIVE AFFILIATES RELATING TO A FINANCING OF SUBSTANTIALLY SIMILAR FORM, PURPOSE OR EFFECT. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THIS AGREEMENT AND ANY OTHER LOAN DOCUMENT, THE TERMS OF THIS AGREEMENT SHALL GOVERN (UNLESS OTHERWISE EXPRESSLY STATED IN SUCH OTHER LOAN DOCUMENTS OR SUCH TERMS OF SUCH OTHER LOAN DOCUMENTS ARE NECESSARY TO COMPLY WITH APPLICABLE REQUIREMENTS OF LAW, IN WHICH CASE SUCH TERMS SHALL GOVERN TO THE EXTENT NECESSARY TO COMPLY THEREWITH).

(b) Execution of this Agreement by the Credit Parties constitutes a full, complete and irrevocable release of any and all claims which each Credit Party may have at law or in equity in respect of all prior discussions and understandings, oral or written, relating to the subject matter of this Agreement and the other Loan Documents. In no event shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). Each Credit Party signatory hereto hereby waives, releases and agrees (and shall cause each other Credit Party to waive, release and agree) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(c) (i) Any indemnification or other protection provided to any Indemnitee pursuant to Article VIII (The Administrative Agent), Section 9.5 (Costs and Expenses), Section 9.6 (Indemnity), this Section 9.20, and Article X (Taxes, Yield Protection and Illegality) and (ii) the provisions of Section 8.1 of the Guaranty and Security Agreement, in each case, shall (x) survive the payment in full of all other Obligations and (y) with respect to clause (i) above, inure to the benefit of any Person that at any time held a right thereunder (as an Indemnitee or otherwise) and, thereafter, its successors and assigns permitted pursuant to the terms of this Agreement.

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9.21 Patriot Act. Each Lender that is subject to the Patriot Act hereby notifies the Credit Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the Patriot Act.

9.22 Joint and Several.

(a) The obligations of the Credit Parties hereunder and under the other Loan Documents are joint and several.

(b) Without limiting the generality of the foregoing:

(i) reference is hereby made to Article II of the Guaranty and Security Agreement, to which the obligations of the Credit Parties are subject; and

(ii) each Person composing Borrower shall be liable for all amounts due to the Administrative Agent, the Lenders and other Secured Parties under this Agreement and the other Loan Documents, regardless of which Person actually receives the proceeds of the Term Loans or the manner in which the Administrative Agent or any Lender accounts for the Term Loans on its books and records. Each such Person’s Obligations, and each such Person’s Obligations arising as a result of the joint and several liability arising hereunder, shall be separate and distinct obligations, but all such Obligations shall be primary obligations of each Person composing Borrower. Each such Person’s Obligations arising as a result of the joint and several liability hereunder shall, to the fullest extent permitted by law, be unconditional irrespective of (a) the validity or enforceability, avoidance or subordination of the Obligations of the other Persons composing Borrower or of any Loan Document evidencing all or any part of the Obligations of the other Persons composing Borrower, (b) the absence of any attempt to collect the Obligations from the other Persons composing Borrower or any other security therefor, or the absence of any other action to enforce the same, (c) the waiver, consent, extension, forbearance or granting of any indulgence by the Administrative Agent and the Required Lenders with respect to any provision of any instrument evidencing the Obligations of the other Persons composing Borrower, or any part thereof, or any other agreement now or hereafter executed by the other Persons composing Borrower and delivered to the Administrative Agent and the Lenders, (d) the failure by the Administrative Agent to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or Collateral of the other Persons composing Borrower, (e) any election in any proceeding instituted under the Bankruptcy Code of the application of section 1111(b)(2) of the Bankruptcy Code, (f) any borrowing or grant of a security interest by the other Persons composing Borrower, as debtors-in-possession under section 364 of the Bankruptcy Code, (g) the disallowance of all or any portion of any claim by the Administrative Agent or any Lender for the repayment of the Obligations of the other Persons composing Borrower under section 502 of the Bankruptcy Code, or (h) any other circumstances which might constitute a legal or equitable discharge or defense of any Person composing Borrower. With respect to each such Person’s Obligations arising as a result of the joint and several liability of the Borrower under this Agreement and the other Loan Documents, each Person composing Borrower waives any right to enforce any right of subrogation or any remedy which the Administrative Agent or any Lender now has or may hereafter have against such Person, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to the Administrative Agent or any Lender to secure payment of the Obligations or any other liability of the Persons composing Borrower to the Administrative Agent or any Lender. Upon and during the continuance of any Event of Default, the Administrative Agent may proceed directly and at once, without notice, against any Person composing Borrower to collect and recover the full amount, or any portion of the Obligations, without first proceeding against any other Person composing Borrower or any other Person, or against any security or collateral for the Obligations. Each Person composing Borrower consents and agrees that the Administrative Agent, the Lenders, and the Secured Parties shall be under no obligation to marshal any assets in favor of Person or against or in payment of any or all of the Obligations.

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9.23 Creditor-Debtor Relationship. The relationship between the Administrative Agent and each Lender, on the one hand, and the Credit Parties, on the other hand, is solely that of creditor and debtor. No Secured Party has any fiduciary relationship or duty to any Credit Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Secured Parties and the Credit Parties by virtue of, any Loan Document or any transaction contemplated therein.

9.24 Acknowledgements. The Borrower acknowledges and agrees that (a) immediately prior to the Restatement Effective Date, the aggregate outstanding principal balance of the (i) Existing Term Loans (as defined in the Existing Credit Agreement) is $37,185,387.24 (inclusive of interest paid-in-kind including paid-in-kind interest owed as of the Restatement Effective Date), and that as of the Restatement Effective Date the foregoing Term Loans are continued as a Term Loan hereunder and (ii) the Fourth Amendment Delayed Draw Term Loans (as defined in the Existing Credit Agreement) is $12,828,780.35 (inclusive of interest paid-in-kind including paid-in-kind interest owed as of the Restatement Effective Date), and that as of the Restatement Effective Date the foregoing Fourth Amendment Delayed Draw Term Loans are continued as Super Senior Term Loans (constituting Term Loans) hereunder, in each case, as allocated to Lenders and participants as set forth on Schedule 9.24 hereto, (b) that each Loan Document (as defined in the Existing Credit Agreement) to which it is a party that is not being superseded or amended and restated concurrently herewith is, and shall continue to be (subject to any amendments, restatements, amendments and restatements, supplements, or other modifications previously entered into in connection with a specific Loan Document), in full force and effect and is hereby ratified and confirmed in all respects except that on and after the Restatement Effective Date, all references in any such Loan Document to “the Credit Agreement,” “thereto,” “thereof,” “thereunder” or words of like import referring to the Existing Credit Agreement shall mean this Agreement, and (c) confirms and agrees that to the extent that any such Loan Document purports to assign or pledge to the Administrative Agent or any Lender or to grant to the Administrative Agent or any Lender a security interest in or Lien on, any collateral as security for the Obligations of the Borrower, as the case may be, from time to time existing in respect of the Existing Credit Agreement or the Loan Documents, such pledge or assignment or grant of the security interest or lien is hereby ratified and confirmed in all respects with respect to this Agreement and the Loan Documents.

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9.25 Effect of Amendment and Restatement. All Obligations and Liabilities of the Borrower under the Existing Credit Agreement, including, the Term Loans, shall be continued and extended as Obligations and Liabilities of the Borrower hereunder and shall be evidenced by this Agreement and, to the extent requested in accordance herewith, by the Amended Term Loan Notes, and shall not be deemed to be paid, released, discharged or otherwise satisfied by the execution of this Agreement, and this Agreement shall not be deemed to constitute a refinancing, substitution or novation of such Obligations and Liabilities. The modifications effected by this Agreement shall not be deemed to provide for or to effect a repayment and re-advance of any of the Indebtedness to the Lenders outstanding prior to the Restatement Effective Date, it being the intention of the Borrower, the Administrative Agent and the Lenders that a portion of the Indebtedness owing under this Agreement be and is the same Indebtedness as that owing under the Existing Credit Agreement immediately prior to the Restatement Effective Date. This Agreement shall not in any way release or impair the rights, duties, obligations or Liens created pursuant to the Existing Credit Agreement or any other Loan Document or affect the relative priorities thereof, and except as modified hereby or by documents, instruments and agreements executed and delivered in connection herewith or therewith, any and all of such rights, duties, Obligations, and Liens are confirmed, continued, ratified and affirmed by the parties hereto.

Article X - TAXES, YIELD PROTECTION AND ILLEGALITY

10.1 Taxes. For purposes of this Section 10.1, the term “applicable law” includes FATCA.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by any applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Credit Parties. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by the Credit Parties. The Credit Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

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(d) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.9(f) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 10.1(d).

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 10.1, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 10.1(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

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(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 10.1-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 10.1-2 or Exhibit 10.1-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 10.1-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

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(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 10.1 (including by the payment of additional amounts pursuant to this Section 10.1), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 10.1(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 10.1(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 10.1(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 10.1(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 10.1 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of all obligations under any Loan Document.

10.2 Reserved.

10.3 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Term Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Term Loan or of maintaining its obligation to make any such Term Loan or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

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(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Term Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 10.3(a) or (b) and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided, that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

10.4  Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable (i) a reduction in full or in part or cancellation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

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10.5 Reserved.

10.6 Mitigation. If any Lender requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 10.1, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Term Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 10.1 in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

10.7 Certificates of Lenders. Any Lender claiming reimbursement or compensation pursuant to this Article X shall deliver to the Borrower (with a copy to the Administrative Agent) a certificate setting forth in reasonable detail the nature and amount payable to such Lender hereunder and such certificate shall be conclusive and binding on the Borrower in the absence of manifest error.

Article XI - DEFINITIONS

11.1 Defined Terms. The following terms are defined in the Section referenced opposite such terms:

“Anti-Corruption Laws” “Anti-Money Laundering Laws” “Agreement”	3.21(c) 3.21(b) Preamble
“Borrower”	Preamble
“Compliance Certificate”	4.2(b)
“Consolidated Debt Service Coverage Ratio”	Exhibit 4.2(b)
“Consolidated EBITDA”	Exhibit 4.2(b)
“Consolidated Leverage Ratio”	Exhibit 4.2(b)
“Designated Liaison”	3.26
“Discretionary Term Loans”	1.1(d)
“Existing Credit Agreement”	Recitals
“Existing Term Loan Extension Fee”	1.7(b)(i)
“Event of Default”	7.1
“FP&A Analyst”	4.19
“Funding Date” “Indemnified Matters”	Exhibit 11.1-3 9.6(a)
“Indemnitee”	9.6(a)
“Independent Director”	3.25
“Initial Term Loans”	1.1(a)(i)
“Investments”	5.4
“Lateral”	Preamble
“Lender” and “Lenders”	Preamble
“MNPI”	9.10(a)
“Observer”	4.17(a)
“OFAC”	3.21(a)
“OID”	1.3(f)
“Outstanding Existing Term Loan Interest”	1.1(a)
“Outstanding Super Senior Term Loan Interest”	1.1(a)
“Participant Register”	9.9(f)
“Permitted Liens”	5.1
“Prepayment Date”	1.6(e)
“Prepayment Notice”	1.6(e)
“Register”	9.9(d)(ii)
“Restatement Date Loan”	1.1(d)(i)
“Restatement Date Loan Commitment”	1.1(d)(i)
“Restricted Payments”	5.11
“Sale”	9.9(b)
“Sanctioned Country” “Sanctions”	3.21(a) 3.21(a)
“Stock Incentive Program”	7.01(k)
“Super Senior Term Loan Extension Fee”	1.7(b)(ii)
“Tax Returns”	3.10
“U.S. Tax Compliance Certificate”	10.1(f)(ii)(B)

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In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:

“13-Week Cash Flow Forecasts” means a rolling 13-week cash flow forecast and a consolidating rolling 13-week cash flow forecast of the Borrower and its Subsidiaries (reflecting, on a line-item basis, anticipated weekly sales, receipts, and disbursements for the subject period, in form and substance acceptable to the Administrative Agent), as the same shall be modified or supplemented from time to time by additional or supplemental 13-Week Cash Flow Forecasts (covering any time period covered by a prior 13-Week Cash Flow Forecast or covering additional time periods), together with such supporting documentation as requested by the Administrative Agent.

“2016 Term Loans” means the Term Loans made by the Lenders to the Borrower pursuant to Section 1.1(c) of the Existing Credit Agreement.

“2017 Term Loans” means the Term Loans made by the Lenders to the Borrower pursuant to Section 1.1(e) of the Existing Credit Agreement.

“2019 Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the Restatement Effective Date, among Holdings and the investors party thereto.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of fifty percent (50%) of the Stock and Stock Equivalents of any Person or otherwise causing any Person to become a Subsidiary of the Borrower, or (c) a merger or consolidation or any other combination with another Person.

“Additional Lateral Stock” means, collectively, the Stock (designated Series F) issued by Holdings to the Lenders (or the Administrative Agent for the benefit of the Lenders) representing an aggregate of 5.0% (determined on a fully diluted basis) of the outstanding Stock and Stock Equivalents of Holdings as of the date the Additional Term Loans were advanced to the Borrower.

“Additional Term Loans” means the Term Loans made by the Lenders to the Borrower pursuant to Section 1.1(b) of the Existing Credit Agreement.

“Administrative Agent” means Lateral in its capacity as administrative agent for the Lenders hereunder, and any successor administrative agent.

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“Affiliate” means, with respect to any Person, each officer, director, general partner or joint-venturer of such Person and any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person; provided, however, that no Secured Party shall be an Affiliate of any Credit Party or of any Subsidiary of any Credit Party solely by reason of the provisions of the Loan Documents. For purposes of this definition, “control” means the possession of either (a) the power to vote, or the beneficial ownership of, 10% or more of the voting Stock of such Person (either directly or through the ownership of Stock Equivalents) or (b) the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Amended Other Benchmark Principal Indebtedness” means the aggregate principal amount of $1,000,000 incurred by Holdings prior to the Restatement Effective Date as evidenced by the Amended Sacramone Note.

“Amended Sacramone Note” means that certain amended promissory note, dated as of the Restatement Effective Date, evidencing the terms of the Amended Other Benchmark Principal Indebtedness, in form and substance satisfactory to the Administrative Agent.

“Amended Series A Benchmark Notes” means the amended subordinated unsecured convertible promissory notes issued by Holdings to the Benchmark Principals, such promissory notes (a) evidencing an aggregate obligation to pay $12.5 million in principal, (b) to mature on July 30, 2021, (c) to bear interest at 8.0% per annum, payable in-kind, quarterly, and (d) to otherwise be in form and substance satisfactory to the Administrative Agent.

“Amended Series B Benchmark Notes” means the amended subordinated unsecured promissory notes issued by Holdings to the Benchmark Principals, such promissory notes (a) evidencing an aggregate obligation to pay $30.0 million in principal, (b) to mature on July 30, 2021, (c) to bear interest at 8.0% per annum, payable in-kind, quarterly, and (d) to otherwise be in form and substance satisfactory to the Administrative Agent.

“Amended Term Loan Note” means a promissory note of the Borrower payable to a Lender, in substantially the form of Exhibit 11.1-1 hereto, evidencing the Indebtedness of the Borrower to such Lender resulting from any Term Loan made to the Borrower by such Lender or its predecessor(s).

“Applicable Rate” means a rate per annum equal to 12.00%.

“Approved Fund” means, with respect to any Lender, any Person (other than a natural Person) that (a) (i) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the Ordinary Course of Business or (ii) temporarily warehouses loans for any Lender or any Person described in clause (i) above and (b) is advised or managed by (i) such Lender, (ii) any Affiliate of such Lender or (iii) any Person (other than an individual) or any Affiliate of any Person (other than an individual) that administers or manages such Lender.

“Assignment” means an assignment and assumption agreement entered into by a Lender, as assignor, and any Person that meets the requirements to be an assignee under Section 9.9, as assignee, pursuant to the terms and provisions of Section 9.9 (with the consent of any party whose consent is required by Section 9.9), accepted by the Administrative Agent, substantially in the form of Exhibit 11.1-3 or any other form approved by the Administrative Agent.

“Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

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“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Balance Sheet Restructuring” means (a) the restructuring of certain Indebtedness of the Credit Parties through (i) this Agreement, (ii) the Amended Other Benchmark Principal Indebtedness, (iii) the Amended Series A Benchmark Notes, (iv) the Amended Series B Benchmark Notes and (v) the Iliad Promissory Note (if any), and (b) the repayment of certain Indebtedness from any mandatory prepayment under Section 1.6(d) in strict accordance with Section 1.8(d).

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978, as amended, and any rules and regulations promulgated thereunder.

“Benchmark Acquisition” means the Acquisition of all of the issued and outstanding Stock of Benchmark pursuant to the Stock Purchase Agreement dated as of March 9, 2017 (as amended by the Amendment No. 1 to Stock Purchase Agreement dated as of April 20, 2017, and as further amended, restated, supplemented or otherwise modified in accordance with the terms of this Agreement, the Benchmark Purchase Agreement and, together with all documents and instruments executed in connection therewith, to the extent amended in accordance with the terms of this Agreement) among Holdings, Benchmark and the other Persons party thereto.

“Benchmark Backlog” means, with respect to Benchmark and its Subsidiaries, the reasonably anticipated unbilled revenue attributable to non-cancellable contracts awarded to Benchmark and its Subsidiaries by non-Affiliates.

“Benchmark Indebtedness” means, collectively the Amended Series A Benchmark Notes and the Amended Series B Benchmark Notes.

“Benchmark Principals” means, collectively (a) Brian McMahon, a natural person, and (b) Fred Sacramone, a natural person.

“Benchmark Subordination Agreement” means the Amended and Restated Subordination Agreement dated as of the date hereof, as amended from time to time thereto, by and among the Benchmark Principals and the Administrative Agent, pursuant to which, among other things, the Benchmark Indebtedness is subordinated to the Obligations.

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) to which any Credit Party incurs or otherwise has any obligation or liability, contingent or otherwise.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Blocked Account” means a deposit account of the Borrower designated as the “Cash Collateral Account” and that is the subject of a Control Agreement pursuant to which the Borrower and the depository bank have agreed that the Administrative Agent shall be the sole Person entitled to give instructions with respect to the disposition of funds maintained in such deposit account.

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“Board of Directors” means, as to any Person, the board of directors (or comparable managers) of such Person, or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Business Day” means any day that is not a Saturday, Sunday or a day on which banks are required or authorized to close in New York City.

“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, any Property by such Person as lessee that has been or should be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP.

“Capital Lease Obligations” means, at any time, with respect to any Capital Lease, any lease entered into as part of any sale leaseback transaction of any Person or any synthetic lease, the amount of all obligations of such Person that is (or that would be, if such synthetic lease or other lease were accounted for as a Capital Lease) capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States, (d) any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) any Lender or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $500,000,000 and (e) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) or (d) above shall not exceed 365 days.

“CFC” means a Subsidiary that is a “controlled foreign corporation” as defined in Section 957(a) of the Code or any successor provision thereto.

“CFC Holding Company” means a Wholly-Owned Subsidiary of Holdings substantially all of the assets of which consists of equity interests in one or more CFCs or other CFC Holding Companies.

“CFGMS Debt” means an aggregate repayment amount not to exceed $3,393,200 owed under that certain Purchase Agreement among Holdings and CFG Merchant Solutions, LLC.

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“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making, issuance or application of any request, rule, requirement, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, requirements, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, requirements, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means any of (a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 25%, or more, of the Stock and Stock Equivalents of Holdings entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Board of Directors of Holdings; (b) Holdings fails to own and control, directly or indirectly, 100% of the Stock and Stock Equivalents of (i) Benchmark and Jus-Com and (ii) (other than as a result of a transaction expressly permitted under the Agreement) each other Credit Party; (c) any “change of control” or term of similar import shall have occurred under any documentation evidencing Indebtedness in excess of the Threshold Amount; or (d) any of Brian McMahon or Fred Sacramone shall cease for any reason (other than death or disability) to function (including, without limitation, with respect to the scope of responsibilities) for Holdings or any of its Subsidiaries in the same or similar capacities as in existence on the Restatement Effective Date.

“Class” when used in reference to any Term Loan, refers to whether such Term Loan is an Existing Term Loan, a Super Senior Term Loan or a Restatement Date Loan (if any).

“Code” means the Internal Revenue Code of 1986, as amended, and any rules and regulations promulgated thereunder.

“Collateral” means all Property and interests in Property and proceeds thereof now owned or hereafter acquired by any Credit Party, any of their respective Subsidiaries and any other Person who has granted a Lien to the Administrative Agent, in or upon which a Lien is granted, purported to be granted, or now or hereafter exists in favor of any Lender or the Administrative Agent for the benefit of the Administrative Agent, the Lenders and other Secured Parties, whether under this Agreement or under any other documents executed by any such Persons and delivered to the Administrative Agent. For the avoidance of doubt, “Collateral” shall not include any Excluded Property.

“Collateral Access Agreement” means a landlord access or acknowledgement agreement of any lessor or other Person in possession of, having a Lien upon, or having rights or interests in a Credit Party’s books and records or chattel paper, in each case, in form and substance reasonably satisfactory to Administrative Agent.

“Collateral Documents” means, collectively, the Guaranty and Security Agreement, the Mortgages, each Control Agreement, each Collateral Access Agreement and all other security agreements, pledge agreements, patent and trademark security agreements, lease assignments, guaranties and other similar agreements, and all amendments, restatements, modifications or supplements thereof or thereto, by or between any one or more of any Credit Party, any of their respective Subsidiaries or any other Person pledging or granting a lien on Collateral or guarantying the payment and performance of the Obligations, and any Lender or the Administrative Agent for the benefit of the Administrative Agent, the Lenders and other Secured Parties now or hereafter delivered to the Lenders or the Administrative Agent pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the UCC or comparable law) against any such Person as debtor in favor of any Lender or the Administrative Agent for the benefit of the Administrative Agent, the Lenders and the other Secured Parties, as secured party, as any of the foregoing may be amended, restated and/or modified from time to time.

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“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profit Taxes.

“Consent to Assignment” means the consent and agreement of any Person to the granting of Liens by a Credit Party in the interests of such Credit Party in an agreement or other Property of such Credit Party pursuant to the Collateral Documents and the exercise of default remedies in respect thereof, all in form and substance satisfactory to the Administrative Agent.

“Consolidated Capital Expenditures” means, for any period and any Person, the sum of, without duplication, all expenditures made, directly or indirectly, by such Person and its Subsidiaries during such period, determined on a consolidated basis in accordance with GAAP, that are or should be reflected as additions to property, plant or equipment or similar items reflected in the consolidated statement of cash flows of such Person and its Subsidiaries, or have a useful life of more than one year.

“Consolidated Excess Cash Flow” means, without duplication, with respect to any period, an amount equal to:

(a)  Consolidated EBITDA for such period, minus

(b) the sum (for such period) of (i) interest expense actually paid in cash by any Credit Party, (ii) scheduled cash principal repayments of Indebtedness of any Credit Party which are permitted or required pursuant to the Agreement, to the extent actually made during such period, (iii) an amount equal to one-twelfth of the Tax Reserve, (iv) Consolidated Capital Expenditures to the extent made in cash by any Credit Party, (v) the portion of the purchase price paid in cash with respect to acquisitions and other Investments permitted by this Agreement solely to the extent such acquisition or Investment resulted in an increase to the calculation of Consolidated Excess Cash Flow, (vi) the Subcontractor Funds, (vii) the Working Capital Reserve, and (viii) without duplication to any amounts deducted in preceding clauses (i) through (vii), all items added back to Consolidated EBITDA that represent amounts actually paid in cash.

“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person: (a) with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (c) under any Rate Contracts; (d) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (e) for the obligations of another Person through any agreement to purchase, repurchase or otherwise acquire such obligation or any Property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guarantied or otherwise supported or, if not a fixed and determined amount, the maximum amount so guarantied or supported.

“Contractual Obligations” means, as to any Person, any provision of any security (whether in the nature of Stock, Stock Equivalents or otherwise) issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement (other than a Loan Document) to which such Person is a party or by which it or any of its Property is bound or to which any of its Property is subject.

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“Control Agreement” means, with respect to any deposit account, securities account, commodity account, securities entitlement or commodity contract, an agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Administrative Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Credit Party maintaining such account or owning such entitlement or contract, effective to grant “control” (within the meaning of Articles 8 and 9 under the applicable UCC) over such account to the Administrative Agent.

“Copyrights” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith.

“Credit Parties” means the Borrower and each other Person (a) which executes a guaranty of the Obligations, or (b) which grants a Lien to secure payment of the Obligations, which, for the avoidance of doubt, shall exclude all Excluded Subsidiaries.

“Default” means any event or circumstance that, with the passing of time or the giving of notice or both, would (if not cured or otherwise remedied during such time) become an Event of Default.

“Defined Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) that is subject to Title IV of ERISA for which the Borrower or any of its Subsidiaries or ERISA Affiliates has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

“Disposition” means (a) the sale, lease, conveyance or other disposition (including by division) of Property, other than sales or other dispositions expressly permitted under Sections 5.2(a), 5.2(c), 5.2(d), 5.2(e), 5.2(g) and 5.2(h), and (b) the sale or transfer by the Borrower or any Subsidiary of the Borrower of any Stock or Stock Equivalent issued by any Subsidiary of the Borrower and held by such transferor Person.

“Disqualified Stock” means any Stock or Stock Equivalent which, by its terms (or by the terms of any security or other Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days following the final maturity date of the Term Loans (excluding any provisions requiring redemption upon a “change of control” or similar event; provided that such “change of control” or similar event results in the prior payment in full in cash of the Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted), the termination of all commitments to lend hereunder and the termination of this Agreement), (b) is convertible into or exchangeable for (i) debt securities or (ii) any Stock or Stock Equivalents referred to in (a) above, in each case, at any time on or prior to the date that is ninety-one (91) days following the final maturity date of the Term Loans, or (c) is entitled to receive scheduled dividends or distributions in cash prior to the time that the Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) are paid in full in cash.

“Dollars”, “dollars” and “$” each mean lawful money of the United States.

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“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority; (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition; or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or other electronic means.

“Environmental Laws” means all Requirements of Law and Permits imposing liability or standards of conduct for or relating to the regulation and protection of human health against chemical exposure or toxic hazards, the environment and natural resources, and including public notification requirements and environmental transfer of ownership, notification or approval statutes.

“Environmental Liabilities” means all Liabilities (including costs of Remedial Actions, natural resource damages and costs and expenses of investigation and feasibility studies, including the cost of environmental consultants and attorneys’ costs) that may be imposed on, incurred by or asserted against any Credit Party or any Subsidiary of any Credit Party as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law or in connection with any environmental condition or with any Release and resulting from the ownership, lease, sublease or other operation or occupation of property by any Credit Party or any Subsidiary of any Credit Party, whether on, prior or after the date hereof.

“Equity Issuance” means any issuance of Stock or Stock Equivalents by, or a capital contribution to, Holdings (other than in respect of the issuance of the Lateral Stock and the Series H Preferred Stock).

“Equity Investment Documents” means, collectively, (a) the Warrant, (b) the 2019 Registration Rights Agreement, (c) the Investor Rights Agreement and (d) any other documents or instruments executed in connection with any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, including any rules or regulations promulgated thereunder.

“ERISA Affiliate” means, collectively, any Credit Party and any Person under common control or treated as a single employer with, any Credit Party, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

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“Event of Loss” means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property; or (b) any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including any rules or regulations promulgated thereunder.

“Excluded Accounts” means (a) any payroll account, so long as such payroll account is a zero balance account, (b) withholding tax and fiduciary accounts and (c) petty cash accounts holding amounts on deposit which do not exceed $10,000.

“Excluded Property” has the meaning ascribed to such term in the Guaranty and Security Agreement.

“Excluded Subsidiary” means (a) any CFC, (b) any CFC Holding Company, and (c) any direct or indirect Subsidiary of a CFC.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Term Loan pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Term Loan or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 10.1, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 10.1 and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Term Loan Lenders” means each Lender that holds an Existing Term Loan, including such Lender’s successors and permitted assigns.

“Existing Term Loans” means, collectively, the Initial Term Loans, the Additional Term Loans (if any), the Discretionary Term Loans (if any), the 2016 Term Loans and the 2017 Term Loans.

“Extraordinary Receipts” means all amounts received by a Credit Party or any Subsidiary thereof not in the Ordinary Course of Business, including: (a) foreign, United States, state or local tax refunds; (b) pension plan reversions; (c) proceeds of business interruption insurance; (d) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action; (e) indemnity payments; and (f) any purchase price adjustment received in connection with any purchase agreement.

“E-Fax” means any system used to receive or transmit faxes electronically.

“Facility Termination Date” means the date on which all Term Loans and all other Obligations under the Loan Documents have been paid and satisfied in full. In the case of any contingent Obligations (excluding contingent Obligations as to which no claim has been asserted), there shall have been deposited cash collateral with respect to all such contingent Obligations in amounts and on terms and conditions and with parties reasonably satisfactory to the Administrative Agent and each Indemnitee that is, or may be, owed such Obligations.

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“FATCA” means Sections 1471, 1472, 1473 and 1474 of the Code, as in effect as of the date of this Agreement (and any amended or successor version that is substantively comparable and not materially more onerous to comply with), current or future United States Treasury Regulations promulgated thereunder or official interpretations with respect thereto and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Flood Insurance” means federally backed Flood Insurance available under the National Flood Insurance Program to owners of real property improvements located in Special Flood Hazard Areas in a community participating in the National Flood Insurance Program.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“Fee Letter” means that certain letter agreement dated as of the date hereof between the Borrower and Lateral, as the same may be amended, restated and/or modified from time to time.

“FEMA” means the Federal Emergency Management Agency, a component of the U.S. Department of Homeland Security that administers the National Flood Insurance Program.

“Fiscal Quarter” means any of the quarterly accounting periods of the Credit Parties ending on March 31, June 30, September 30 and December 31 of each year.

“Fiscal Year” means any of the annual accounting periods of the Credit Parties ending on December 31 of each year.

“Flood Insurance” means, for any Real Estate located in a Special Flood Hazard Area, Federal Flood Insurance or private insurance reasonably satisfactory to the Administrative Agent, in either case, that (a) meets the requirements set forth by FEMA in its Mandatory Purchase of Flood Insurance Guidelines, (b) shall include a deductible not to exceed $25,000 and (c) shall have a coverage amount equal to the lesser of (i) the “replacement cost value” of the buildings and any personal property Collateral located on the Real Estate as determined under the National Flood Insurance Program or (ii) the maximum policy limits set under the National Flood Insurance Program.

“Foreign Lender” means a Lender that is not a U.S. Person.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions and comparable stature and authority within the accounting profession) that are applicable to the circumstances as of the date of determination. Subject to Section 11.3, all references to “GAAP” shall be to GAAP applied consistently with the principles used in the preparation of the financial statements described in Section 3.11(a).

“Governmental Authority” means any nation, sovereign or government, any state or local or other political subdivision thereof, any agency, authority or instrumentality thereof and any entity or authority exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, including any central bank, stock exchange, regulatory body, arbitrator, public sector entity, supra-national entity (including the European Union and the European Central Bank) and any self-regulatory organization (including the National Association of Insurance Commissioners).

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“Guarantor” means any Person that has guaranteed any Obligations, which, for the avoidance of doubt, shall exclude all Excluded Subsidiaries.

“Guaranty and Security Agreement” means that certain Guaranty and Security Agreement, dated as of October 28, 2015, as the same may be amended, restated and/or modified from time to time.

“Hazardous Material” means any substance, material or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including petroleum or any fraction thereof, asbestos, polychlorinated biphenyls and radioactive substances.

“Holdings” has the meaning set forth in the preamble to this Agreement.

“Iliad Promissory Note” means any promissory note among Holdings and Iliad Research and Trading L.P. and all related documents in connection with the issuance of such note and the the payoff of the Tier 6 Debt from the proceeds advanced under such note (including without limitation evidence of the payoff of such Tier 6 Debt), in each case in form and substance satisfactory to the Administrative Agent.

“Indebtedness” of any Person means, without duplication: (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of Property or services, including earnouts (other than trade payables entered into in the Ordinary Course of Business and which are not past due by more than 90 days); (c) the face amount of all letters of credit issued for the account of such Person and without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments issued by such Person; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of Property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property); (f) all Capital Lease Obligations; (g) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing product; (h) except as it relates to the Lateral Stock, all obligations of such Person, whether or not contingent, in respect of Disqualified Stock, valued at, in the case of redeemable preferred Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Stock plus accrued and unpaid dividends; (i) all indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; and (j) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Initial Closing Date” means October 28, 2015.

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“Initial Lateral Stock” means, collectively, the Stock issued by Holdings to the Lenders (or the Administrative Agent for the benefit of the Lenders) representing an aggregate of 15.0% (determined on a fully diluted basis) of the outstanding Stock and Stock Equivalents of Holdings at the time the Initial Term Loans were advanced to the Borrower.

“Initial Term Loans” means the Term Loans made by the Lenders to the Borrower pursuant to Section 1.1(a) of the Existing Credit Agreement.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case in (a) and (b) above, undertaken under U.S. federal, state or foreign law, including the Bankruptcy Code.

“Intellectual Property” means all rights, title and interests in or relating to intellectual property and industrial property arising under any Requirement of Law and all IP Ancillary Rights relating thereto, including, without limitation, all Copyrights, Trademarks, Patents, IP Licenses and internet domain names.

“Interest Payment Date” means the last day of each Fiscal Quarter.

“Intermediate Holdings” means Optos Capital Partners, LLC, a Delaware limited liability company and (as of the Restatement Effective Date) the holder of all of the Stock and Stock Equivalents of the Borrower.

“IP Ancillary Rights” means, with respect to any Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and Liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.

“IP License” means all Contractual Obligations (and all related IP Ancillary Rights), whether written or oral, granting any right, title and interest in or relating to any Intellectual Property.

“IRS” means the Internal Revenue Service of the United States and any successor thereto.

“Investor Rights Agreement” means that certain Investor Rights Agreement, dated as of the Restatement Effective Date, by and between Holdings and Lateral Juscom Feeder LLC.

“Lateral Entities” means Lateral or any of its Affiliates, including any investment funds or accounts managed by any of the foregoing.

“Lateral Stock” means, collectively, the Initial Lateral Stock, the Additional Lateral Stock, the Super Senior Lateral Stock and the Restatement Date Lateral Stock; provided, however, Lateral Stock shall not include (x) Stock issued to Niagara Nominee L.P. and (y) warrants issued to any Lateral Entity prior to the Restatement Effective Date.

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“LeoGroup Debt” means an aggregate principal amount not to exceed $4,901,685 due under that certain Promissory Note, dated as of February 15, 2019, among Holdings and LeoGroup Private Investment Access, LLC.

“Lender” means each Lender that holds a Term Loan, including such Lender’s successors and assigns, in each case to the extent permitted by Section 9.9.

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, Taxes, commissions, charges, disbursements and expenses (including those incurred upon any appeal or in connection with the preparation for and/or response to any subpoena or request for document production relating thereto), in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or otherwise), security interest or other security arrangement and any other preference, priority or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Loan Documents” means this Agreement, the Amended Term Loan Notes, the Collateral Documents, the Consent to Assignment, the Fee Letter, and all documents delivered to the Administrative Agent and/or any Lender in connection with any of the foregoing.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.

“Material Adverse Effect” means an effect that results in or causes, or could reasonably be expected to result in or cause, a material adverse change in any of (a) the condition (financial or otherwise), business, performance, operations, prospects or Property of the Borrower or the Credit Parties and their Subsidiaries taken as a whole; (b) the ability of any Credit Party, any Subsidiary of any Credit Party or any other Person (other than the Administrative Agent or Lenders) to perform its obligations under any Loan Document; or (c) the validity or enforceability of any Loan Document or the rights and remedies of the Administrative Agent, the Lenders and the other Secured Parties under any Loan Document.

“Material Contract” means, with respect to each Credit Party, (a) each contract or agreement to which such Credit Party or any of its Subsidiaries is a party involving aggregate consideration payable to or by such Person or such Subsidiary of $100,000 or more (other than contracts or agreements in the Ordinary Course of Business of such Person or such Subsidiary and other than contracts that by their terms may be terminated by such Person or Subsidiary in the Ordinary Course of Business upon less than 60 days notice without penalty or premium) and (b) all other contracts or agreements, the loss of which could reasonably be expected to result in any Material Liability or a Material Adverse Effect.

“Material Liability” means, with respect to each Credit Party, any claim or other liability upon such Credit Party or its assets exceeding the Threshold Amount.

“Material Real Estate” means any fee simple Real Estate owned by a Credit Party that has a fair market value greater than $500,000.

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“Maturity Date” means (a) if in respect of the Existing Term Loans (other than Discretionary Term Loans), April 30, 2021, (b) if in respect of Super Senior Term Loans, September 30, 2020, (c) if in respect of the Restatement Date Loans, December 31, 2019 and (d) if in respect of the Discretionary Term Loans, such dates as the Borrower and the Lender(s) advancing the Discretionary Term Loans may separately agree in writing.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means any deed of trust, leasehold deed of trust, mortgage, leasehold mortgage, deed to secure debt, leasehold deed to secure debt or other document creating a Lien on Real Estate or any interest in Real Estate.

“Multiemployer Plan” means any multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA, as to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“National Flood Insurance Program” means the program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994, that mandates the purchase of flood insurance to cover real property improvements located in Special Flood Hazard Areas in participating communities and provides protection to property owners through a federal insurance program.

“Net Issuance Proceeds” means, in respect of any incurrence of Indebtedness or the issuance of Stock or Stock Equivalents by, or a capital contribution to, a Credit Party, cash proceeds (including cash proceeds as and when received in respect of non-cash proceeds received or receivable in connection with such incurrence or issuance), net of underwriting discounts and commissions and reasonable out-of-pocket costs and expenses paid or incurred in connection therewith in favor of any Person not an Affiliate of the Borrower.

“Net Proceeds” means proceeds in cash, checks or other cash equivalent financial instruments (including Cash Equivalents) as and when received by the Person making a Disposition, as well as insurance proceeds and condemnation and similar awards received on account of an Event of Loss or otherwise in respect of the receipt of any Extraordinary Receipts, net of: (a) in the event of a Disposition (i) the direct costs relating to such Disposition excluding amounts payable to the Borrower or any Affiliate of the Borrower, (ii) sale, use or other transaction Taxes paid or payable as a result thereof, and (iii) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness (other than Indebtedness evidenced hereby) secured by a Lien on the asset which is the subject of such Disposition, (b) in the event of an Event of Loss, (i) all money actually applied to repair or reconstruct the damaged Property or Property affected by the condemnation or taking, (ii) all of the costs and expenses reasonably incurred in connection with the collection of such proceeds, award or other payments, and (iii) any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments, and (c) in the event of the receipt of any Extraordinary Receipts, all of the costs and expenses reasonably incurred in connection therewith.

“Non-Core Businesses” means any division or line of business of Holdings and its Subsidiaries, other than the lines of business known (as of the Restatement Effective Date) as “OSP”, “ISP”, and “Engineering”.

“Non-Funding Lender” means any Lender that has failed to fund its Term Loans when required to do so in accordance with the terms of this Agreement, unless subject to a good faith dispute with respect thereto.

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“Notice of Borrowing” means a notice given by the Borrower to the Administrative Agent in substantially the form of Exhibit 11.1-4 hereto.

“Obligations” means all Term Loans, and other Indebtedness, advances, debts, liabilities, obligations, covenants and duties owing by any Credit Party to any Lender, the Administrative Agent or any other Person required to be indemnified by any Credit Party pursuant to the Loan Documents, that arises under any Loan Document, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired.

“Ordinary Course of Business” means, in respect of any transaction involving any Person, the ordinary course of such Person’s business, as conducted by any such Person in accordance with past practice and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document.

“Organization Documents” means, (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation and any shareholder rights agreement, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership, (c) for any limited liability company, the operating agreement and articles or certificate of formation or (d) any other document setting forth the manner of election or duties of the officers, directors, managers or other similar persons, or the designation, amount or relative rights, limitations and preference of the Stock of a Person.

“Other Connection Taxes” means, with respect to any Secured Party, Taxes imposed as a result of a present or former connection between such Secured Party and the jurisdiction imposing such Tax, other than any such connection arising from the Secured Party having executed, delivered, become a party to, performed its obligations or received a payment under, received or perfected as a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Term Loan or Loan Document.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 10.6).

“Patents” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to letters patent and applications therefor.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56.

“PBGC” means the United States Pension Benefit Guaranty Corporation or any successor thereto.

“Perfection Certificate” means a perfection certificate in the form of Exhibit 11.1-5 or any other form approved by the Administrative Agent.

“Permits” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other Contractual Obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

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“Permitted Refinancing” means Indebtedness constituting a refinancing or extension of Indebtedness permitted under Section 5.5(c) or 5.5(d) that (a) has an aggregate outstanding principal amount not greater than the aggregate principal amount of the Indebtedness being refinanced or extended, (b) has a Weighted Average Life to Maturity (measured as of the date of such refinancing or extension) and maturity no shorter than that of the Indebtedness being refinanced or extended, (c) is not entered into as part of a sale leaseback transaction, (d) is not secured by a Lien on any assets other than the collateral securing the Indebtedness being refinanced or extended, (e) the obligors of which are the same as the obligors of the Indebtedness being refinanced or extended and (f) is otherwise on terms no less favorable to the Credit Parties and their Subsidiaries, taken as a whole, than those of the Indebtedness being refinanced or extended.

“Person” means any individual, partnership, corporation (including a business trust and a public benefit corporation), joint stock company, estate, association, firm, enterprise, trust, limited liability company, unincorporated association, joint venture and any other entity or Governmental Authority.

“Principal Increase” means those increases to the principal amounts owed under the Term Loans made prior to the Restatement Effective Date, representing a portion of the “Applicable Rate” (as defined in the Existing Credit Agreement) equal to the “Applicable PIK Component” (as defined in the Existing Credit Agreement) that was paid-in-kind and added to the outstanding principal balance of the applicable Term Loans.

“Pro Forma Balance Sheet” means a pro forma consolidated and consolidating balance sheet of Holdings and its Subsidiaries as of the Restatement Effective Date, and reflecting the consummation of the Balance Sheet Restructuring, which pro forma balance sheet shall be in form and substance satisfactory to the Administrative Agent.

“Pro Rata Share” means, as to any Lender, the percentage equivalent of the principal amount of the Term Loans held by such Lender, divided by the aggregate principal amount of the Term Loans held by all Lenders.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Qualified Cash” means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries that is in deposit accounts or in securities accounts, or any combination thereof, and which such deposit account or securities account is the subject of a Control Agreement and is subject to a first priority (other than liens in favor of the depositary bank or securities intermediary for ordinary course bank charges as reflected in the Control Agreement) security interest in favor of the Administrative Agent perfected in accordance with applicable law.

“Rate Contracts” means swap agreements (as such term is defined in Section 101 of the Bankruptcy Code) designed to provide protection against fluctuations in interest or currency exchange rates and any other agreements or arrangements designed to provide such protection.

“Reaffirmation Agreement” means the Confirmation, Reaffirmation and Ratification Agreement dated as of the Restatement Effective Date, among the Credit Parties, the Lenders, and the Administrative Agent, substantially in the form set forth on Exhibit 11.1-6.

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“Real Estate” means any real property owned, leased (including, without limitation, each leasehold interest), subleased or otherwise operated or occupied by any Credit Party or any Subsidiary of any Credit Party.

“Real Estate Collateral Requirements” means the following:

(a) The Administrative Agent shall have received (i) a commitment for a policy of title insurance that is acceptable to the Administrative Agent in its sole discretion with the final title insurance policy being delivered promptly following the recordation of the applicable Mortgage, insuring the Secured Parties’ first priority Liens and showing no Liens prior to the Secured Parties’ Liens other than Permitted Liens (each, a “Title Policy”), (ii) copies of all recorded documents creating exceptions to the applicable Title Policy, (iii) a certification from the National Research Center, or any successor agency thereto, regarding each parcel of real property subject to a Mortgage, (iv) a Phase I environmental assessment and such other environmental reports reasonably requested by the Administrative Agent regarding each parcel of real property subject to a Mortgage by an environmental engineering firm acceptable to the Administrative Agent showing no environmental conditions in violation of Environmental Laws or liabilities under Environmental Laws that could reasonably be expected to result in any Material Liability, and (v) all applicable Real Estate Support Documents.

(b) The Title Policy shall provide an insured amount that is acceptable to Administrative Agent in its sole discretion, and shall provide for all endorsements required by the Administrative Agent.

(c) The Borrower shall have provided or obtained any customary estoppels, affidavits and indemnities as may be required or necessary to obtain title insurance satisfactory to the Administrative Agent.

“Real Estate Support Documents” means such landlord waivers and non-disturbance agreements, third party consents, flood hazard certification, engineering and structural reports, permanent certificates of occupancy, evidence of zoning compliance and recordation of applicable leasehold interests, if any, and evidence of Flood Insurance (if required), as the Administrative Agent may reasonably request, all in form and substance satisfactory to the Administrative Agent.

“Recipient” means the Administrative Agent and any Lender.

“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article II) and other consultants and agents of or to such Person or any of its Affiliates.

“Releases” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.

“Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.

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“Required Lenders” means the Lender having, or if there is more than one Lender, at least two Lenders in the aggregate having more than fifty percent (50%) of the outstanding principal amount of the Term Loans.

“Requirement of Law” means, with respect to any Person, the common law and any federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer” means the chief executive officer or the chief financial officer of the Borrower, as applicable, or any other officer having substantially the same authority and responsibility.

“Restatement Date Lateral Stock” means, collectively, the Stock (common shares) issued by Holdings to the applicable Lenders (or the Administrative Agent for the benefit of the applicable Lenders) pro rata in accordance with each applicable Lender’s Pro Rata Share of Term Loans as of the Restatement Effective Date representing an aggregate of a number of shares of 1,500,000.

“Restatement Date Loan Lenders” means each Lender that holds a Restatement Date Loan, including such Lender’s successors and permitted assigns.

“Restatement Date Note” means a term note in form and substance satisfactory to the holder of a Restatement Date Loan, substantially in the form attached hereto as Exhibit 11.1-2

“Restatement Effective Date” means July 2, 2019.

“Restatement Effective Date Certificate” means a Restatement Effective Date Certificate substantially in the form set forth on Exhibit 11.1-7.

“Restructured Other Indebtedness” means the Indebtedness set forth on Schedule 11.1-1.

“S&P” means Standard & Poor’s Rating Services.

“Secured Party” means the Administrative Agent, each Lender, each other Indemnitee and each other holder of any Obligation of a Credit Party.

“Senior Debt Prepayment Event” means (i) the sale of all or substantially all of the assets of Benchmark or the sale of all or substantially all of the equity interests of Benchmark, or (ii) any Disposition or Event of Loss in an aggregate amount greater than or equal to $12,500,000.

“Series H Preferred Stock” shall mean that certain preferred stock of Holdings issued to the Benchmark Principals on the Restatement Effective Date.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including subordinated and contingent liabilities, of such Person; (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities, including subordinated and contingent liabilities as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that would reasonably be expected to become an actual or matured liability.

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“Special Flood Hazard Area” means an area that FEMA’s current flood maps indicate has at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.

“SPV” means any special purpose funding vehicle identified as such in a writing by any Lender to the Administrative Agent.

“Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.

“Subcontractor Funds” means any funds required to be held in trust pursuant to New York Lien Law Article 3-A or any similar law of another jurisdiction.

“Subordinated Indebtedness” means the Indebtedness of any Credit Party or any Subsidiary of any Credit Party which is subordinated to the Obligations as to right and time of payment and as to other rights and remedies thereunder and having such other terms as are, in each case, satisfactory to the Administrative Agent.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, association or other entity, the management of which is, directly or indirectly, controlled by, or of which an aggregate of more than fifty percent (50%) of the voting Stock is, at the time, owned or controlled directly or indirectly by, such Person or one or more Subsidiaries of such Person.

“Super Senior Debt” means an aggregate principal amount not to exceed $12,828,780.35, representing the outstanding principal amount of the Super Senior Term Loans as of the Restatement Effective Date.

“Super Senior Lateral Stock” means, collectively, the Stock (common shares) issued by Holdings to the Super Senior Term Loan Lenders (or the Administrative Agent for the benefit of the Super Senior Term Loan Lenders) pro rata in accordance with each Super Senior Term Loan Lender’s Pro Rata Share representing an aggregate of 1,649,237 shares of Stock (common shares).

“Super Senior Term Loan Lenders” means each Lender that holds a Super Senior Term Loan, including such Lender’s successors and permitted assigns.

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“Super Senior Term Loans” means the Term Loans made by the Lenders to the Borrower pursuant to Section 1.1(f) of the Existing Credit Agreement. The Super Senior Term Loans constitute a separate Class of Term Loans from the Existing Term Loans. For the avoidance of doubt all references in the Existing Credit Agreement to Delayed Draw Term Loans shall in all cases refer to the Super Senior Term Loans.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tax Reserve” means an amount equal to 110% of all federal, state and local income withholding, franchise, state single business unitary and similar Taxes payable in cash by any Credit Party for the prior Fiscal Year.

“Term Loans” means, collectively, the Initial Term Loans, the Additional Term Loans (if any), the 2016 Term Loans, the Discretionary Term Loans (if any), the 2017 Term Loans, the Super Senior Term Loans, and the Restatement Date Loans (if any) and any interest paid-in-kind in accordance with Section 1.3 hereof.

“Threshold Amount” means $250,000.

“Tier 1 Debt” means the CFGMS Debt.

“Tier 2 Debt” means the LeoGroup Debt.

“Tier 3 Debt” means (a) the Super Senior Debt, (b) all principal amounts owed under the Restatement Date Loans (if any), and (c) the Amended Other Benchmark Principal Indebtedness.

“Tier 4 Debt” means (a) all principal amounts owed under the Existing Term Loans (including, for the advance of doubt, any Principal Increases), (b) an amount not to exceed $7,500,000 due under the Amended Series A Benchmark Notes, and (c) an amount not to exceed $7,500,000 due under the Amended Series B Benchmark Notes.

“Tier 5 Debt” means all remaining principal amounts due under the Amended Series A Benchmark Notes and Amended Series B Benchmark Notes not constituting Tier 4 Debt.

“Tier 6 Debt” means the principal amounts outstanding set forth on Schedule 11.1-2.

“Title Policy” has the meaning set forth in the definition of “Real Estate Collateral Requirements.”

“Trademark” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill associated therewith, all registrations and recordations thereof and all applications in connection therewith.

“Transaction Documents” means, collectively, the Loan Documents and the Equity Investment Documents.

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“UCC” means the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect from time to time in the State of New York.

“United States” and “U.S.” each means the United States of America.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Warrant” means a warrant to purchase the Stock of Holdings, substantially in the form attached hereto as Exhibit 11.1-8.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness; provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended, the effects of any prepayments made on such Indebtedness prior to the date of the applicable extension shall be disregarded.

“Wholly-Owned Subsidiary” of a Person means any Subsidiary of such Person, all of the Stock and Stock Equivalents of which (other than directors’ qualifying shares required by law) are owned by such Person, either directly or through one or more Wholly-Owned Subsidiaries of such Person.

“Write-Down and Conversion Powers” means the write-down and conversion powers of the applicable EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which powers are described in the EU Bail-In Legislation Schedule.

“Withholding Agent” means the Borrower and the Administrative Agent.

“Working Capital Reserve” means $3,000,000, reserved solely to pay ordinary course expenses incurred by the Credit Parties in their day-to-day operations.

11.2 Other Interpretive Provisions.

(a) Defined Terms. Unless otherwise specified herein or therein, all terms defined in this Agreement or in any other Loan Document shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto. The meanings of defined terms shall be equally applicable to the singular and plural forms of the defined terms. Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC shall have the meanings therein described.

(b) The Agreement. The words “hereof”, “herein”, “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document; and subsection, section, schedule and exhibit references are to this Agreement or such other Loan Documents unless otherwise specified.

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(c) Certain Common Terms. The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced. The term “including” is not limiting and means “including without limitation.”

(d) Performance; Time. Whenever any performance obligation hereunder or under any other Loan Document (other than a payment obligation) shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.” All references to the time of day shall be a reference to New York time. If any provision of this Agreement or any other Loan Document refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action.

(e) Contracts. Unless otherwise expressly provided herein or in any other Loan Document, references to agreements and other contractual instruments, including this Agreement and the other Loan Documents, shall be deemed to include all subsequent amendments thereto, restatements and substitutions thereof and other modifications and supplements thereto which are in effect from time to time, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document.

(f) Laws. References to any statute or regulation may be made by using either the common or public name thereof or a specific cite reference and, except as otherwise provided with respect to FATCA, are to be construed as including all statutory and regulatory provisions related thereto or consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

(g) Classification of Loans. For purposes of this Agreement, Term Loans may be classified and referred to by Class (e.g., a “Super Senior Term Loan”).

(h) Divisions of Persons. Any reference herein to a merger, transfer, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, limited partnership or trust, or an allocation of assets to a series of a limited liability company, limited partnership or trust (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company, limited partnership or trust shall constitute a separate Person hereunder (and each division of any limited liability company, limited partnership or trust that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

11.3 Accounting Terms and Principles. All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP. No change in the accounting principles used in the preparation of any financial statement hereafter adopted by Holdings shall be given effect for purposes of measuring compliance with any provision of Article V or VI unless Holdings, the Borrower, the Administrative Agent and the Required Lenders agree to modify such provisions to reflect such changes in GAAP and, unless such provisions are modified, all financial statements, Compliance Certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in Article V and Article VI shall be made, without giving effect to any election under Accounting Standards Codification 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other Liabilities of any Credit Party or any Subsidiary of any Credit Party at “fair value.” Any lease that was treated as an operating lease under GAAP at the time it was entered into that later becomes a capital lease as a result of a change in GAAP during the life of such lease, including any renewals, and any lease entered into after the date of this Agreement that would have been considered an operating lease under the provisions of GAAP in effect as of December 31, 2014, in each case, shall be treated as an operating lease for all purposes under this Agreement. A breach of a financial covenant contained in Article VI shall be deemed to have occurred as of any date of determination by the Administrative Agent or as of the last day of any specified measurement period, regardless of when the financial statements reflecting such breach are delivered to the Administrative Agent.

11.4 Payments. The Administrative Agent may set up standards and procedures to determine or redetermine the equivalent in Dollars of any amount expressed in any currency other than Dollars and otherwise may, but shall not be obligated to, rely on any determination made by any Credit Party. Any such determination or redetermination by the Administrative Agent shall be conclusive and binding for all purposes, absent manifest error. No determination or redetermination by any Secured Party or any Credit Party and no other currency conversion shall change or release any obligation of any Credit Party or of any Secured Party (other than the Administrative Agent and its Related Persons) under any Loan Document, each of which agrees to pay separately for any shortfall remaining after any conversion and payment of the amount as converted. The Administrative Agent may round up or down, and may set up appropriate mechanisms to round up or down, any amount hereunder to nearest higher or lower amounts and may determine reasonable de minimis payment thresholds.

[Balance of page intentionally left blank; signature pages follow.]

95

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

BORROWER:

JUS-COM, INC.

By:
Name:
Title:

Address for notices:
c/o FTE Networks, Inc.
237 West 35th Street, Suite 901
New York, NY 10001
Attention: Chief Executive Officer
Facsimile:
Email:

FTE NETWORKS, INC.

By:
Name:
Title:

Address for notices:
c/o FTE Networks, Inc.
237 West 35th Street, Suite 901
New York, NY 10001
Attention: Chief Executive Officer
Facsimile:
Email:

Signature Page of Credit Agreement
JUS-COM, Inc.

BENCHMARK BUILDERS, INC.

By:
Name:
Title:

Address for notices:
c/o FTE Networks, Inc.
237 West 35th Street, Suite 901
New York, NY 10001
Attention: Chief Executive Officer
Facsimile:
Email:

Signature Page of Credit Agreement
JUS-COM, Inc.

LATERAL JUSCOM FEEDER LLC,
as Administrative Agent

By:	Lateral Investment Management, LLC, its Manager

By:
Richard de Silva, Manager

Address for notices and payments:

c/o Lateral Investment Management, LLC
400 El Camino Real, Suite 1100 San Mateo, California 94402
Attention: Richard de Silva
Email: rd@lateralim.com

Signature Page of Credit Agreement
JUS-COM, Inc.

LATERAL JUSCOM FEEDER LLC,
as a Lender

By:	Lateral Investment Management, LLC, its Manager

By:
Richard de Silva, Manager

Address for notices and payments:

c/o Lateral Investment Management, LLC
400 El Camino Real, Suite 1100 San Mateo, California 94402
Attention: Richard de Silva
Email: rd@lateralim.com

Signature Page of Credit Agreement
JUS-COM, Inc.

LATERAL FTE FEEDER LLC,
as a Lender

By:	Lateral Investment Management, LLC, its Manager

By:
Richard de Silva, Manager

Address for notices and payments:

c/o Lateral Investment Management, LLC
400 El Camino Real, Suite 1100 San Mateo, California 94402
Attention: Richard de Silva
Email: rd@lateralim.com

Signature Page of Credit Agreement
JUS-COM, Inc.

LATERAL U.S. CREDIT OPPORTUNITIES FUND, L.P., as a Lender

By:	Lateral Investment Management, LLC, its Manager

By:
Richard de Silva, Manager

Address for notices and payments:

c/o Lateral Investment Management, LLC
400 El Camino Real, Suite 1100 San Mateo, California 94402
Attention: Richard de Silva
Email: rd@lateralim.com

Signature Page of Credit Agreement
JUS-COM, Inc.